                                                                   Exhibit 10.54

                                225 FOURTH, LLC

                                                   Landlord

                                       TO

                                   ACTV, INC.

                                                   Tenant



                       -----------------------------------

                                     Lease

                       -----------------------------------




                          Dated as of December 1, 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

ARTICLE 1 PREMISES; TERM; USE .............................................  1

   1.01 DEMISE ............................................................  1
   1.02 TERM ..............................................................  2
   1.03 POSSESSION DATE ...................................................  2
   1.04 TENANT DELAY ......................................................  3
   1.05 USE ...............................................................  3
   1.06 TEMPORARY SPACE ...................................................  4
   1.07 ADDITIONAL 19TH FLOOR SPACE .......................................  5

ARTICLE 2 RENT ............................................................  6

   2.01 RENT ..............................................................  6
   2.02 FIXED RENT ........................................................  6
   2.03 ADDITIONAL CHARGES ................................................  7
   2.04 TAX PAYMENTS ......................................................  7
   2.05 [INTENTIONALLY OMITTED] ...........................................  9
   2.06 TAX PROVISIONS ....................................................  9
   2.07 ELECTRIC CHARGES .................................................. 10
   2.08 MANNER OF PAYMENT ................................................. 12
   2.09 SECURITY .......................................................... 12
   2.10 EXPENSE ESCALATION ................................................ 15

ARTICLE 3 LANDLORD COVENANTS .............................................. 16

   3.01 LANDLORD SERVICES ................................................. 16

ARTICLE 4 LEASEHOLD IMPROVEMENTS; TENANT COVENANTS ........................ 19

   4.01 INITIAL IMPROVEMENTS .............................................. 19
   4.02 ALTERATIONS ....................................................... 22
   4.03 LANDLORD'S AND TENANT'S PROPERTY .................................. 25
   4.04 ACCESS AND CHANGES TO BUILDING .................................... 26
   4.05 REPAIRS ........................................................... 26
   4.06 COMPLIANCE WITH LAWS .............................................. 27
   4.07 TENANT ADVERTISING ................................................ 28
   4.08 RIGHT TO PERFORM TENANT COVENANTS ................................. 28
   4.09 IMPROVEMENTS TO TEMPORARY SPACE ................................... 29

ARTICLE 5 ASSIGNMENT AND SUBLETTING ....................................... 29

   5.01 ASSIGNMENT; ETC ................................................... 29
   5.02 LANDLORD'S OPTION RIGHT ........................................... 30
   5.03 ASSIGNMENT AND SUBLETTING PROCEDURES .............................. 33
   5.04 GENERAL PROVISIONS ................................................ 35
   5.05 ASSIGNMENT AND SUBLEASE PROFITS ................................... 36

ARTICLE 6 SUBORDINATION; DEFAULT; INDEMNITY ............................... 37

   6.01 SUBORDINATION ..................................................... 37
   6.02 ESTOPPEL CERTIFICATE .............................................. 39
   6.03 DEFAULT ........................................................... 39
   6.04 RE-ENTRY BY LANDLORD .............................................. 40
   6.05 DAMAGES ........................................................... 41

   6.06 OTHER REMEDIES .................................................... 42
   6.07 RIGHT TO INJUNCTION ............................................... 42
   6.08 CERTAIN WAIVERS: WAIVER OF TRIAL BY JURY .......................... 42
   6.09 NO WAIVER ......................................................... 42
   6.10 HOLDING OVER ...................................................... 43
   6.11 ATTORNEYS' FEES ................................................... 43
   6.12 NONLIABILITY AND INDEMNIFICATION .................................. 43
   6.13 PROTEST OF LANDLORD CHARGES ....................................... 44

ARTICLE 7 INSURANCE; CASUALTY; CONDEMNATION ............................... 44

   7.01 COMPLIANCE WITH INSURANCE STANDARDS ............................... 44
   7.02 TENANT'S INSURANCE ................................................ 45
   7.03 SUBROGATION WAIVER ................................................ 46
   7.04 CONDEMNATION ...................................................... 46
   7.05 CASUALTY .......................................................... 47

ARTICLE 8 MISCELLANEOUS PROVISIONS ........................................ 49

   8.01 NOTICE ............................................................ 49
   8.02 BUILDING RULES .................................................... 49
   8.03 SEVERABILITY ...................................................... 50
   8.04 CERTAIN DEFINITIONS ............................................... 50
   8.05 QUIET ENJOYMENT ................................................... 50
   8.06 LIMITATION OF LANDLORD'S LIABILITY ................................ 50
   8.07 COUNTERCLAIMS ..................................................... 51
   8.08 SURVIVAL .......................................................... 51
   8.09 CERTAIN REMEDIES .................................................. 51
   8.10 NO OFFER .......................................................... 51
   8.11 CAPTIONS; CONSTRUCTION ............................................ 51
   8.12 AMENDMENTS ........................................................ 52
   8.13 BROKER ............................................................ 52
   8.14 MERGER ............................................................ 52
   8.15 SUCCESSORS ........................................................ 52
   8.16 APPLICABLE LAW .................................................... 52
   8.17 NO DEVELOPMENT RIGHTS ............................................. 52
   8.18 SIGNAGE ........................................................... 53
   8.19 BUILDING ACCESS ................................................... 53

ARTICLE 9 RENEWAL RIGHT ................................................... 53

   9.01 RENEWAL RIGHT ..................................................... 53
   9.02 RENEWAL RENT AND OTHER TERMS ...................................... 54

ARTICLE 10 EXPANSION SPACE ................................................ 56

   10.01 EXPANSION SPACE .................................................. 56
   10.02 ES INCLUSION DATE ................................................ 60
   10.03 SERVICES ......................................................... 60
   10.04 ALTERNATE SPACE .................................................. 60

EXHIBITS

   A        Description of Land
   B        Premises Floor Plan
   B-1      Temporary Space Floor Plan

   B-2      Additional 19th Floor Space Floor Plan
   C        Rules and Regulations

   D        [Intentionally Omitted]
   E        General Tenant Cleaning Services
   F        Landlord's Work
   G        Landlord's Temporary Space Work

   H        Form of Subordination, Non-Disturbance and Attornment Agreement
   I        Form of Letter of Credit

   J        [Intentionally Omitted]
   K        Tenant's Financial Statement

INDEX OF DEFINED TERMS

Definition                                                 Where Defined
----------                                                 -------------

19th Floor ...............................................  Section 1.01
19th Floor Rent ..........................................  Section 2.02
19th Floor Mezzanine .....................................  Section 1.01
19th Floor Mezzanine Rent ................................  Section 2.02
AAA ......................................................  Section 2.05
ADA ......................................................  Section 4.06
Additional Charges .......................................  Section 2.03
Additional Rent for Electricity ..........................  Section 2.07
Additional 19th Floor Space ..............................  Section 1.07
Aetna ....................................................  Section 6.01
Affiliate ................................................  Section 5.01
Alterations ..............................................  Section 4.02
Alternate Space ..........................................  Section 10.04
Annual Rent ..............................................  Section 9.02
Assignment Consideration .................................  Section 5.05
Alteration Plans .........................................  Section 4.02
Base Tax Amount ..........................................  Section 2.04
Base Wage Rate ...........................................  Section 4.01
Base Tax Year ............................................  Section 2.04
Broker ...................................................  Section 8.13
Building A ...............................................  Recitals
Building B ...............................................  Recitals
Building .................................................  Recitals
Business Days ............................................  Section 3.01
Business Hours ...........................................  Section 3.01
Casualty .................................................  Section 7.05
Contractors ..............................................  Section 4.01
Control ..................................................  Section 5.01
Curing Party .............................................  Section 4.08
ES Election Period .......................................  Section 10.01
ES Inclusion Date ........................................  Section 10.02
ES Minimum Security Amount ...............................  Section 10.01
Expansion Notice .........................................  Section 10.01
Expansion Option .........................................  Section 10.01
Expansion Space ..........................................  Section 10.01
Expansion Space Alterations ..............................  Section 10.01
Expansion Space Letter of Credit .........................  Section 10.01
Expansion Space Security Deposit .........................  Section 10.01
Expansion Space Tax Share ................................  Section 10.01
Expansion Space Work Contribution ........................  Section 10.01
Expiration Date ..........................................  Section 10.01

Definition                                                 Where Defined
----------                                                 -------------

Fair Market Rent .........................................  Section 9.02
First Temporary Space ....................................  Section 1.06
First Temporary Space Occupancy Date .....................  Section 1.06
Fixed Rent ...............................................  Section 2.02
Fixtures .................................................  Section 4.03
Improvements and Betterments .............................  Section 4.03
Indemnified Party ........................................  Section 6.12
Interest Rate ............................................  Section 2.09
Land .....................................................  Recitals
Landlord .................................................  Introduction;
 .........................................................  Section 8.04
Landlord's Contribution ..................................  Section 4.01
Landlord's Determination .................................  Section 9.02
Landlord's Initial Work ..................................  Section 4.01
Landlord Services ........................................  Section 3.01
Landlord's Temporary Space Work ..........................  Section 4.09
Laws .....................................................  Section 4.06
Lease ....................................................  Recitals
Local 32B - 32J ..........................................  Section 2.10
Material Alteration ......................................  Section 4.02
Minimum Equity Amount ....................................  Section 2.09
Minimum Security Amount ..................................  Section 2.09
Multiplication Factor ....................................  Section 2.10
New Tenant ...............................................  Section 6.10
Original Premises ........................................  Section 1.01
Other Sublease Consideration .............................  Section 5.05
Premises .................................................  Section 1.01
Porters ..................................................  Section 2.10
Possession Date ..........................................  Section 1.03
Project ..................................................  Recitals
Pro Rata Share ...........................................  Section 4.01
Realty Advisory Board ....................................  Section 2.10
Renewal Notice ...........................................  Section 9.01
Renewal Option ...........................................  Section 9.01
Renewal Term .............................................  Section 9.01
Rent .....................................................  Section 2.01
Rent Notice ..............................................  Section 9.02
Rental Value .............................................  Section 9.02
Rent Commencement Date ...................................  Section 2.02
Rules and Regulations ....................................  Section 3.01
Second Temporary Space ...................................  Section 1.06
Successor Landlord .......................................  Section 6.01
Superior Lease ...........................................  Section 6.01
Superior Lessor ..........................................  Section 6.01
Superior Mortgage ........................................  Section 6 01

Definition                                                 Where Defined
----------                                                 -------------

Superior Mortgagee .......................................  Section 6.01
Tax Payment ..............................................  Section 2.04
Tax Year .................................................  Section 2.04
Taxes ....................................................  Section 2.04
Temporary Space Vacancy Date .............................  Section 1.06
Tenant ...................................................  Introduction
Tenant Delay .............................................  Section 1.04
Tenant's Basic Cost ......................................  Section 5.05
Tenant's Initial Improvements ............................  Section 4.01
Tenant's Notice ..........................................  Section 9.02
Tenant's Offer Notice ....................................  Section 5.02
Tenant's Plans ...........................................  Section 4.01
Tenant's Property ........................................  Section 4.03
Tenant's Tax Share .......................................  Section 2.04
Term .....................................................  Section 1.02
Termination Date .........................................  Section 1.06
Termination Notice .......................................  Section 1.06
Transfer Notice ..........................................  Section 5.03
Wage Increase Charge .....................................  Section 2.10
Wage Rate ................................................  Section 2.10

            LEASE (this "Lease"), dated as of December 1, 1999, between 225 FOURTH, LLC ("Landlord"), a Delaware limited liability company whose address is c/o Orda Management Corporation, 225 Park Avenue South, New York, New York 10003 and ACTV, Inc. ("Tenant"), a Delaware corporation whose address is 1270 Sixth Avenue, New York, New York prior to the commencement of the Term, and thereafter Tenant's address shall be that of the Building.

                              W I T N E S S E T H

            WHEREAS, Landlord is willing to lease to Tenant and Tenant is willing to hire from Landlord, on the terms hereinafter set forth, certain space in the office building located at Block 874, Lot 1 in New York, New York and commonly known as 225 Park Avenue South, New York, New York (the "Building A") and in the office building located at Block 874, Lot 4 in New York, New York and commonly known as 233 Park Avenue South (the "Building B"; collectively Building A and Building B are referred to as the "Building") on the land more particularly described in Exhibit A (the "Land"; the Land and the Buildings and all plazas, sidewalks and curbs adjacent thereto are collectively called the "Project").

            NOW, THEREFORE, Landlord and Tenant agree as follows:

                                   ARTICLE 1

                              Premises; Term; Use

            1.01 Demise. (a) Landlord hereby leases to Tenant and Tenant hereby hires from Landlord, subject to the terms and conditions of this Lease, the entire 19th floor (the "19th Floor") and the 19th Floor Mezzanine (the "19th Floor Mezzanine"; together with the 19th Floor, the "Original Premises" or the "Premises") substantially as shown on the plan annexed as Exhibit B. Landlord and Tenant agree that the 19th Floor is conclusively deemed to contain 19,713 rentable square feet; the 19th Floor Mezzanine is conclusively deemed to contain 2,022 square feet; and the Original Premises is conclusively deemed to contain 21,735 rentable square feet.

            (b) Tenant acknowledges that the 19th Floor Mezzanine shall be demised as storage space; provided, however, that if Tenant, at Tenant's cost and expense, obtains a Certificate of Occupancy for the 19th Floor Mezzanine for a use other than storage space, and Tenant, at Tenant's cost and expense, brings the 19th Floor Mezzanine into compliance with any and all applicable Laws (hereinafter defined), including, without limitation, ADA (hereinafter defined), then Landlord shall permit Tenant to use the 19th Floor Mezzanine for any use that is lawfully permitted under the amended Certificate of Occupancy. Any representations and warranties made by Landlord in this Lease shall not apply to the 19th Floor Mezzanine. Tenant shall have the exclusive right to use the staircase located within the Premises for access from the 19th Floor to the 19th Floor Mezzanine.

            (c) Landlord shall provide Tenant with temporary office space, as set forth in Section 1.06(a) herein, until the Possession Date.

            1.02 Term. (a) The term of this Lease (the "Term") shall commence on the Possession Date and shall end, unless sooner terminated as herein provided, on the last day of the calendar month in which occurs the fifteenth (15) anniversary of the Rent Commencement Date (such date, as the same may be extended pursuant to Article 9, is called the "Expiration Date").

            (b) Landlord represents to Tenant that, as of the date of this Lease, the Original Premises are subject to a lease agreement with the City University of New York, and Tenant acknowledges that this Lease shall not be effective with respect to the Original Premises (as opposed to First Temporary Space and Second Temporary Space) unless and until Landlord receives a signed termination agreement, approved by all necessary parties, from the City University of New York. Landlord agrees to provide Tenant with a copy of the executed termination agreement after Landlord's receipt of such agreement, provided that Landlord's failure to deliver a copy of such agreement shall not impair the validity of this Lease nor impose any liability therefore on Landlord. If Landlord has not received a signed termination agreement, approved by all necessary parties, from the City University of New York on or before December 31, 1999, Tenant shall have the right to terminate this Lease on or before February 15, 2000 by sending written notice to Landlord setting forth a termination date, which shall be not less than 30 days nor more than 90 days from the date of Tenant's notice.

            1.03 Possession Date. (a) "Possession Date" shall mean the day on which Landlord's Initial Work (as defined below) is substantially completed in accordance with Section 1.03(c). Landlord shall use reasonable efforts to substantially complete Landlord's Initial Work on or before February 1, 2001. If Landlord's Initial Work is substantially completed prior to February 1, 2001, such date of substantial completion shall be the Possession Date. In the event that the Possession Date does not occur on or before February 1, 2001, then the Landlord shall provide Tenant with additional temporary office space, as provided in Section 1.06(b) herein. Landlord shall advise Tenant of the date Landlord's Initial Work is substantially completed and Landlord and Tenant shall promptly confirm the Possession Date, the Rent Commencement Date and the Expiration Date by a separate instrument to be prepared by Landlord; provided, that the failure to execute and deliver such instrument shall not affect the determination of such dates in accordance with this Lease. Tenant shall have the right to dispute the determination of the Possession Date by submitting such dispute to binding arbitration before the American Arbitration Association in the City of New York, County of New York; provided that Tenant has not commenced Tenant's Initial Improvements in the Premises or otherwise taken exclusive possession of the Premises prior to Landlord's proposed Possession Date. Pending the resolution of any dispute as to the Possession Date, Tenant shall pay Rent based upon Landlord's determination.

                  (b) Landlord shall provide Tenant with written notice upon Landlord obtaining vacant possession of the Original Premises from The City University of New York, the tenant in possession of the space as of the date of this Lease. Landlord also shall provide Tenant with 5 business days' written notice of the anticipated date of completion of Landlord's Initial Work; provided, that failure to deliver the Premises to Tenant on the anticipated date of completion of Landlord's Initial Work shall not impair the validity of this Lease nor shall it delay the Possession Date under this Lease.

                  (c) Landlord's Initial Work shall be deemed to have been substantially completed on the date upon which Landlord's Initial Work has been completed, except for (A) minor details or adjustments, (B) items which, in accordance with good construction practice, should be performed after completion of Tenant's Initial Improvements and (C) any part of Landlord's Initial Work that is not completed due to Tenant Delay; provided, that in each case Landlord shall nevertheless remain obligated to complete Landlord's Initial Work. If Tenant takes exclusive possession of the Original Premises for the performance of Tenant's Initial Work or for any other reason, Landlord's Initial Work shall be deemed to be substantially complete. For purposes of this Section 1.03, Tenant shall be deemed to have taken exclusive possession of the Original Premises, notwithstanding the fact that Landlord may be performing the work described in items (A), (B) and (C) of this Section 1.03(c) in the Original Premises at such time as Tenant commences performance of Tenant's Initial Work.

                  (d) If for any reason Landlord shall be unable to deliver possession of the Original Premises to Tenant on any date specified in this Lease for such delivery, Landlord shall have no liability to Tenant therefor and the validity of this Lease shall not be impaired, nor shall the Term be extended, by reason thereof. This Section 1.03 shall be an express provision to the contrary for purposes of Section 223-a of the New York Real Property Law and any other law of like import now or hereafter in effect. Nothing contained herein shall be deemed to diminish Tenant's rights under Section 1.06(e) of this Lease.

                  (e) In no event shall the Possession Date occur prior to July 1, 2000.

            1.04 Tenant Delay. "Tenant Delay" means any delay which Landlord may encounter in the performance of Landlord's obligations under this Lease solely by reason of any act or omission of any nature of Tenant, its agents or Contractors, including, without limitation, delays due to changes in or additions to Landlord's Initial Work requested by Tenant, delays by Tenant in submission of information or giving authorizations or approvals or delays due to the postponement of any Landlord's Initial Work at the request of Tenant. Tenant shall pay to Landlord any costs or expenses incurred by Landlord by reason of any Tenant Delay.

            1.05 Use. The Premises shall be used and occupied by Tenant (and its permitted subtenants) solely as general and executive offices (including such ancillary uses in connection therewith as shall be reasonably required by Tenant in the operation of its business which may include, but shall not be limited to, a lunchroom and a kitchen, incidental to the use of the Premises as general and executive offices and each exclusively for the use of Tenant's employees); provided, that in no event shall the Premises be used for any of the following:
(a) a banking, trust company, or safe deposit business, (b) a savings bank, a savings and loan association, or a loan company, (c) the sale of travelers' checks and/or foreign exchange, (d) a stock brokerage office or for stock brokerage purposes, (e) a restaurant, bar or for the sale of food or beverages,
(f) photographic reproductions and/or offset printing, (g) an employment or travel agency or airline ticket counter, (h) a school or classroom, (i) medical or psychiatric offices, (j) conduct of an auction, (k) gambling activities, (l) conduct of obscene, pornographic or similar disreputable activities, (m) offices of an agency, department or bureau of the United States Government, any state or municipality within the United States or any foreign government, or any political subdivision of any of them, (n) offices of any charitable, religious, union or other not-for-profit organization, or (o) offices of any tax exempt entity within the meaning of
Section 168(h)(2) of the Internal Revenue Code of 1986, as amended, or any successor or substitute statute, or rule or regulation applicable thereto. The Premises shall not be used for any purpose which would tend to lower the character of the Building, create unreasonable or excessive elevator or floor loads, impair or interfere with any of the Building operations or the proper and economic heating, ventilation, air-conditioning, cleaning or other servicing of the Building, constitute a public or private nuisance, interfere with, annoy or disturb any other tenant or Landlord, or impair the appearance of the Building.

            1.06 Temporary Space. (a) Landlord hereby leases to Tenant and Tenant hereby hires from Landlord, subject to the terms and conditions of this Lease, the entire 10th floor of Building B (the "First Temporary Space") substantially as shown on the plan annexed as Exhibit B-1. Landlord and Tenant agree that the First Temporary Space is conclusively deemed to contain 12,217 rentable square feet. Tenant shall occupy the First Temporary Space beginning on December 1, l999 ("First Temporary Space Occupancy Date"), and unless Tenant shall have exercised its option to lease the First Temporary Space for the Term of this Lease in accordance with Section 1.08 hereof, such occupancy of the First Temporary Space shall end two (2) weeks after substantial completion of Tenant's Initial Improvements, but, in no event, shall such occupancy extend beyond one hundred eighty (180) days after the Possession Date (the "Temporary Space Vacancy Date").

                  (b) In the event that the Possession Date shall not occur on or before February 1, 2001, Landlord shall lease to Tenant and Tenant shall hire from Landlord, subject to the terms and conditions of this Lease, additional space suitable for the uses permitted under this Lease of at least 8,000 square feet but no more than 12,000 square feet (the "Second Temporary Space" together with the First Temporary Space, the "Temporary Space") in either (i) Building A or (ii) Building B. Tenant shall occupy the Second Temporary Space beginning on February 1, 2001, and such occupancy of the Second Temporary Space shall end, unless sooner terminated as provided in this Lease, on the Temporary Space Vacancy Date. Tenant shall have the right to reject the Second Temporary Space offered by Landlord by notice to Landlord given within five (5) Business Days after Landlord has designated such space, provided that, if Tenant so rejects such Second Temporary Space, Landlord shall have no further obligation under this Section 1.06(b) to provide additional temporary space to Tenant.

                  (c) The fixed rent for the First Temporary Space shall be at an annual rate of $32.00 per rentable square foot of the First Temporary Space for the period commencing on the First Temporary Space Occupancy Date and, subject to Article 10 hereof, ending on the Temporary Space Vacancy Date. The fixed rent for the Second Temporary Space shall be at an annual rate of $32.00 per square foot of the Second Temporary Space for the period commencing on February 1, 2001 and ending on Temporary Space Vacancy Date. Fixed rent for the First Temporary Space and, if applicable, the Second Temporary Space shall be payable by Tenant in equal monthly installments in advance on the first day of each calendar month after the date of this Lease, provided, that Tenant shall pay, upon the execution and delivery of this Lease by Tenant, the first full monthly installment of fixed rent for the First Temporary Space.

                  (d) Tenant shall pay such Additional Charges, as defined in
Section 2.03, other than any Tax Payments described in Section 2.04 and any expense escalations described in Section 2.10, as are applicable to the occupancy of both the First Temporary Space and the Second Temporary Space.

                  (e) Notwithstanding the foregoing, if Landlord does not deliver the Original Premises to Tenant on or prior to September 30, 2001, Tenant shall have the right to terminate this Lease by sending written notice (a "Termination Notice") to Landlord at least thirty (30) days prior to Tenant's desired termination date, which date shall be no later than 270 days after the date of the Termination Notice (the "Termination Date"). If Tenant has not delivered a Termination Notice and the Original Premises have not been delivered to Tenant on or prior to December 31, 2001, either Tenant or Landlord shall have the right to terminate this Lease by delivering a Termination Notice to the other party; provided that Landlord shall only have the right to terminate this Lease in accordance with this Section 1.06(e) if Landlord has made a reasonable effort to deliver the Original Premises to Tenant as required under this Lease. If Tenant delivers a Termination Notice pursuant to the preceding sentence, such Termination Notice shall set forth a Termination Date, which date shall be not less than 30 days nor more than 270 days from the date of the Termination Notice. If Landlord delivers a Termination Notice pursuant to the preceding sentence, Tenant, within ten (10) Business Days thereafter, shall deliver to Landlord a separate notice setting forth a Termination Date, which shall be not less than 30 days nor more than 270 days from the date of the Termination Notice delivered by Landlord. If Tenant has exercised the Expansion Option in accordance with Article 10 of this Lease, then, subject to the provisions set forth in this Section 1.06(e), (i) Landlord's right to terminate this Lease provided hereunder shall be limited to terminating this Lease solely with respect to the Original Premises and (ii) Tenant may elect to terminate this Lease solely with respect to the Original Premises, provided that Tenant notifies Landlord of such election in Tenant's Termination Notice. In the event of such an election, this Lease shall remain in full force and effect with respect to the Expansion Space.

            1.07 Additional 19th Floor Space. Landlord hereby notifies Tenant that Landlord may elect to remove the unused, existing elevator shafts on the 19th Floor shown on Exhibit B-2 attached hereto and made a part hereof (the "Additional 19th Floor Space") provided that if Landlord elects to remove such elevator shafts, such removal shall be completed on or before the Possession Date herein. Landlord shall notify Tenant on or before April 1, 2000 of Landlord's intent to exercise its rights under this Section 1.07. In the event that Landlord elects to remove such elevator shafts, the area previously occupied by the Additional 19th Floor Space shall become part of the Original Premises. Upon notice from Landlord to Tenant that Landlord will deliver the Additional 19th Floor Space to Tenant on the Possession Date, and effective on the Possession Date, the Additional 19th Floor Space shall become part of the Original Premises, without any further act on the part of Landlord or Tenant and upon all of the terms and conditions of this Lease, except that, from and after the Possession Date:

            (i)   Tenant's Tax Share shall be increased by 0.0457%;

            (ii) the number of rentable square feet for the Original Premises shall be increased by 216 rentable square feet and the Original Premises shall be conclusively deemed to contain 21,951 rentable square feet; and

            (iii) the amount of Landlord's Contribution (as defined below) shall be increased by $7,560.00.

                                   ARTICLE 2

                                      Rent

            2.01 Rent. "Rent" shall consist of Fixed Rent and Additional
Charges.

            2.02 Fixed Rent. (a) The fixed rent for the 19th Floor ("19th Floor Rent") shall be (i) for the period commencing on the Rent Commencement Date and ending on the day immediately preceding the 5th anniversary of the Rent Commencement Date, Seven Hundred Nine Thousand Six Hundred Sixty-Eight and 00/100 ($709,668.00) Dollars per annum, payable in equal monthly installments of Fifty-Nine Thousand One Hundred Thirty-Nine and 00/100 ($59,139.00) Dollars (an annual rate of $36.00 per rentable square foot contained in the 19th Floor),
(ii) for the period commencing on the 5th anniversary of the Rent Commencement Date and ending on the day immediately preceding the 10th anniversary of the Rent Commencement Date, Seven Hundred Sixty-Eight Thousand Eight Hundred Seven and 00/100 ($768,807.00) Dollars per annum, payable in equal monthly installments of Sixty-Four Thousand Sixty-Seven and 25/100 ($64,067.25) Dollars (an annual rate of $39.00 per rentable square foot contained in the 19th Floor) and (c) for the period commencing on the 10th anniversary of the Rent Commencement Date and ending on the Expiration Date, Eight Hundred Twenty-Seven Thousand Nine Hundred Forty-Six and 00/100 ($827,946.00) Dollars per annum, payable in equal monthly installments of Sixty-Eight Thousand Nine Hundred Ninety-Five and 50/100 ($68,995.50) Dollars (an annual rate of $42.00 per rentable square foot contained in the 19th Floor). The fixed rent for the 19th Floor Mezzanine (the "19th Floor Mezzanine Rent") shall be, for the period commencing on the Rent Commencement Date and ending on the Expiration Date, Forty Thousand Four Hundred Forty and 00/100 ($40,440.00) Dollars per annum, payable in equal monthly installments of Three Thousand Three Hundred Seventy and 00/100 ($3,370.00) Dollars (an annual rate of $20.00 per rentable square foot contained in the 19th Floor Mezzanine). The 19th Floor Rent and the 19th Floor Mezzanine Rent shall collectively be referred to as the "Fixed Rent." Fixed Rent shall be payable by Tenant in equal monthly installments in advance on the Rent Commencement Date and on the first day of each calendar month thereafter; provided, that Tenant shall pay, upon the Possession Date, the first full monthly installment of Fixed Rent; and provided further, that if the Rent Commencement Date is not the first day of a month, then Fixed Rent for the month in which the Rent Commencement Date occurs shall be prorated and paid on the Rent Commencement Date. "Rent Commencement Date" means the date occurring in the sixth (6th) month after the Possession Date which is the same numerical date in the month as the Possession Date except that if no same numerical date shall exist in such sixth (6th) month, the Rent Commencement Date shall be the last day of such sixth (6th) month.

                  (b) From and after the date hereof until August 1, 2000 (the "Election Period") and provided that Tenant provides Landlord with evidence reasonably satisfactory to Landlord that Tenant's Initial Improvements will cost a minimum of (i) Thirty-Five Dollars ($35) per rentable square foot of the 19th Floor and Twenty ($20) Dollars per rentable square foot of the 19th Floor Mezzanine or (ii) Forty-Five Dollars ($45) per rentable square foot of the 19th Floor and Ten Dollars ($10) per rentable square foot f the 19 Floor Mezzanine, Tenant shall have the right to elect not to receive Landlord's Contribution pursuant to Section 4.01(e) hereof and, in lieu thereof, receive a reduction in Fixed Rent of $4.23 per year per rentable square foot contained in the 19th Floor (i.e., $83,386.00 per year with respect to the 19th Floor) and $2.42 per year per rentable square foot contained in the 19th Floor Mezzanine) (i.e., $4,893.24 per year with respect to the 19th Floor Mezzanine) plus any additional reduction resulting from the inclusion of the Additional 19th Floor Space in the Premises in accordance with Section 1.07 of this Lease. Tenant shall give Landlord such notice prior to the expiration of the Election Period. Time shall be of the essence with respect to the giving of such notice.

            2.03 Additional Charges. "Additional Charges" means Tax Payments and all other sums of money, other than Fixed Rent, at any time payable by Tenant under this Lease, all of which Additional Charges shall be deemed to be rent.

            2.04 Tax Payments. (a) "Base Tax Amount" means the Taxes (excluding any amounts described in Section 2.04(b)(iii)) payable for the calendar year 2001 (the "Base Tax Year"). If the Base Tax Amount shall be reduced, for any reason, such lesser amount shall be the Base Tax Amount used to compute Tenant's Tax Share (as defined below) of any increase in Taxes for each Tax Year.

                  (b) "Taxes" means (i) the real estate taxes, sewer rents, water frontage charges, vault taxes, assessments and special assessments levied, assessed or imposed upon or with respect to Building A by any federal, state, municipal or other government or governmental body or authority, (ii) all taxes assessed or imposed with respect to the rentals payable under this Lease other than general income and gross receipts taxes; provided, that any such tax shall exclude Commercial Rent or Occupancy Taxes imposed pursuant to Title 11, Chapter 7 of the New York City Administrative Code so long as such tax is required to be paid by tenants directly to the taxing authority and (iii) any expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Project, which expenses shall be allocated to the Tax Year to which such expenses relate (provided that, such expenses shall not be allocated until Landlord receives the benefit, if any, of such a contest). If at any time the method of taxation shall be altered so that in lieu of or as an addition to or as a substitute for, the whole or any part of such real estate taxes, assessments and special assessments now imposed on real estate, there shall be levied, assessed or imposed (x) a tax, assessment, levy, imposition, fee or charge wholly or partially as a capital levy or otherwise on the rents received therefrom, or (y) any other additional or substitute tax, assessment, levy, imposition, fee or charge, including, without limitation, business improvement district and transportation taxes, fees and assessments, then all such taxes, assessments, levies, impositions, fees or charges or the part thereof so measured or based shall be included in "Taxes". If the owner, or lessee under a Superior Lease, of all or any part of the Building and/or the Land is an entity exempt from the payment of taxes described in clauses (i) and (ii), there shall be included in "Taxes" the taxes described in clauses (i) and (ii) which would be so levied, assessed or imposed if such owner or lessee were not so exempt and such taxes shall be deemed to have been paid by Landlord on the dates on which such taxes otherwise would have been payable if such owner or lessee were not so exempt. Except as permitted in this Section 2.04(b), "Taxes" shall not include any franchise, estate, income, capital stock or transfer tax.

                  (c) "Tax Year" means each period of 12 months, commencing on the first day of July of each such period, in which occurs any part of the Term, or such other period of 12 months occurring during the Term as hereafter may be adopted as the fiscal year for real estate tax purposes of the City of New York.

                  (d) "Tenant's Tax Share" means 4.1879%. The parties hereto agree that the rentable square foot area of the 19th Floor shall be deemed to be 19,713 rentable square feet and, solely for the purpose of calculating Tenant's Tax Share, the rentable square foot area of Building A shall be deemed to be 470,717 rentable square feet. The Tenant's Tax Share has been determined by dividing the rentable square foot area of the 19th Floor by the rentable square foot area of Building A.

                  (e) If Taxes for any Tax Year, including the Tax Year in which the Rent Commencement Date occurs, shall exceed the Base Tax Amount, Tenant shall pay to Landlord (each, a "Tax Payment") Tenant's Tax Share of the amount by which Taxes for such Tax Year are greater than the Base Tax Amount. Landlord shall give Tenant a statement showing the computation of Tenant's Tax Share, which statement shall cover only those Taxes which Landlord is then required to pay to the taxing authority and such statement shall be accompanied by copies of the applicable tax bills or other evidence showing the Taxes or tax assessments. If there shall be any increase or decrease in the Taxes for any Tax Year, the Tax Payment for such Tax Year shall be appropriately adjusted and paid or refunded, as the case may be, in accordance herewith.

                  (f) If Landlord shall receive a refund of Taxes for any Tax Year, Landlord shall pay to Tenant Tenant's Share of the net refund (after deducting from such refund the costs and expenses of obtaining the same, including, without limitation, appraisal, accounting and legal fees, to the extent that such costs and expenses were not included in the Taxes for such Tax
Year); provided, that (i) Tenant shall not be eligible to receive such payment if Tenant is in default of any payment of Fixed Rent beyond any applicable notice and grace period under the Lease beyond any notice and grace period, if applicable, and (ii) such payment to Tenant shall in no event exceed Tenant's Tax Payment paid for such Tax Year.

                  (g) If the Taxes comprising the Base Tax Amount are reduced as a result of an appropriate proceeding or otherwise, the Taxes as so reduced shall for all purposes be deemed to be the Base Tax Amount and Landlord shall notify Tenant of the amount by which the Tax Payments previously made were less than the Tax Payments required to be made under this Section 2.04, and Tenant shall pay the deficiency within 10 days after demand therefor.

                  (h) Landlord represents (i) that to its knowledge, without due inquiry, there is no abatement(s) or exemption(s) of Taxes applicable to the Building as of the date of the

Lease and (ii) Landlord has no actual knowledge of any pending abatement(s) or exemption(s) for the Base Tax Year. A filing for certiorari for the Base Tax Year shall not be deemed a violation of this provision. In the event there shall be abatement(s) or exemption(s) in effect for the Base Tax Year, such exemption(s)/abatement(s) shall not be taken into account in calculating the Base Tax Amount.

            2.05 [INTENTIONALLY OMITTED]

            2.06 Tax Provisions. (a) In any case provided in Section 2.04 in which Tenant is entitled to a refund, Landlord may, in lieu of making such refund, credit against future installments of Rent any amounts to which Tenant shall be entitled. Nothing in this Article 2 shall be construed so as to result in a decrease in the Fixed Rent. If this Lease shall expire before any such credit shall have been fully applied, then (provided Tenant is not in monetary default beyond any applicable notice and grace period under this Lease) Landlord shall refund to Tenant the unapplied balance of such credit.

                  (b) Landlord's failure to render or delay in rendering any statement with respect to any Tax Payment or installment thereof shall not prejudice Landlord's right to thereafter render such a statement, nor shall the rendering of an incorrect statement for any Tax Payment or installment thereof prejudice Landlord's right to thereafter render a corrected statement therefor.

                  (c) Landlord and Tenant confirm that the computations under this Article 2 are intended to constitute a formula for agreed rental escalation and may or may not constitute an actual reimbursement to Landlord for Taxes. If the Building shall be condominiumized, then Tenant's Tax Payments shall, if necessary, be equitably adjusted such that Tenant shall thereafter continue to pay the same share of the Taxes of the Building as Tenant would pay in the absence of such condominimization. If the size of either Building A or Building B shall be increased due to a recalculation of the rentable square footage of Building A or Building B or for any other reason, Tenant's Tax Share shall be recalculated to reflect the ratio of the rentable square feet in the Premises to the revised number of rentable square feet in Building A or Building B, as appropriate.

                  (d) Each Tax Payment in respect of a Tax Year, which begins prior to the Possession Date or ends after the expiration or earlier termination of this Lease, and any tax refund pursuant to Section 2.04(f), shall be prorated to correspond to that portion of such Tax Year occurring within the Term.

            2.07 Electric Charges. (a) Landlord shall supply the Original Premises with electric service equal to at least six (6) watts demand load per square foot of rentable space for lighting and receptacles, and six (6) watts demand load per square foot of rentable space for air conditioning, and shall cause Tenant's electric energy usage to be measured on a submetering basis. If the electric service supplied to the Original Premises is supplied by more than one (1) submeter, then the readings will be accumulated through a totalizing meter and billed on a coincident demand basis as if billed through a single meter. Landlord shall, at Landlord's expense, purchase and install the submeter(s). Tenant shall pay Landlord, as additional rent, within ten (10) days of receipt of its next rent bill, for the kw hours and kw demand used by Tenant at the service classification under which the public utility bills Landlord commensurate with the rate for the usage as shown on Tenant's meters, plus five (5%) percent thereof for providing, reading and billing the submetering service; provided, that at no point will Tenant be entitled to time-of-day rates. Landlord shall have the sole right to select the provider of electricity for the Building.

                  (b) If it shall become unlawful for Landlord to submeter Tenant's electric energy usage, such usage shall thereafter be paid for and measured as follows:

                        (i) Tenant agrees to pay for its electric usage as additional rent (hereinafter referred to as the "Additional Rent for Electricity"). The Additional Rent for Electricity shall be determined initially by a survey of the Premises made by an electrical consultant or electrical engineer chosen by Landlord. The survey so made will determine the number of kw hours and kw demand based on the electrical equipment and fixtures in the Premises and the period of use thereof, and based thereon will determine the value, expressed in dollars per year, of Tenant's electric energy usage. The rate Tenant shall pay will be the service classification under which the public utility bills Landlord commensurate with the rate for usage as shown by the survey, plus five (5%) percent of such amount for Landlord's administrative costs; provided, that at no point will Tenant be entitled to time-of-day rates. The Additional Rent for Electricity so determined, as adjusted from time to time pursuant to subparagraphs (ii), (iii) and (iv), shall be paid by Tenant in equal monthly installments in advance on the first day of each month during the Term, without any set off or deduction of any kind.

                        (ii) If the public utility rate schedule for the supply of electric current to the Building shall be increased or decreased subsequent to the date of the survey referred to above, or if there shall be an increase or decrease in the fuel adjustment or taxes, or if additional taxes, surcharges, or charges of any kind shall be imposed upon the sale or furnishing of such electric current, the Additional Rent for Electricity shall be increased or decreased by applying the changed rate, fuel adjustment and taxes to the kw hours and kw demand shown on the electric survey then in effect.

                        (iii) If there shall be a change subsequent to the initial survey, or any future survey, in the Premises, or in the number of hours during which the Premises is used, or if Tenant's failure to maintain its installations in good order and repair causes greater consumption of electric current, or if Tenant uses electricity for purposes other than the use permitted hereunder, or if Tenant adds any fixtures, machinery or equipment which significantly increases its electricity usage, the Additional Rent for Electricity, theretofore adjusted, shall be increased by applying to the additional kw hours and kw demand furnished by Landlord the Service Classification Rate under which the public utility bills Landlord commensurate with the rate for the usage as shown by the survey, plus five (5%) percent of such amount for Landlord's administrative costs (provided, that at no point will Tenant be entitled to time-of-day rates). If Tenant's electricity usage shall decrease due to the use of its electric fixtures or equipment for lesser periods of time, or due to less or more efficient fixtures or equipment, the Additional Rent for Electricity, theretofore adjusted, shall be decreased by applying the Service Classification Rate aforesaid to the lesser kw hours and kw demand.

                        (iv) Landlord and Tenant shall each have the right from time to time during the Term to have an electric rate consultant or electrical engineer survey the electric current consumed by Tenant in the Premises. If such consultant determines that the value of the electric current furnished Tenant is more or less than the Additional Rent for Electricity, as most recently adjusted, such annual amount shall be further adjusted to equal the amount determined by said consultant. The cost of the survey shall be borne by the party ordering the same.

                        (v) Landlord shall deliver a copy of the initial survey, and a copy of any future survey made pursuant to this Section 2.07(b), to Tenant, and Tenant shall have sixty (60) days within which it may protest the findings contained therein. If Tenant fails to protest within the sixty (60) day period, the findings contained in the survey shall be final. If Tenant protests within the sixty (60) day period (by sending Landlord a notice in the manner herein provided for the giving of notices), Tenant shall have a second survey made by an electric engineer or electric rate consultant of its choice, and deliver a copy thereof to Landlord within sixty (60) days of the date of the protest. If Landlord's and Tenant's surveyors are unable to agree upon the amount of electric energy consumed by Tenant, or the amount of any increase or decrease, or an any other matter contained in the surveys, the determination of the same shall be submitted to arbitration under the rules of the American Arbitration Association then obtaining. The determination of the electric rate consultant or engineer, or the American Arbitration Association if there is disagreement and the determination is submitted to arbitration made pursuant to this subparagraph, shall be binding on Landlord and Tenant. The parties hereto shall, within ten (10) days from the date of any such determination, execute, acknowledge and deliver to each other an agreement setting forth the adjusted Additional Rent for Electricity, but such increase or decrease shall be effective from the date of the increase or decrease (subparagraph (ii)), or change (subparagraph (iii)), or new survey (subparagraph (iv)), whether or not such agreement is executed, and notwithstanding the date of execution thereof.

                  (c) Landlord shall not in any way be liable or responsible to Tenant, except where due to its negligence, for any loss, damage or expense which Tenant may sustain or incur if during the Term, by reason of the act or inaction of the public utility servicing the Building, either the quantity or character of electrical energy is changed or is no longer available or suitable for Tenant's requirements. Landlord shall not be obligated to increase the existing electrical capacity of any portion of the Building's systems, nor to provide any additional wiring or capacity to meet Tenant's requirements, other than as set forth in Section 2.07(a). Tenant shall make no substantial alteration or addition to the electrical equipment in the Premises as of the commencement of the Term, nor increase the use of electricity in the Premises without the prior written consent of the Landlord in each instance, which consent Landlord agrees not to unreasonably withhold or delay. Subject to Landlord's obligation set forth in Section 2.07(a) herein, Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of the then existing feeders of the Building or the risers or wiring installations, and further agrees that Tenant may not use any electrical equipment which, in Landlord's opinion, reasonably exercised, will overload such installations or interfere with the use thereof by any other tenants of the Building.

            2.08 Manner of Payment. Tenant shall pay all Rent and all other sums as the same shall become due and payable under this Lease either by wire transfer of immediately available federal funds as directed by Landlord or by check (subject to collection) drawn on a New York Clearing House Association member bank, in each case at the times provided herein without notice or demand and without setoff or counterclaim. All Rent shall be paid in lawful. money of the United States to Landlord at its office or such other place as Landlord may from time to time designate. If Tenant fails timely to pay any Rent, Tenant shall pay interest thereon from the date when such Rent became due to the date of Landlord's receipt thereof at the lesser of (i) 1 1/2% per month or (ii) the maximum rate permitted by law. Any Additional Charges for which no due date is specified in this Lease shall be due and payable on the 10th day after the date of Landlord's invoice therefor. All bills, invoices and statements rendered to Tenant with respect to this Lease shall be binding and conclusive on Tenant unless, within 60 days after receipt of same, Tenant notifies Landlord that it is disputing same. Notwithstanding anything to the contrary contained in this Lease, Rent shall be due and payable on the first day of the month, and failure to pay such Rent on or prior to the first day of any month shall be considered a default under this Lease and interest shall accrue as provided in this Section 2.08 from and after the first day the Rent becomes due and payable.

            2.09 Security. (a) Upon the execution of this Lease, Tenant has delivered to Landlord, as security for the performance of Tenant's obligations under this Lease, either (i) the sum of $400,000.00, in certified or official bank check (the "Initial Security Deposit"), or (ii) an unconditional, irrevocable letter of credit in the amount of $400,000.00 in a form and issued by a bank reasonably satisfactory to Landlord (the "Initial Letter of Credit"). Within ten (10) days after notice from Landlord to Tenant that the Premises are vacant and Landlord is in possession of the Premises, Tenant shall deliver to Landlord, as further security for the performance of Tenant's obligations under this Lease, either (i) the sum of $1,400,000.00, in certified or official bank check (the "Additional Security Deposit" together with the Initial Security Deposit, the "Security Deposit") or (ii) an unconditional, irrevocable letter of credit in the amount of $1,400,000.00 in a form issued by a bank reasonably satisfactory to Landlord (the "Additional Letter of Credit" together with the Initial Letter of Credit, the "Letter of Credit"). The Letter of Credit shall provide that it is assignable by Landlord without charge and shall either (A) expire on the date which is 60 days after the expiration or earlier termination of this Lease (the "LC Date") or (B) be automatically self-renewing until the LC Date. If any Letter of Credit is not renewed at least 30 days prior to the expiration thereof or if Tenant holds over in the Premises without the consent of Landlord after the expiration or termination of this Lease, Landlord may draw upon the Letter of Credit and hold the proceeds thereof as security for the performance of Tenant's obligations under this Lease including, but not limited to, damages under Section 6.05 hereof. Landlord may draw on the Security Deposit or Letter of Credit (or the proceeds thereof) solely to remedy defaults by Tenant, which are beyond any applicable notice and grace period, in the payment or performance of any of Tenant's obligations under this Lease. If Landlord shall have so drawn upon the Security Deposit or the Letter of Credit (or the proceeds thereof), Tenant shall upon demand deposit with Landlord a sum equal to the amount so drawn by Landlord. Landlord hereby agrees that a Letter of Credit issued (i) in the form set forth in Exhibit I attached hereto and made a part hereof and (ii) by Amalgamated Bank shall be deemed to be reasonably satisfactory to Landlord. If Tenant delivers the Security Deposit to Landlord in cash, then the Security Deposit shall be kept in an interest-bearing account until applied in accordance with the terms of this Lease (it being understood that Landlord shall not be liable for failure to obtain any specific level of interest). Landlord shall pay such interest to Tenant, less a one (1%) percent administrative fee, no more frequently than annually, upon the request of Tenant.

                  (b) In the event that Tenant shall have prior to the expiration of the Election Period elected to forego receipt of Landlord's Contribution pursuant to Section 2.02(b) above, the amount of the Security Deposit required hereunder shall be reduced by seven hundred thirty thousand three hundred ninety-five ($730,395.00) dollars plus any amount added to Landlord's Contribution resulting from the inclusion of the Additional 19th Floor Space in accordance with Section 1.07 of this Lease.

                  (c) If, at any time, Tenant (i) completes a secondary public offering of fifty million dollars ($50,000,000.00) or more (the "Minimum Equity Amount") or (ii) otherwise receives an equity infusion of the Minimum Equity Amount, which Minimum Equity Amount, by the terms of the documents governing the same, can be used by Tenant as working capital, then the Security Deposit required hereunder shall be reduced to one million dollars ($1,000,000.00).

                  (d) If, prior to the expiration of the Election Period, Tenant has elected to forego receipt of Landlord's Contribution pursuant to Section 2.02(b) above, and if Tenant meets the requirements of Section 2.09(c) above, then the Security Deposit hereunder shall be reduced to five hundred thousand ($500,000) dollars (the "Minimum Security Amount").

                  (e) If, from and after the Possession Date, (A) there is not a monetary default beyond any applicable notice and grace period under this Lease and (B) Tenant delivers to Landlord evidence that it has a NOI (as defined below) of at least four million ($4,000,000.00) dollars and that the Tenant has maintained a NAV (as defined below) of at least twenty million ($20,000,000.00) dollars during the preceding twenty-four (24) month period, then the Security Deposit shall be reduced to five hundred thousand ($500,000.00) dollars.

                  (f) If the Security Deposit has not otherwise been reduced to the Minimum Security Amount, then:

                        (i) if, during the first five (5) years of the Term, there have not occurred more than three (3) monetary defaults beyond any applicable notice and grace period under this Lease, then upon the sixth (6th) anniversary of the Rent Commencement Date, the Security Deposit shall be reduced by four hundred thousand ($400,000) dollars; and

                        (ii) if, during the first ten (10) years of the Term, there have not occurred more than six (6) monetary defaults beyond any applicable notice and grace period, then upon the eleventh (11th) anniversary of the Rent Commencement Date, the Security Deposit shall be reduced by four hundred thousand, ($400,000) dollars; and

                  (g) If the Security Deposit is reduced pursuant to Section 2.09(f)(i) or (ii) above, and after the date of such reduction there occurs more than three (3) monetary defaults, beyond any applicable notice and grace period, within any five (5) year period, the Security Deposit required shall be increased to the amount of such Security Deposit immediately prior to such reduction and Tenant shall be required to deliver to Landlord as further security for the performance of Tenant's obligations under this Lease, within ten (10) days notice from Landlord and in accordance with the provisions of
Section 2.09(a) above, four hundred thousand ($400,000) dollars.

                  (h) As used herein the term "NOI" shall mean net income, adjusted for non-cash charges, including, without limitation, depreciation, amortization, and deferred income taxes. The term "NAV" shall mean total assets, less total liabilities. Total assets shall not include (i) deferred charges,
(ii) intangibles (including, without limitation, patents, software development costs or goodwill), or (iii) receivables from stockholders, officers, or affiliates.

                  (i) Notwithstanding anything to the contrary contained in this
Section 2.09, in no event shall the Security Deposit be reduced to less than the Minimum Security Amount.

                  (j) In the event that Tenant is entitled to a reduction in the amount of the Security Deposit under Sections 2.09(c), (d), (e) or (f) above, Landlord shall (1) if the Security Deposit was paid in cash, return the amount of such reduction to Tenant by check or (2) if the Security Deposit was given in the form of a Letter of Credit, exchange the existing Letter of Credit for a Letter of Credit in the amount of the reduced Security Deposit. If, within thirty (30) days after receiving notice from Tenant that Tenant is entitled to a reduction in the Security Deposit, unless Landlord is disputing the same, Landlord does not return the amount of the reduction to Tenant or, if applicable, cooperate with Tenant in obtaining a new Letter of Credit for the reduced amount of the Security Deposit, then Tenant shall be entitled to interest, at the Interest Rate, on the amount of the reduction of the Security Deposit. "Interest Rate" means the lesser of (i) the prime rate from time to time announced by Citibank, N.A. (or, if Citibank, NA. shall not exist, such other bank in New York, New York, as shall be designated by Landlord in a notice to Tenant) to be in effect at its principal office in New York, New York plus 2% or (ii) the maximum rate permitted by law.

            2.10 Expense Escalation. (A) As used in this Lease:

                        (i) "Wage Rate" means the full minimum regular hourly rate of wages including, without limitation, adjustments of every kind, but specifically excluding fringe benefits, in effect as of January 1st of each year (whether paid by Landlord or any contractor employed by Landlord) computed as paid over a forty (40) hour week to Porters in Class A office buildings pursuant to an Agreement between The Realty Advisory Board on Labor Relations, Incorporated, or any successor thereto ("Realty Advisory Board"), and Local 32B-32J of the Building Service Employees International Union ("Local 32B-32J"), AFL-CIO, or any successor thereto; and provided, however, that if there is no such agreement in effect prescribing a wage rate for Porters, computations and payments shall thereupon be made upon the basis of the regular hourly wage rate actually payable to Porters by Landlord or by Landlord's service contractors over a forty (40) hour week, in effect as of January 1st of each year, and provided, however, that if in any year during the Term the regular employment of Porters shall occur on days or during hours which overtime or other premium pay rates are in effect pursuant to such Agreement, then the term "hourly rate of wages" as used herein shall be deemed to mean the average hourly rate for the hours in a calendar week during which Porters are regularly employed (e.g., if pursuant to an agreement between Realty Advisory Board and the Local 32B-32J the regular employment of Porters for forty hours during a calendar week is at a regular hourly wage rate of $3.00 for the first thirty hours, and premium or overtime hourly wage rate of $4.50 for the remaining ten hours, then the hourly rate of wages under this Article during such period shall be total weekly rate of $135.0O divided by the total number of regular hours of employment, forty or $3.375).

                        (ii) "Base Wage Rate" means the Wage Rate in effect for calendar year 2001.

                        (iii) The term "Porters" means that classification of non-supervisory employees employed in and about the Building who devote a major portion of their time to general cleaning, maintenance and miscellaneous services essentially of a non-technical and non-mechanical nature and are the type of employees who are presently included in the classification of "Class A-Others" in the Commercial Building Agreement between the Realty Advisory Board and Local 32B-32J.

                        (iv) "Multiplication Factor" shall mean the product obtained by multiplying the area of the Original Premises (which, for the purposes of this Article, the parties have agreed shall be 21,735 rentable square feet, as the same may be increased or decreased pursuant to the express provisions of this Lease) by one (1).

                  (B) If the Wage Rate for any calendar year during the Term shall be greater than the Base Wage Rate, then Tenant shall pay, as additional rent, an amount (the "Wage Increase Charge") equal to the product obtained by multiplying the Multiplication Factor by the number of cents (including any fraction of a cent) by which the Wage Rage is greater than the Base Wage Rate, such payment to be made in equal monthly installments commencing with the first monthly installments of fixed rent falling due on or after the effective date of such increase in Wage Rate (payable retroactive from said effective date) and continuing thereafter until a new adjustment shall have become effective in accordance with the provisions of this Section. Landlord shall give Tenant notice of each change in Wage Rate that will be effective to create or change Tenant's obligation to pay the Wage Increase Charge pursuant to the provisions of this Article, which notice shall contain Landlord's calculation of the Wage Increase Charge payable resulting from such increase in Wage Rate. The Wage Increase Charge shall be prorated, if necessary, to correspond with that portion of a calendar year occurring within the Term. Such notice shall be served in accordance with the terms of this Lease and shall be accompanied by such information which shall be reasonably necessary for Tenant to evaluate the accuracy thereof.

                  (C) Every notice given by Landlord pursuant to Paragraph B of this Section shall be conclusive and binding upon Tenant unless (i) within ninety (90) days after the receipt of such notice, Tenant shall notify (a "Dispute Notice") Landlord that it disputes the correctness of the notice, specifying the particular respects in which the notice is claimed to be incorrect and (ii) if such dispute shall not have been settled by agreement, Tenant shall submit the dispute to binding arbitration before the American Arbitration Association in the City of New York, County of New York, within sixty (60) days after the date of the Dispute Notice. If such dispute is submitted to arbitration, the non-prevailing party shall, upon demand, reimburse the prevailing party for any attorney's fees, disbursements and other costs related to the arbitration. Pending the determination of such dispute, Tenant shall pay the Wage Increase Charge in accordance with Landlord's notice without prejudice to Tenant's position of such dispute. In the event such dispute shall be determined in Tenant's favor, Landlord shall, on demand, pay Tenant the amount so overpaid by Tenant plus interest at the Interest Rate, which such interest shall be calculated from the date on which Tenant first paid the disputed Wage Increase Charge.

                  (D) The Wage Rate is intended to be a substitute comparative index of economic costs and inflationary pressures and does not necessarily reflect the actual costs of wages or other expenses of operating the Building. The Wage Rate shall be used whether or not the building is a Class A office building, whether or not porters are employed in the Building and without regard to whether such employees are members of the union referred to in Paragraph A of this Section.

                                   ARTICLE 3

                               Landlord Covenants

            3.01 Landlord Services. (a) Except as specifically provided otherwise herein, from and after the date that Tenant first occupies the Premises for the conduct of Tenant's business, Landlord shall furnish Tenant with the following services (collectively, "Landlord Services"):

                        (i) (A) passenger elevator service to the 19th Floor, with at least three (3) passenger elevators available at all times during Business Hours on Business Days and at least one passenger elevator subject to call at all other times, it being agreed that two of such passenger elevators shall service floors 14 through 19 only and (B) freight elevator service to the Premises and use of the loading dock on a first come-first served basis (i.e., no advance scheduling) from 8:00 am. to 5:00 p.m. on Business Days, and on a reserved basis at all other times upon the payment of Landlord's actual cost for the use of the freight elevator and loading dock including, without limitation, the cost of an operator for the elevator; the use of all elevators shall be on a nonexclusive basis;

                        (ii) reasonable quantities of hot and cold water to the floor(s) on which the Premises are located for core lavatory and cleaning purposes only; if Tenant requires water for any other purpose, Landlord shall furnish cold water at the Building core riser through a capped outlet to be installed at Tenant's expense located on the floor on which the Premises is located (within the core of the Building), and the cost of heating such water, as well as the cost of piping and supplying such water to the Premises, shall be paid by Tenant; Landlord may install and maintain, at Tenant's expense, meters to measure Tenant's consumption of cold water and/or hot water for such other purposes in which event Tenant shall reimburse Landlord for the quantities of cold water and hot water shown on such meters (including Landlord's standard charge for the production of such hot water, if produced by Landlord), on demand;

                        (iii) electrical capacity equal to at least six (6) watts demand load per square foot of rentable space for lighting and receptacles, and six (6) watts demand load per square foot of rentable space for air conditioning; such electrical capacity shall be available at the electrical closet on the floor of the Building on which the Premises is located (it being understood that Tenant shall be responsible for bringing such electrical capacity from the electrical closet to the Premises); subject to Landlord's obligation to provide the electrical capacity set forth herein, in no event shall Tenant's consumption of electricity exceed the capacity of existing feeders to the Building or the risers or wiring serving the Premises, nor shall Tenant be entitled to any unallocated power available in the Building unless, in Landlord's judgment (taking into account the then existing and future needs of other then existing and future tenants, and other needs of the Building), the same is available and necessary for Tenant's use; and

                        (iv) cleaning services in accordance with Exhibit E attached hereto. Landlord shall not be required to perform any (A) extra cleaning work in the Premises required because of (w) carelessness, indifference, misuse or neglect on the part of Tenant, its subtenants or their respective employees or visitors, (x) interior glass partitions or an unusual quantity of interior glass surfaces, (y) non-building standard materials or finishes installed in the Premises and/or (z) the use of the Premises other than during Business Hours on Business Days and/or (B) removal from the Premises and the Building of any refuse of Tenant (x) in excess of that ordinarily accumulated in business office occupancy, including, without limitation, kitchen refuse and/or (y) at times other than Landlord's standard cleaning times. Notwithstanding the foregoing, Landlord shall not be required to clean any portions of the Premises used for preparation, serving or consumption of food or beverages, training rooms, data processing or reproducing operations, private lavatories or toilets or other special purposes requiring greater or more difficult cleaning work than office areas, and Tenant shall retain Landlord's cleaning staff or Landlord's cleaning contractor, as applicable, to perform such cleaning at Tenant's expense. Landlord's cleaning staff or Landlord's cleaning contractor, as applicable, shall have access to the Premises after 6:00 p.m. and before 8:00 a.m. and shall have the right to use, without charge therefor, all light, power and water in the Premises reasonably required to clean the Premises.

                  (b) From and after the date that Tenant first occupies the First Temporary Space, and if Tenant takes occupancy of the Second Temporary Space as provided under Section 1.06(b), from and after the date that Tenant first occupies the Second Temporary Space, Landlord shall furnish Tenant with:

                        (i) the Landlord Services described in Section 3.01(a) above, and

                        (ii) heat, ventilation and air-conditioning to the Temporary Space during Business Hours on Business Days; if Tenant shall require heat, ventilation or air conditioning services at any other times, Landlord shall furnish such service at a rate that reasonably reflects the actual cost to Landlord of providing the service in question, which shall in no event be less than $150.00 per hour, for a minimum of four (4) hours; provided that if other tenants in Building B also have requested that Landlord provide such overtime service, the cost of such overtime service shall be divided pro rata among all tenants requesting such overtime service. Air-conditioning shall only be available from May 1st through October 15th.

                        (iii) Landlord shall deliver to each floor of the Temporary Space 30 tons of air conditioning per floor with adequate condenser water (up to 30 tons) from Landlord's cooling towers to service such air conditioning from May 15th through October 15th on Business Days during Business Hours. Tenant shall have the right to install supplementary or auxiliary air-cooled HVAC equipment to serve the Temporary Space, the specifications and installation of which system shall be subject to Landlord's approval. From May 1st through October 15th, if Tenant requires condenser water from Landlord's cooling towers for more extended hours or on Non-Business Days or on holidays, Landlord will furnish the same, at Tenant's expense, in an amount equal to $150.00 per hour, for a minimum of four (4) hours; provided that if other tenants in Building B also have requested that Landlord provide such overtime service, the cost of such overtime service shall be divided pro rata among all tenants requesting such overtime service.

                  (c) Tenant acknowledges that (i) the 19th Floor Mezzanine shall be used as permitted under Section 1.01(b) herein and (ii) with the exception of electricity and cleaning as described in Sections 3.01(a)(iii) and
(iv), the Landlord Services described in Section 3.01(a) above shall not be provided to the 19th Floor Mezzanine.

                  (d) Landlord may stop or interrupt any Landlord Services, electricity, or other service and may stop or interrupt the use of any Building facilities and systems at such times as may be necessary and for as long as may reasonably be required by reason of accidents, strikes, or the making of repairs, alterations or improvements, or inability to secure a proper supply of fuel, gas, steam, water, electricity, labor or supplies, or by reason of any other cause beyond the reasonable control of Landlord. Landlord shall have no liability to Tenant by reason of any stoppage or interruption of any Landlord Service, electricity or other service or the use of any Building facilities and systems for any reason. Landlord shall use reasonable diligence (which shall not include incurring overtime charges) to make such repairs as may be required to machinery or equipment within the Project to provide restoration of any Landlord Services and, where the cessation or interruption of such Landlord Services has occurred due to circumstances or conditions beyond the Project boundaries, to cause the same to be restored by diligent application or request to the provider.

                  (e) Without limiting any of Landlord's other rights and remedies, if Tenant shall be in monetary default beyond any applicable notice and grace period, Landlord shall not be obligated to furnish to the Premises any overtime service outside of Business Hours on Business Days, and Landlord shall have no liability to Tenant by reason of any failure to provide, or discontinuance of, any such service.

                  (f) "Business Hours" means 8:00 a.m. to 6:00 p.m. "Business Days" means all days except Saturday, Sundays, holidays as outlined in the Rules and Regulations (as defined below) and any other days which are either (i) observed by both the federal and the state governments as legal holidays or (ii) designated as a holiday by the applicable building service union employee service contract or operating engineers contract.

                  (g) "Rules and Regulations" means the rules and regulations attached hereto as Exhibit C, as the same may be modified or amended from time to time. If there is any conflict between the provisions of the Rules and Regulations and the provisions of this Lease, the provisions of this Lease will control. Landlord shall not discriminate against Tenant in the promulgation and enforcement of the Rules and Regulations of the Building.

                  (h) Tenant acknowledges that (i) both the 19th Floor and the 19th Floor Mezzanine are serviced by independent heating/cooling units, (specifically seven (7) ten-ton Carrier heating/cooling units and one (1) five-ton Carrier heating/cooling unit) for the purposes of providing heat, air-conditioning and ventilation to the 19th Floor and the 19th Floor Mezzanine and (ii) Landlord shall not be obligated to otherwise provide heat, air-conditioning and ventilation to the 19th Floor or the 19th Floor Mezzanine. Tenant shall maintain, at Tenant's sole cost and expense, the aforementioned independent heating/cooling units.

                  (i) Landlord agrees to continue to operate the Building to the same standard that the Building is operated as of the date of this Lease.

                                   ARTICLE 4

                    Leasehold Improvements; Tenant Covenants

            4.01 Initial Improvements. (a) Landlord, at Landlord's expense, shall perform or cause to be performed the initial work described on Exhibit F ("Landlord's Initial Work") in accordance with the provisions thereof. On the Possession Date, Tenant shall accept the Original Premises in its "as is" condition on such date; provided that Landlord's Initial Work shall be substantially complete as required under Section 1.03 above. All other improvements which do not constitute Landlord's Initial Work shall be performed by Tenant at Tenant's expense in accordance with Section 4.02.

            (b) Tenant agrees to improve the Original Premises and, if Tenant exercises Tenant's Expansion Option, the Expansion Space, in accordance with detailed specifications and working drawings to be prepared by Tenant's architect. The detailed specifications and working drawings are hereinafter referred to as "Tenant's Plans", and the work shown by the Tenant's Plans is hereinafter referred to as "Tenant's Initial Improvements".

            (c) Tenant shall proceed forthwith to cause Tenant's Plans to be prepared by an architect licensed as such in the State of New York. Tenant's Plans, including structural and mechanical drawings and specifications, shall be prepared at Tenant's sole cost and expense. Tenant shall submit at least three
(3) full sets of Tenant's Plans to Landlord for Landlord's approval. Landlord agrees to review Tenant's Plans and to approve the same or make written exceptions thereto within thirty (30) days from the date of the submission of the plans. Landlord agrees not to unreasonably withhold or delay its approval of Tenant's Plans, and failure by Landlord to provide the written exceptions within the thirty (30) day period aforesaid shall be deemed approval of Tenant's Plans. If Landlord disapproves Tenant's Plans, Landlord shall provide Tenant with the written exceptions to Tenant's Plans and Tenant shall revise them and re-submit them to Landlord for approval. Landlord shall review the resubmitted Tenant's Plans and shall approve the same or make written exceptions thereto within fifteen (15) days from the date of the resubmission of the Plans. Upon approval by Landlord of Tenant's Plans, Tenant shall submit the same to the New York City Department of Buildings for approval, to the extent required by law, and for issuance of a building permit to perform the Improvements, if required by law. Tenant acknowledges that preparation of a Fire Protection Plan with respect to the Premises may be a prerequisite to obtaining a sign-off on Tenant's Initial Improvements, and Tenant agrees to prepare the same at its expense if one is required. Landlord agrees, at Tenant's cost and expense, to cooperate with Tenant and Tenant's architect and engineer in providing information needed for the preparation of Tenant's Plans, the Fire Protection Plan, the application for a building permit and all other permits required for the Improvements, and to promptly execute all documents required to be signed by Landlord.

            (d) Tenant agrees to hire a reputable general contractor, construction manager or subcontractors and materialmen (hereinafter "Contractor(s)") from a list of contractors to be approved by Landlord (which approval shall not be unreasonably withheld or delayed) to perform Tenant's Initial Improvements in a good and workmanlike manner in accordance with (x) the approved Tenant's Plans and any material amendments or additions thereto approved by Tenant and Landlord and all municipal authorities having jurisdiction, and (y) all provisions of Laws and any and all permits and other requirements specified by any ordinance, law or public regulation. Tenant shall cause the Contractor(s) to obtain and maintain throughout the work, Workers' Compensation Insurance, New York State Disability Insurance and comprehensive general liability insurance, including contractual liability coverage, in an amount of not less thin $2 million combined single limit for bodily injury or death for any one occurrence, and for property damage, plus a $5 million umbrella policy. The liability coverage shall name Landlord and Orda Management Corporation as additional insured parties, and Tenant shall deliver to Landlord proper certificates of insurance confirming the coverages described above prior to commencement of Tenant's Initial Improvements. If Tenant acts as its own General Contractor or Construction Manager, Tenant shall obtain and maintain such insurance. All Contractor(s) shall be members of a union affiliated with the building trades in the City of New York that has jurisdiction over the Building and Tenant's Initial Improvements.

            (e) Unless Tenant shall have elected to forego the same pursuant to
Section 2.02(b) above, Landlord agrees to contribute Thirty-Five ($35) Dollars per rentable square foot of the 19th Floor and Twenty ($20) Dollars per rentable square foot of the 19th Floor Mezzanine, for a total of $730,395.00 (subject to any amount added to Landlord's Contribution resulting from the inclusion of the Additional 19th Floor Space in accordance with Section 1.07 of this Lease), toward the cost of the Tenant's Initial Improvements ("Landlord's Contribution"). Landlord shall pay the Landlord's Contribution to Tenant's Contractor(s) over the duration of the construction, no more frequently than monthly, on receipt of a notice from Tenant of the names of the Contractor(s) who performed work or supplied materials with respect to Tenant's Initial Improvements, together with an Application and Certificate for Payment on AIA Document G702 and G703, or similar form, duly executed by the Contractor(s) to be paid, and Tenant's architect, who shall certify to Landlord (i) that the work performed and materials delivered under said application generally conform to Tenant's Plans, (ii) that the amount of such payment request approved by the architect is justified by the work, (iii) the percentage of Tenant's Initial Improvements completed by that date, (iv) that no less than 85% of the cost of work to be paid from Landlord's Contribution (i.e., $620,835.75) has been incurred in respect of hard costs and (v) that in said architect's opinion adequate funds remain to complete Tenant's Initial Improvements. Landlord may retain ten (10%) percent of each requested amount until ten (10) days after (w) substantial completion of Tenant's Initial Improvements, (x) delivery to Landlord of waivers of mechanic's/materialmen's liens from all of Tenant's Contractor(s) for amounts paid to date, and statements from the Contractor(s) stating the balance owed, (y) receipt of invoices, requisitions, canceled checks or other documentary evidence showing payment of the cost of Tenant's Initial Improvements, and (z) receipt of two (2) sets of as-built drawings, or drawings marked "Final", of the improved Premises. For each request for payment made by Tenant, the amount of Landlord's Contribution to be paid to Tenant's Contractor(s) shall be determined by multiplying the amount due to Tenant's Contractors by the Pro Rata Share. "Pro Rata Share" shall mean the ratio of Landlord's Contribution to the total estimated cost of Tenant's Initial Improvements.

            (f) If Landlord fails to pay any portion of Landlord's Contribution as provided in Section 4.01(e) above within thirty (30) days from receipt of a notice from Tenant, Landlord shall pay to Tenant interest, at the Interest Rate, on the unpaid amount.

            (g) All fees payable to municipal authorities by reason of Tenant's Initial Improvements, and by reason of any hook-up into the Building's existing fire alarm and communication systems, shall be part of, and not in addition to, the Landlord's Contribution.

            (h) Tenant shall pay Orda Management Corporation, within ten (10) days after being billed therefor, the reasonable actual out of pocket fees and disbursements paid by Landlord to architects and engineers for reviewing Tenant's Plans; provided, that, in no event shall the cost to Tenant exceed two thousand five hundred ($2,500.00) dollars.

            (i) From the date of this Lease to the Possession Date, Landlord shall, upon reasonable notice from Tenant, arrange for Tenant and Tenant's architects to have reasonable access to the Premises during Business Hours and on Business Days for the purpose of permitting Tenant's architects and other consultants an opportunity to prepare plans for Tenant's Initial Work.

            (j) Tenant shall deliver to Landlord, within 30 days after the completion of Tenant's Initial Improvements, five sets of "as-built" drawings thereof prepared and certified by Tenant's architect. During the Term, Tenant shall keep records of Tenant's Initial Improvements including plans and specifications, copies of contracts, invoices, evidence of payment and all other records customarily maintained in the real estate business relating to Tenant's Initial Improvements and the cost of such improvements. Tenant shall, within 30 days after demand by Landlord, furnish to Landlord copies of such records.

            4.02 Alterations. (a) Tenant shall make no improvements, changes or alterations in or to the Premises ("Alterations") without Landlord's prior written approval. Provided Tenant is not in default under this Lease beyond any applicable notice and/or cure period, Landlord shall not unreasonably withhold, delay or condition its approval to any Alteration that is not a Material Alteration. "Material Alteration" means an Alteration that (i) is not limited to the interior of the Premises or which affects the exterior (including the appearance) of the Building, (ii) is structural or affects the strength of the Building, (iii) affects the usage or the proper functioning of any of the Building systems, (iv) has a cost greater than $250,000

(v) requires the consent of any Superior Mortgagee or Superior Lessor and/or
(vi) requires a building permit.

                  (b) Tenant, in connection with any Alteration, shall comply with the Rules and Regulations applicable thereto. Tenant shall not proceed with any Alteration unless and until Landlord approves Tenant's plans and specifications ("Alteration Plans") therefor in writing. Tenant shall submit at least three (3) full sets of Tenant's plans and specifications to Landlord for Landlord's approval. Landlord shall have thirty (30) days from the submission of Tenant's Alteration Plans to approve or disapprove of such plans. If Landlord fails to approve or disapprove Tenant's Alteration Plans during such period, the same shall be deemed approved. Landlord shall notify Tenant of which fixtures, equipment and improvements must be removed at the expiration of the Term when notifying Tenant of its approval or disapproval of Tenant's Alteration Plans; if Landlord does not so notify Tenant, then Landlord shall not require Tenant to remove such fixtures, equipment and improvements at the expiration of the Term. Any review or approval by Landlord of Tenant's Alteration Plans is solely for Landlord's benefit, and without any representation or warranty to Tenant with respect to the adequacy, correctness or efficiency thereof, its compliance with Laws or otherwise.

                  (c) Tenant shall pay to Landlord upon demand Landlord's reasonable out-of-pocket costs and expenses (including, without limitation, the fees of any architect or engineer employed by Landlord or any Superior Lessor or Superior Mortgagee for such purpose) for reviewing Tenant's Alteration Plans and inspecting Alterations; provided, that in no event shall the cost to Tenant exceed two thousand five hundred ($2,500.00) dollars.

                  (d) Before proceeding with any Alteration that will cost more than $50,000 (exclusive of the costs of decorating work and items constituting Tenant's Property), as estimated by a reputable contractor designated by Landlord, Tenant shall furnish to Landlord one of the following (as selected by Landlord): (i) a cash deposit, (ii) a performance bond and a labor and materials payment bond (issued by a corporate surety licensed to do business in New York reasonably satisfactory to Landlord) or (iii) an irrevocable, unconditional, negotiable letter of credit, issued by a bank and in a form satisfactory to Landlord; each to be equal to 125% of the cost of the Alteration, estimated as set forth above. Any such letter of credit shall be for one year and shall be renewed by Tenant each and every year until the Alteration in question is completed and shall be delivered to Landlord not less than 30 days prior to the expiration of the then current letter of credit, failing which Landlord may present the then current letter of credit for payment. Upon (A) the completion of the Alteration in accordance with the terms of this Section 4.02 and (B) the submission to Landlord of (x) proof evidencing the payment in full for said Alteration, (y) written unconditional lien waivers of mechanics' liens and other liens on the Project from all Contractors performing said Alteration and (z) all submissions required pursuant to Laws, the security deposited with Landlord (or the balance of the proceeds thereof, if Landlord has drawn on the same) shall be returned to Tenant. Upon Tenant's failure properly to perform, complete and fully pay for any Alteration, as determined by Landlord, Landlord may, upon notice to Tenant, draw on the security deposited under this Section 4.02(d) to the extent Landlord deems necessary in connection with said Alteration, the restoration and/or protection of the Premises or the Project and the payment of any costs, damages or expenses resulting therefrom.

                  (e) Tenant shall obtain (and furnish copies to Landlord of) all necessary governmental permits and certificates for the commencement and prosecution of Alterations and for final approval thereof upon completion, and shall cause Alterations to be performed in compliance therewith, and in compliance with all Laws and with the Alteration Plans approved by Landlord. Landlord agrees, at Tenant's cost and expense, to cooperate with Tenant and Tenant's architect and engineer in providing information needed for the preparation of Tenant's Alteration Plans, the application for a building permit, if necessary, and the application for all other permits required for Tenant's Alteration Plans, and to promptly execute all documents required to be signed by Landlord. Alterations shall be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the then standards for the Building established by Landlord. Alterations shall be performed by Contractors first approved by Landlord (which approval shall not be unreasonably withheld or delayed); provided, that any Alterations in or to the systems of the Building shall be performed only by the Contractor(s) designated by Landlord. With respect to such Contractors for Building systems (other than heat, ventilation and air conditioning, fire and safety), the Contractor(s) designated by Landlord shall demonstrate to the reasonable satisfaction of Tenant that the cost of the work in question is competitively priced. The performance of any Alteration shall not be done in a manner which would violate Landlord's union contracts affecting the Project, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building. Tenant shall immediately stop the performance of any Alteration if Landlord notifies Tenant that continuing such Alteration would violate Landlord's union contracts affecting the Project, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building.

                  (f) Throughout the performance of Alterations, Tenant shall carry worker's compensation insurance in statutory limits, "all risk" Builders Risk coverage and general liability insurance, with completed operation endorsement, for any occurrence in or about the Project, under which Landlord and its agent and any Superior Lessor and Superior Mortgagee whose name and address have been furnished to Tenant shall be named as parties insured, in such limits as Landlord may reasonably require, with insurers reasonably satisfactory to Landlord. Tenant shall furnish Landlord with evidence that such insurance is in effect at or before the commencement of Alterations and, on request, at reasonable intervals thereafter during the continuance of Alterations.

                  (g) Should any mechanics' or other liens be filed against any portion of the Project by reason of the acts or omissions of, or because of a claim against, Tenant or anyone claiming under or through Tenant, Tenant shall cause the same to be canceled or discharged of record by bond or otherwise within 30 days after notice from Landlord. If Tenant shall fail to cancel or discharge said lien or liens within said 30 day period, Landlord may cancel or discharge the same and, upon Landlord's demand, Tenant shall reimburse Landlord for all costs incurred in canceling or discharging such liens, together with interest thereon at the Interest Rate from the date incurred by Landlord to the date of payment by Tenant, such reimbursement to be made within 10 days after receipt by Tenant of a written statement from Landlord as to the amount of such costs. Tenant shall indemnify and hold Landlord harmless from and against all costs (including, without limitation, attorneys' fees and disbursements and costs of suit), losses, liabilities or causes of action arising out of or relating to any Alteration, including, without limitation, any mechanics' or other liens asserted in connection with such Alteration, unless such costs, losses, liabilities or causes of action result solely from the willful negligence of Landlord or Landlord's agents.

                  (h) Tenant shall deliver to Landlord, within 30 days after the completion of an Alteration, five sets of "as-built" drawings thereof prepared and certified by Tenant's architect. During the Term, Tenant shall keep records of Material Alterations including plans and specifications, copies of contracts, invoices, evidence of payment and all other records customarily maintained in the real estate business relating to Alterations and the cost thereof and shall, within 30 days after demand by Landlord, furnish to Landlord copies of such records.

                  (i) All Alterations to and Fixtures installed by Tenant in the Premises shall be fully paid for by Tenant in cash and shall not be subject to conditional bills of sale, chattel mortgages, or other title retention agreements.

                  (j) [INTENTIONALLY OMITTED]

            4.03 Landlord's and Tenant's Property. (a) All fixtures, equipment, improvements and appurtenances attached to (so that any such fixtures, equipment, improvements and appurtenances are incorporated into the Premises) or built into the Premises, whether or not at the expense of Tenant (collectively, "Fixtures"), shall be and remain a part of the Premises and shall not be removed by Tenant. All Fixtures constituting Improvements and Betterments shall be the property of Tenant during the Term and, upon expiration or earlier termination of this Lease, shall become the property of Landlord. All Fixtures other than Improvements and Betterments shall, upon installation, be the property of Landlord. "Improvements and Betterments" means (i) all Fixtures, if any, installed at the expense of Tenant, whether installed by Tenant or by Landlord (i.e., excluding any Fixtures paid for by Landlord directly or by way of an allowance) and (ii) all carpeting in the Premises.

                  (b) All movable partitions, business and trade fixtures, machinery and equipment, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (collectively, "Tenant's Property") shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided, that if any Tenant's Property is removed, Tenant shall repair any damage to the Premises or to the Building resulting from the installation and/or removal thereof. Notwithstanding the foregoing, any equipment or other property identified in this Lease or in any leasehold improvement agreement as having been paid for with any allowance or credit granted by Landlord to Tenant shall not be considered Tenant's Property and shall be and remain a part of the Premises, shall, upon the expiration or earlier termination of this Lease, be the property of Landlord and shall not be removed by Tenant.

                  (c) At or before the Expiration Date, or within 15 days after any earlier termination of this Lease, Tenant, at Tenant's expense, shall remove Tenant's Property from the Premises (except such items thereof as Landlord shall have expressly permitted to remain, which shall become the property of Landlord), and Tenant shall repair any damage to the Premises or the

Building resulting from any installation and/or removal of Tenant's Property. Any items of Tenant's Property which remain in the Premises after the Expiration Date, or more than 15 days after an earlier termination of this Lease, may, at the option of Landlord, be deemed to have been abandoned, and may be retained by Landlord as its property or disposed of by Landlord, without accountability, in such manner as Landlord shall determine, at Tenant's expense.

                  (d) With respect to Tenant's Initial Improvements and Tenant's Expansion Space Alterations, as well as any other Alterations made pursuant to this Article 4 during the Term of this Lease, Landlord, by notice given to Tenant at any time prior to the Expiration Date or not later than 30 days after any earlier termination of this Lease, may require Tenant, notwithstanding
Section 4.03(a), to remove all or any Fixtures that do not constitute a standard office installation, such as, by way of example only, kitchens, vaults, safes, raised flooring and interior stairwells; provided, however, that the removal of all or any Fixtures that constitute a standard office installation shall be governed by Section 4.02(b) above. If Landlord shall give such notice, then Tenant, at Tenant's expense, prior to the Expiration Date, or, in the case of an earlier termination of this Lease, within 15 days after the giving of such notice by Landlord, shall remove the same from the Premises, shall repair and restore the Premises to the condition existing prior to installation thereof and shall repair any damage to the Premises or to the Building due to such removal.

            4.04 Access and Changes to Building. (a) Landlord reserves the right, at any time, to make changes in or to the Project as Landlord may deem necessary or desirable, and Landlord shall have no liability to Tenant therefor, provided any such change does not deprive Tenant of access to the Premises and does not affect the nature of the Project. Landlord may install and maintain pipes, fans, ducts, wires and conduits within or through the walls, floors or ceilings of the Premises. In exercising its rights under this Section 4.04, Landlord shall use reasonable efforts to minimize any interference with Tenant's use of the Premises for the ordinary conduct of Tenant's business and Landlord shall use reasonable efforts to cooperate with Tenant to minimize the visual appearance of any such pipes, fans, ducts, wires and conduits placed in the ceiling of the Original Premises. Tenant shall not have any easement or other right in or to the use of any door or any passage or any concourse or any plaza connecting the Building with any subway or any other building or to any public conveniences, and the use of such doors, passages, concourses, plazas and conveniences may, without notice to Tenant, be regulated or discontinued at any time by Landlord.

                  (b) Except for the space within the inside surfaces of all walls, hung ceilings, floors, windows and doors bounding the Premises, all of the Building, including, without limitation, exterior Building walls, core corridor walls and doors and any core corridor entrance, any terraces or roofs adjacent to the Premises, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof as well as access thereto through the Premises, are reserved to Landlord and are not part of the Premises. Landlord reserves the right to name the Building and to change the name or address of the Building at any time and from time to time.

                  (c) Landlord shall have no liability to Tenant if at any time any windows of the Premises are either temporarily darkened or obstructed by reason of any repairs, improvements, maintenance and/or cleaning in or about the Building (or permanently darkened or obstructed if required by Law) or covered by any translucent material for the purpose of energy conservation, or if any part of the Building, other than the Premises, is temporarily or permanently closed or inoperable.

                  (d) Landlord and persons authorized by Landlord shall have the right, upon prior notice to Tenant (except in an emergency), to enter the Premises (together with any necessary materials and/or equipment), to inspect or perform such work as Landlord may reasonably deem necessary or to exhibit the Premises to prospective purchasers or others or for any other purpose as Landlord may deem necessary or desirable and, during Business Hours during the last 18 months of the Term, to prospective tenants. Landlord shall have no liability to Tenant by reason of any such entry. Landlord shall not be required to make any improvements or repairs of any kind or character to the Premises during the Term, except as otherwise set forth in this Lease.

            4.05 Repairs. Tenant shall keep the Premises (including, without limitation, all Fixtures) in good condition and, upon expiration or earlier termination of the Term, shall surrender the same to Landlord in the same condition as when first occupied, reasonable wear and tear excepted. Tenant's obligation shall include, without limitation, the obligation to repair all damage caused by Tenant, its agents, employees, invitees and licensees to the equipment and other installations in the Premises or anywhere in the Building. Any maintenance, repair or replacement to the windows (including, without limitation, any solar film attached thereto), the Building systems, the Building's structural components or any areas outside the Premises and which is Tenant's obligation to perform shall be performed by Landlord at Tenant's expense. Tenant shall not commit or allow to be committed any waste or damage to any portion of the Premises or the Building.

            4.06 Compliance with Laws. (a) Tenant shall comply with all laws, ordinances, rules, orders and regulations (present, future, ordinary, extraordinary, foreseen or unforeseen) of any governmental, public or quasi-public authority and of the New York Board of Underwriters, the New York Fire Insurance Rating Organization and any other entity performing similar functions, at any time duly in force (collectively "Laws"), attributable to any work, installation, occupancy, use or manner of use by Tenant of the Premises or any part thereof. Nothing contained in this Section 4.06 shall require Tenant to make any structural changes unless the same are necessitated by reason of the use by Tenant of the Premises in a manner or for purposes other than normal and customary ordinary office purposes. Tenant shall procure and maintain all licenses and permits required for its business.

                  (b) Anything contained in this Lease to the contrary notwithstanding, as part of Tenant's Initial Improvements, Tenant shall perform all work and make all installations necessary in order to fully sprinkler the Premises in compliance with the provisions of Local Law 5 of the New York City Administrative Code, as approved January 18, 1973, as amended from time to time (whether or not the Building is sprinklered or required to be sprinklered by such law).

                  (c) Except to the extent the same is Tenant's responsibility pursuant to Section 4.06(a) or (b) above or elsewhere in this Lease, Landlord shall comply with all Laws applicable to the common areas of the Building generally made available to tenants of the Building, but only if Tenant's use of the Premises shall be materially and adversely affected by non-compliance therewith, subject to Landlord's right to contest the applicability or legality of such Laws.

                  (d) Solely with respect to the 19th Floor and the First Temporary Space, Landlord hereby represents to Tenant that, as of the date of this Lease, to its knowledge, without due inquiry, all base building systems, including the elevator cab and elevator system upgrades and the renovation of the building lobby, are in compliance with or are exempt from such compliance under the Americans with Disabilities Act ("ADA").

                  (e) Solely with respect to the Original Premises and the First Temporary Space, Landlord hereby represents to Tenant that, as of the date of this Lease, to its knowledge, without due inquiry, the sprinkler system servicing the Premises is in good-working order and is in compliance with the provisions of Local Law 5 of the New York City Administrative Code, as approved on January 18, 1973 and as amended from time to time and with the provisions of any other applicable rules and regulations of the City of New York.

                  (f) Landlord hereby represents to Tenant that, as of the date of this Lease, to its knowledge, without due inquiry, there are no Hazardous Materials, as hereinafter defined, in the Original Premises or the First Temporary Space. "Hazardous Materials," as used herein, shall mean any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any materials containing asbestos, or any other substance or materials as defined by any Federal, state or local environmental law, ordinance, rule or regulation, including, without limitation, the Comprehensive Environmental Response Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and in the regulations adopted and publications promulgated pursuant to each of the foregoing, except that the term "Hazardous Materials" shall not include any such materials in amounts typically found in office buildings of a similar age and character as Building A.

                  (g) Solely with respect to the 19th Floor and the First Temporary Space, Landlord represents to Tenant that, as of the date of this Lease, to its knowledge, without due inquiry, Landlord has not received any notice of violations from the New York City Department of Buildings, which violations, if present, would prevent Tenant from performing Tenant's Initial Improvements or from operating in the 19th Floor or the First Temporary Space as permitted under this Lease.

                  (h) Except to the extent the same is Tenant's responsibility pursuant to Section 4.06(a) or (b) above or elsewhere in this Lease, Landlord shall comply with all Laws in effect as of the Possession Date applicable to the Original Premises prior to giving Tenant vacant possession of the Original Premises.

            4.07 Tenant Advertising. Tenant shall not use, and shall cause each of its Affiliates not to use, the name or likeness of the Building or the Project in any advertising (by whatever medium) without Landlord's consent (not to be unreasonably withheld or delayed).

            4.08 Right to Perform Tenant Covenants. If Tenant fails to perform any of its obligations under this Lease, Landlord, any Superior Lessor or any Superior Mortgagee (each, a "Curing Party") may perform the same at the expense of Tenant (a) immediately and without notice in the case of emergency or in case such failure interferes with the use of space by any other tenant in the Building or with the efficient operation of the Building or may result in a violation of any Law or in a cancellation of any insurance policy maintained by Landlord and (b) in any other case if such failure continues beyond any applicable grace period. If a Curing Party performs any of Tenant's obligations under this Lease, Tenant shall pay to Landlord (as Additional Charges) the costs thereof, together with interest at the Interest Rate from the date incurred by the Curing Party until paid by Tenant, within 10 days after receipt by Tenant of a statement as to the amounts of such costs. If the Curing Party effects such cure by bonding any lien which Tenant is required to bond or otherwise discharge, Tenant shall obtain and substitute a bond for the Curing Party's bond and shall reimburse the Curing Party for the cost of the Curing Party's bond.

            4.09 Improvements to Temporary Space. (a) Landlord, at Landlord's expense, has performed in the First Temporary Space the work described on Exhibit G ("Landlord's Temporary Space Work") in accordance with the provisions thereof. On the First Temporary Space Occupancy Date, Tenant shall accept the First Temporary Space in its "as is" condition on such date. All other improvements to the First Temporary Space which do not constitute Landlord's Temporary Space Work shall be performed by Tenant at Tenant's expense in accordance with Section 4.02 or, if applicable, in accordance with Section 1.08.

                  (b) If applicable, Landlord, at Landlord's expense, shall perform or cause to be performed in the Second Temporary Space, Landlord's Temporary Space Work in accordance with the provisions of Exhibit G. All initial improvements to the Second Temporary Space which do not constitute Landlord's Temporary Space Work shall be performed by Tenant at Tenant's expense in accordance with Section 4.02.

                                    ARTICLE 5

                            Assignment and Subletting

            5.01 Assignment; Etc. (a) Subject to Section 5.02, and except as expressly set forth otherwise in this Article 5, neither this Lease nor the term and estate hereby granted, nor any part hereof or thereof shall be assigned, mortgaged, pledged, encumbered or otherwise transferred voluntarily, involuntarily, by operation of law or otherwise, and neither the Premises, nor any part thereof shall be subleased, be licensed, be used or occupied by any person or entity other than Tenant or be encumbered in any manner by reason of any act or omission on the part of Tenant, and no rents or other sums receivable by Tenant under any sublease of all or any part of the Premises shall be assigned or otherwise encumbered, without the prior consent of Landlord. The dissolution or direct or indirect transfer of control of Tenant (however accomplished including, by way of example, the admission of new partners or members or withdrawal of existing partners or members, or transfers of interests in distributions of profits or losses of Tenant, issuance of additional stock, redemption of stock, stock voting agreement, or change in classes of stock) shall be deemed an assignment of this Lease regardless of whether the transfer is made by one or more transactions, or whether one or more persons or entities hold the controlling interest prior to the transfer or afterwards. An agreement under which another person or entity becomes responsible for all or a portion of Tenant's obligations under this Lease shall be deemed an assignment of this Lease. No assignment or other transfer of this Lease and the term and estate hereby granted, and no subletting of all or any portion of the Premises shall relieve Tenant of its liability under this Lease or of the obligation to obtain Landlord's prior consent to any further assignment, other transfer or subletting. Any attempt to assign this Lease or sublet all or any portion of the Premises in violation of this Article 5 shall be null and void.

                  (b) Notwithstanding Section 5.01(a), without the consent of Landlord, this Lease may be assigned to (i) an entity created by merger, reorganization or recapitalization of or with Tenant or (ii) a purchaser of all or substantially all of Tenant's assets; provided, in the case of both clause
(i) and clause (ii), that (A) Landlord shall have received a notice of such assignment from Tenant, (B) the assignee assumes by written instrument reasonably satisfactory to Landlord all of Tenant's obligations under this Lease, (C) such assignment is for a valid business purpose and not to avoid any obligations under this Lease, and (D) the assignee shall have, immediately after giving effect to such assignment, a NAV that is at least equal to the greater of
(i) the NAV shown on Exhibit K attached hereto and made a part hereof or (ii) the NAV of the Tenant named herein (i.e., ACTV, Inc.) at the time of such assignment.

                  (c) Notwithstanding Section 5.01(a), without the consent of Landlord, Tenant may assign this Lease or sublet all or any part of the Premises to an Affiliate of Tenant; provided, that (i) Landlord shall have received a notice of such assignment or sublease from Tenant; and (ii) in the case of any such assignment. (A) the assignment is for a valid business purpose and not to avoid any obligations under this Lease, and (B) the assignee assumes by written instrument reasonably satisfactory to Landlord all of Tenant's obligations under this Lease. "Affiliate" means, any person or entity which controls or is controlled by Tenant. "Control" means ownership or voting control by Tenant, directly or indirectly, of 51% or more of the voting stock, partnership interests or other beneficial ownership interests of the entity in question. The transfer of the outstanding capital stock of any corporate Tenant (by persons or parties other than "insiders" within the meaning of the Securities Exchange Act of 1934, as amended) through the "over-the-counter" market or any recognized national securities exchange shall not be considered in the determination of whether control has been transferred.

                  (d) Tenant represents to Landlord that, as of the date of this Lease, the financial statement attached hereto as Exhibit K (the "Financial Statement") is a true and correct statement of Tenant's NAV as of the date thereof Simultaneously with the delivery of the Expansion Notice to Landlord in accordance with Section 10.01, Tenant shall deliver a secretary's certificate to Landlord attaching thereto a true and correct statement of Tenant's NAV dated no earlier than sixty (60) days prior to the date of the Expansion Notice ("Updated Financial

Statement"). If Tenant's NAV as set forth in the Updated Financial Statement is not at least 60% of Tenant's NAV on the date set forth in the Financial Statement, Landlord shall have the right to terminate this Lease upon notice to Tenant given within thirty (30) days of receipt of Tenant's Updated Financial Statement. Such notice shall set forth a date for termination of this Lease, which date shall be no sooner than 90 days and no later than 120 days from the date of such notice.

            5.02 Landlord's Option Right. (a) If Tenant desires to assign this Lease or sublet all or a portion of the Premises (other than in accordance with Sections 5.01(b) or 5.01(c)), Tenant shall give to Landlord notice ("Tenant's Offer Notice") thereof, specifying (i) in the case of a proposed subletting, the location of the space to be sublet and the terms of the subletting of such space, (ii) (A) in the case of a proposed assignment, Tenant's good faith offer of the consideration Tenant desires to receive or pay for such assignment or (B) in the case of a proposed subletting, Tenant's good faith offer of the fixed annual rent which Tenant desires to receive for such proposed subletting (assuming that a subtenant will pay for Taxes, expense escalations and electricity as described in Article 2 herein in the same manner, and utilizing the same base year or base amount, as Tenant pays for such amounts under this Lease) and (iii) the proposed assignment or sublease commencement date.

                  (b) Tenant's Offer Notice shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord's designee) may, at Landlord's option,
(i) sublease such space from Tenant or (ii) have this Lease assigned to it or terminate this Lease (if the proposed transaction is an assignment or a sublease of all or substantially all of the Premises or a sublease of a portion of the Premises which, when aggregated with other subleases then in effect, covers all or substantially all of the Premises). Said option may be exercised by Landlord by notice to Tenant within 45 days after a Tenant's Offer Notice, together with all information required pursuant to Section 5.02(a), has been given by Tenant to Landlord.

                  (c) If Landlord exercises its option under Section 5.02(b)(ii) to terminate this Lease, then this Lease shall terminate on the proposed assignment or sublease commencement date specified in the applicable Tenant's Offer Notice and all Rent shall be paid and apportioned to such date.

                  (d) If Landlord exercises its option under Section 5.02(b)(ii) to have this Lease assigned to it (or its designee), then Tenant shall assign this Lease to Landlord (or Landlord's designee) by an assignment in form and substance reasonably satisfactory to Landlord, effective on the proposed assignment or sublease commencement date specified in the applicable Tenant's Offer Notice. Tenant shall not be entitled to consideration or payment from Landlord (or Landlord's designee) in connection with any such assignment. If the Tenant's Offer Notice provides that Tenant will pay any consideration or grant any concessions in connection with the proposed assignment, then Tenant shall pay such consideration and/or grant any such concessions to Landlord (or Landlord's designee) on the date Tenant assigns this Lease to Landlord (or Landlord's designee).

            (e) [INTENTIONALLY OMITTED]

                  (f) If Landlord exercises its option under Section 5.02(b)(i) to sublet the Premises, such sublease to Landlord or its designee (as subtenant) shall be in form and substance reasonably satisfactory to Landlord at the lower of (i) the rental rate per rentable square foot of Fixed Rent and Additional Charges then payable pursuant to this Lease or (ii) the rental set forth in the applicable Tenant's Offer Notice with respect to such sublet space, and shall be for the term set forth in the applicable Tenant's Offer Notice, and:

                        (A) shall be subject to all of the terms and conditions of this Lease except such as are irrelevant or inapplicable, and except as otherwise expressly set forth to the contrary in this Section 5.02(f);

                        (B) shall be upon the same terms and conditions as those contained in the applicable Tenant's Offer Notice and otherwise on the terms and conditions of this Lease, except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this Section 5.02(f);

                        (C) shall permit the sublessee, without Tenant's

consent, freely to assign such sublease or any interest therein or to sublet all or any part of the space covered by such sublease and to make any and all alterations and improvements in the space covered by such sublease;

                        (D) shall provide that any assignee or further subtenant of Landlord or its designee may, at the election of Landlord, make alterations, decorations and installations in such space or any part thereon any or all of which may be removed, in whole or in part, by such assignee or subtenant, at its option, prior to or upon the expiration or other termination of such sublease, provided that such assignee or subtenant, at its expense, shall repair any damage caused by such removal; and

                        (E) shall provide that (1) the parties to such sublease expressly negate any intention that any estate created under such sublease be merged with any other estate held by either of said parties, (2) any assignment or subletting by Landlord or its designee (as the subtenant) may be for any purpose or purposes that Landlord shall deem appropriate, (3) Landlord, at Tenant's expense, may make such alterations as may be required or deemed necessary by Landlord to demise separately the subleased space and to comply with any Laws relating to such demise, and (4) at the expiration of the term of such sublease, Tenant shall accept the space covered by such sublease in its then existing condition, subject to the obligations of the sublessee to make such repairs thereto as may be necessary to preserve such space in good order and condition.

                  (g) If Landlord exercises its option under Section 5.02(b)(i) to sublet the Premises (or to have the Premises sublet to its designee) or if Landlord exercises its option under Section 5.02(b)(ii) to have this Lease assigned to it (or its designee) then Tenant shall not have any liability hereunder arising from, in connection with or relating to any default of such sublessee or assignee including, without limitation, the failure by such sublessee or assignee to pay any rent due thereunder (but such release of Tenant shall not operate to relieve the assignee from any liability for which Tenant should otherwise be liable).

                  (h) In the case of a proposed sublease, Tenant shall not sublet any space to a third party at a rental which is less (on a per rentable square foot basis) than the rental (on a per rentable square foot basis) specified in Tenant's Offer Notice with respect to such space, without complying once again with all of the provisions of this Section 5.02 and re-offering such space to Landlord at such lower rental. In the case of a proposed assignment, Tenant shall not assign this Lease to a third party where Tenant pays greater consideration or grants a greater concession to such third party for such assignment than the consideration offered to be paid or concession offered to be granted to Landlord in Tenant's Offer Notice without complying once again with all of the provisions of this Section 5.02 and re-offering to assign this Lease to Landlord and pay such consideration or grant such concession to Landlord.

                  (i) If Landlord fails to respond to Tenant's Offer Notice within the 45 days after such Tenant's Offer Notice, together with all information required pursuant to Section 5.02(a), has been given by Tenant to Landlord, Landlord shall be deemed to have declined Tenant's offer; provided, that 15 days prior to the expiration of such 45 day period, Tenant shall send a second notice to Landlord with the phrase "Failure to respond shall be deemed to be a waiver of Landlord's Option Right under Section 5.02 of the Lease" in bold lettering at the top of such notice.

                  (i) Landlord acknowledges and agrees that the foregoing provisions of Section 5.02 shall not apply to an assignment subject to Section 5.01(b) and Section 5.01(c) above.

            5.03 Assignment and Subletting Procedures. (a) If Tenant delivers to Landlord a Tenant's Offer Notice with respect to any proposed assignment of this Lease or subletting of all or any portion of the Premises and Landlord does not timely exercise any of its options under Section 5.02, and Tenant thereafter desires to assign this Lease or sublet the Premises as specified in Tenant's Offer Notice, Tenant shall notify Landlord (a "Transfer Notice") of such desire, which notice shall be accompanied by (i) a copy of the proposed assignment or sublease and all related agreements, the effective date of which shall be at least 30 days after the giving of the Transfer Notice, (ii) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (iii) current financial information with respect to the proposed assignee or subtenant, including, without limitation, its most recent financial statement and (iv) such other information as Landlord may reasonably request, and Landlord's consent to the proposed assignment or sublease shall not be unreasonably withheld, delayed or conditioned provided that:

                        (i) Such Transfer Notice shall be delivered to Landlord within three months after the delivery to Landlord of the applicable Tenant's Offer Notice.

                        (ii) In Landlord's reasonable judgment the proposed assignee or subtenant will use the Premises in a manner that (A) is in keeping with the then standards of the Building, (B) is limited to the use expressly permitted under this Lease, and (C) will not violate any negative covenant then in effect as to use contained in any other Lease of space in the Building.

                        (iii) The proposed assignee or subtenant is, in Landlord's reasonable judgment, a reputable person or entity of good character and with sufficient financial worth considering the responsibility involved.

                        (iv) Neither the proposed assignee or sublessee, nor any Affiliate of such assignee or sublessee, is then an occupant of any part of the Building.

                        (v) The proposed assignee or sublessee is not a person with whom Landlord is then actively negotiating or has within the prior 3 months negotiated to lease space in the Building.

                        (vi) The form of the proposed sublease shall be reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 5.

                        (vii) There shall not be more than 1 subtenant of the Original Premises and I subtenant of the Expansion Space and each such sublease shall not be for less than 5,000 rentable square feet.

                        (viii) The aggregate rent to be paid by the proposed subtenant is not less than the fair rental value of the sublet space as sublet space (as reasonably determined by Landlord).

                        (ix) Tenant shall reimburse Landlord on demand for any reasonable out-of-pocket costs incurred by Landlord in connection with said assignment or sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and legal costs incurred in connection with the granting of any requested consent.

                  If Landlord denies Landlord's consent to the proposed assignment or sublease under this Section 5.03(a), Landlord shall specify the reasons for such denial, provided, however, that Landlords' failure to so specify such reasons shall not impose upon Landlord any obligation to consent to such proposed assignment or sublease nor result in any liability to Landlord in respect thereof.

                  (b) If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within 45 days after the giving of such consent, then Tenant shall again comply with this Article 5 before assigning this Lease or subletting all or part of the Premises.

                  (c) If Landlord fails to respond to a Transfer Notice within 35 days after such Transfer Notice, together with all information required pursuant to Section 5.03(a), has been given by Tenant to Landlord, Landlord shall be deemed to have consented to such proposed assignment or subletting; provided, that 5 days prior to the expiration of such 35 day period, Tenant shall send a second notice to Landlord with the phrase "Failure to respond shall be deemed consent to the assignment or subletting proposed in Tenant's Transfer Notice" in bold lettering at the top of such notice.

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

                  (d) If Tenant delivers to Landlord a Transfer Notice, together with all information required under Section 5.03(a) above, at the same time that Tenant delivers Tenant's Offer Notice as required under Section 5.02 above, then Landlord shall either (i) exercise its options under Section 5.02 or (ii) approve or deny (and, in the case of a denial, specifying the reasons for such denial; subject to the last sentence of subsection (a) above,) Tenant's request to assign this Lease or sublet the Premises under the provisions of Section 5.03 within 45 days after Tenant's Offer Notice, together with all information required pursuant to Section 5.02(a), and the Transfer Notice, together with all information required pursuant to Section 5.03(a), have been given by Tenant to Landlord. If Landlord fails to respond within 45 days after receiving Tenant's Offer Notice, together with all information required pursuant to Section 5.02(a) and the Transfer Notice, together with all information required pursuant to
Section 5.03(b), Landlord shall be deemed to have consented to such proposed assignment or subletting; provided, that 15 days prior to the expiration of such 45 day period, Tenant shall send a second notice to Landlord with the phrase "Failure to respond shall be deemed to be a waiver of Landlord's Option Right under Section 5.02 of the Lease and consent to the assignment or subletting proposed in Tenant's Transfer Notice (such Tenant's Office Notice and Transfer Notice having been delivered simultaneously)" in bold lettering at the top of such notice.

            5.04 General Provisions. (a) If this Lease is assigned, whether or not in violation of this Lease, Landlord may collect rent from the assignee. If the Premises or any part thereof are sublet or occupied by anybody other than Tenant, whether or not in violation of this Lease, Landlord may, after default by Tenant, and expiration of Tenant's time to cure such default, collect rent from the subtenant or occupant. In either event, Landlord may apply the net amount collected against Rent, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Section 5.01(a), or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant's obligations under this Lease.

                  (b) No assignment or transfer shall be effective until the assignee delivers to Landlord (i) evidence that the assignee, as Tenant hereunder, has complied with the requirements of Sections 7.02 and 7.03, and
(ii) an agreement in form and substance satisfactory to Landlord whereby the assignee assumes Tenant's obligations under this Lease.

                  (c) Notwithstanding any assignment or transfer, whether or not in violation of this Lease, and notwithstanding the acceptance of any Rent by Landlord from an assignee, transferee, or any other party, the original named Tenant and each successor Tenant shall remain fully liable for the payment of the Rent and the performance of all of Tenant's other obligations under this Lease. The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant shall not be discharged, released or impaired in any respect by any agreement made by Landlord extending the time to perform, or otherwise modifying, any of the obligations of Tenant under this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of Tenant under this Lease.

                  (d) Each subletting by Tenant shall be subject to the following:

                        (i) No subletting shall be (x) for a term (including any renewal or extension options contained in the sublease) ending later than one day prior to the Expiration Date or (y) for less than (A) 5,000 rentable square feet in the Original Premises and (B) 4,000 rentable square feet in the Expansion Space except for subleases to Affiliates. Tenant shall not be permitted to have more than one (1) subtenant of the Premises at any time; provided, however, that if Tenant exercises Tenant's Expansion Option, Tenant shall be permitted to have no more than one (1) subtenant in the Expansion Space and no more than one (1) subtenant (other than Affiliates) in the Original Premises at any time.

                        (ii) No sublease shall be valid, and no subtenant shall take possession of the Premises or any part thereof, until there has been delivered to Landlord, both (A) an executed counterpart of such sublease, and
(B) a certificate of insurance evidencing that (x) Landlord is an additional insured under the insurance policies required to be maintained by occupants of the Premises pursuant to Section 7.02, and (y) there is in full force and effect, the insurance otherwise required by Section 7.02.

                        (iii) Each sublease shall provide that it is subject and subordinate to this Lease, and that in the event of termination, reentry or dispossess by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord's option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be liable for, subject to or bound by any item of the type that a Successor Landlord is not so liable for, subject to or bound by in the case of an attornment by Tenant to a Successor Landlord under Section 6.01(a).

                  (e) Each sublease shall provide that the subtenant may not assign its rights thereunder or further sublet the space demised under the sublease, in whole or in part, without complying with all of the terms and conditions of this Article 5, including, without limitation, Section 5.05, which for purposes of this Section 5.04(e) shall be deemed to be appropriately modified to take into account that the transaction in question is an assignment of the sublease or a further subletting of the space demised under the sublease, as the case may be.

                  (f) Tenant shall not publicly advertise the availability of the Premises or any portion thereof as sublet space or by way of an assignment of this Lease, without first obtaining Landlord's consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided that Tenant shall in no event advertise the rental rate or any description thereof.

            5.05 Assignment and Sublease Profits. (a) If the aggregate of the amounts payable as fixed rent and as additional rent on account of Taxes and electricity by a subtenant under a sublease of the Premises and the amount of any Other Sublease Consideration payable to Tenant by such subtenant, whether received in a lump-sum payment or otherwise, shall be in excess of Tenant's Basic Cost therefor at that time then, promptly after the collection thereof, Tenant shall pay to Landlord in monthly installments as and when collected, as Additional Charges, 50% of such excess. Tenant shall deliver to Landlord within 60 days after the end of each calendar year and within 60 days after the expiration or earlier termination of this Lease a statement specifying each sublease in effect during such calendar year or partial calendar year, the rentable area demised thereby, the term thereof and a computation in reasonable detail showing the calculation of the amounts paid and payable by the subtenant to Tenant, and by Tenant to Landlord, with respect to such sublease for the period covered by such statement. "Tenant's Basic Cost" for sublet space at any time means the sum of (i) the portion of the Fixed Rent (as escalated pursuant to Section 2.10 of this Lease) and Tax Payments which is attributable to the sublet space, plus (ii) the amount payable by Tenant on account of electricity in respect of the sublet space, plus (iii) the amount of any costs reasonably incurred by Tenant in making changes in the layout and finish of the sublet space for the subtenant amortized on a straight-line basis over the term of the sublease or of Tenant's cash contribution to the subtenant in lieu thereof plus
(iv) the amount of any reasonable brokerage commissions and reasonable legal fees paid by Tenant in connection with the sublease amortized on a straight-line basis over the term of the sublease. "Other Sublease Consideration" means all sums paid for the furnishing of services by Tenant and the sale or rental of Tenant's fixtures, leasehold improvements, equipment, furniture or other personal property less, in the case of the sale thereof the then net unamortized or undepreciated cost thereof determined on the basis of Tenant's federal income tax returns.

                  (b) Upon any assignment of this Lease, Tenant shall pay to Landlord 50% of the Assignment Consideration received by Tenant for such assignment, after deducting therefrom customary and reasonable closing expenses. "Assignment Consideration" means an amount equal to all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment (including, without limitation, sums paid for the furnishing of services by Tenant and the sale or rental of Tenant's fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, less, in the case of a sale thereof the then net unamortized or undepreciated cost thereof determined on the basis of Tenant's federal income tax returns).

                  (c) This Section 5.05 shall not apply to any assignment or subletting pursuant to Section 5.01(b) or (c) of this Lease.

                                    ARTICLE 6

                        Subordination; Default; Indemnity

            6.01 Subordination. (a) This Lease is subject and subordinate to each mortgage (a "Superior Mortgage") and each underlying lease (a "Superior Lease") which may now or hereafter affect all or any portion of the Project or any interest therein; provided that the Superior Mortgagee under such Superior Mortgage or Superior Lessor under such Superior Lease shall have executed and delivered a non-disturbance and attornment agreement substantially to the effect that so long as Tenant is not in default hereunder beyond any applicable notice and grace periods, (i) this Lease will not be terminated or cut off nor shall Tenant's possession hereunder be disturbed by enforcement of any rights given to such Superior Mortgagee or Superior Lessor pursuant to such Superior Mortgage or Superior Lease, and (ii) such Superior Mortgagee or Superior Lessor shall recognize Tenant as the tenant under this Lease. The lessor under a Superior Lease is called a "Superior Lessor" and the mortgagee under a Superior Mortgage is called a "Superior Mortgagee". Tenant shall execute, acknowledge and deliver any instrument reasonably requested by Landlord, a Superior Lessor or Superior Mortgagee to evidence such subordination, in a form substantially the same as Exhibit H attached hereto but no such instrument shall be necessary to make such subordination effective. Notwithstanding anything contained in this Section 6.01 to the contrary, if any Superior Mortgagee or Superior Lessee executes and delivers a non-disturbance and attornment agreement either (i) in the form herein described and such agreement is not in any material respect inconsistent with the provisions of this Lease or (ii) in a form which is not in any material respect less favorable to Tenant as the non-disturbance and attornment agreement executed and delivered contemporaneously herewith by Tenant and the existing Superior Mortgagee or Superior Lessor, as applicable, and Tenant either fails or refuses to execute and deliver such agreement within 10 days after delivery of such agreement to Tenant, then this Lease shall automatically and without further act be deemed to be subject and subordinate to such Superior Mortgage or Superior Lease and such non-disturbance and attornment agreement shall then be deemed to be in effect with respect to such Superior Mortgage or Superior Lease. Tenant acknowledges and agrees that simultaneously herewith Tenant and the existing Superior Mortgagee and the existing Superior Lessor have executed and exchanged non-disturbance and attornment agreements which satisfy the requirements of this Section 6.01. Tenant shall execute any amendment of this Lease requested by a Superior Mortgagee or a Superior Lessor, provided such amendment shall not result in a material increase in Tenant's obligations under this Lease or a material reduction in the benefits available to Tenant. In the event of the enforcement by a Superior Mortgagee of the remedies provided for by law or by such Superior Mortgage, or in the event of the termination or expiration of a Superior Lease, Tenant, upon request of such Superior Mortgagee, Superior Lessor or any person succeeding to the interest of such mortgagee or lessor (each, a "Successor Landlord"), shall automatically become the tenant of such Successor Landlord without change in the terms or provisions of this Lease (it being understood that Tenant shall, if requested, enter into a new lease on terms identical to those in this Lease); provided, that any Successor Landlord shall not be (i) liable for any act, omission or default of any prior landlord (including, without limitation, Landlord); (ii) liable for the return of any monies paid to or on deposit with any prior landlord (including, without limitation, Landlord), except to the extent such monies or deposits are delivered to such Successor Landlord; (iii) subject to any offset, claims or defense that Tenant might have against any prior landlord (including, without limitation, Landlord); (iv) bound by any Rent which Tenant might have paid for more than the current month to any prior landlord (including, without limitation, Landlord) unless actually received by such Successor Landlord; (v) bound by any covenant to perform or complete any construction in connection with the Project or the Premises or to pay any sums to Tenant in connection therewith; or (vi) bound by any waiver or forbearance under, or any amendment, modification, abridgement, cancellation or surrender of, this Lease made without the consent of such Successor Landlord. Upon request by such Successor Landlord, Tenant shall execute and deliver an instrument or instruments, reasonably requested by such Successor Landlord, confirming the attornment provided for herein, but no such instrument shall be necessary to make such attornment effective.

                  (b) Tenant shall give each Superior Mortgagee (including Aetna Life Insurance Company ("Aetna"), Landlord's mortgagee as of the date of this Lease) and each Superior Lessor a copy of any notice of default served upon Landlord, provided that Tenant has been notified of the address of such mortgagee or lessor. If Landlord fails to cure any default as to which Tenant is obligated to give notice pursuant to the preceding sentence within the time provided for in this Lease, then each such mortgagee or lessor shall have an additional 30 days after receipt of such notice within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such 30 days, any such mortgagee or lessor has commenced and is diligently pursuing the remedies necessary to cure such default (including, without limitation, commencement of foreclosure proceedings or eviction proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated and Tenant shall not exercise any other rights or remedies under this Lease or otherwise while such remedies are being so diligently pursued. Nothing herein shall be deemed to imply that Tenant has any right to terminate this Lease or any other right or remedy, except as may be otherwise expressly provided for in this Lease. The address for Aetna is 151 Farmington Avenue, Hartford, CT 06156-9624.

                  (c) Tenant acknowledges being advised by Landlord that Landlord's mortgage with Aetna Life Insurance Company contains a provision that Landlord may not waive any provision of any lease without Aetna's written consent. This restriction shall be enforceable by Landlord or Aetna or any future mortgagee whose mortgage contains such provision.

            6.02 Estoppel Certificate. Each party shall, at any time and from time to time, within 20 days after written request by the other party, which request shall specifically state the time period in which the other party must respond, execute and deliver to the requesting party (or to such person or entity as the requesting party may designate) a statement certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), certifying the Possession Date, Expiration Date and the dates to which the Fixed Rent and Additional Charges have been paid and stating whether or not the other party is in default in performance of any of its obligations under this Lease, and, if so, specifying each such default of which such party has knowledge, it being intended that any such statement shall be deemed a representation and warranty to be relied upon by the party to whom such statement is addressed. The responding party also shall include or confirm in any such statement such other information concerning this Lease as the other party may reasonably request.

            6.03 Default. This Lease and the term and estate hereby granted are subject to the limitation that:

                  (a) if Tenant defaults in the payment of any Rent, and such default continues for 10 days in the event of a default in the payment of Base Rent or 15 days in the event of a default in the payment of Additional Rent or any other sums due hereunder after Landlord gives to Tenant a notice specifying such default (provided, however, that Tenant acknowledges that Rent shall be due and payable on the first day of the month, and failure to pay such Rent on or prior to the first day of any month shall be considered a default under this Lease and interest shall accrue thereon as provided in Section 2.08 of this Lease from and after the first day the Rent becomes due and payable), or

                  (b) if Tenant defaults in the keeping, observance or performance of any covenant or agreement (other than a default of the character referred to in Section 6.03(a), (c),

(d), (e) or (f), and if such default continues and is not cured within 30 days after Landlord gives to Tenant a notice specifying the same, or, in the case of a default which for causes beyond Tenant's reasonable control cannot with due diligence be cured within such period of 30 days, if Tenant shall not immediately upon the receipt of such notice, (i) advise Landlord of Tenant's intention duly to institute all steps necessary to cure such default and (ii) institute and thereafter diligently prosecute to completion all steps necessary to cure the same, or

                  (c) if this Lease or the estate hereby granted would, by operation of law or otherwise, devolve upon or pass to any person or entity other than Tenant, except as expressly permitted by Article 5, or

                  (d) if Tenant shall abandon the Premises (and the fact that any of Tenant's Property remains in the Premises shall not be evidence that Tenant has not abandoned the Premises), or

                  (e) if Tenant defaults under any other lease with Landlord or under any other lease in a building managed by Orda Management Corporation which default shall continue beyond any applicable grace period provided under such other lease, or

                  (f) if a default of the kind set forth in Section 6.03(a) or
(b) shall occur and have been cured, and if a similar default shall occur more than once within the next 365 days, whether or not such similar defaults are cured within the applicable grace period, or

                  (g) if Tenant fails to deliver to Landlord any security deposit or letter of credit within the time period required under Section 2.09 and, if applicable, Section 10.01, then, in any of such cases, in addition to any other remedies available to Landlord at law or in equity, Landlord shall be entitled to give to Tenant a notice of intention to end the Term at the expiration of 5 days from the date of the giving of such notice, and, in the event such notice is given, this Lease and the term and estate hereby granted shall terminate upon the expiration of such 5 days with the same effect as if the last of such 5 days were the Expiration Date, but Tenant shall remain liable for damages as provided herein or pursuant to law.

            6.04 Re-entry by Landlord. If Tenant defaults in the payment of any Rent and such default continues for 5 days, or if this Lease shall terminate as in Section 6.03 provided, Landlord or Landlord's agents and servants may immediately or at any time thereafter re-enter into or upon the Premises, or any part thereof, without notice, either by summary dispossess proceedings or by any suitable action or proceeding at law, or by legal force or otherwise, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Premises. The words "re-enter" and "re-entering" as used in this Lease are not restricted to their technical legal meanings. Upon such termination or re-entry, Tenant shall pay to Landlord any Rent then due and owing (in addition to any damages payable under Section 6.05).

            6.05 Damages. If this Lease is terminated under Section 6.03, or if Landlord re-enters the Premises under Section 6.04, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

                  (a) a sum which, at the time of such termination or re-entry, represents the then value of the excess, if any, of (1) the aggregate of the Rent which, had this Lease not terminated, would have been payable hereunder by Tenant for the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date over (2) the aggregate fair rental value of the Premises for the same period (for the purposes of this clause (a) the amount of Additional Charges which would have been payable by Tenant under Sections 2.04 and 2.05 shall, for each calendar year ending after such termination or re-entry, be deemed to be an amount equal to the amount of such Additional Charges payable by Tenant for the calendar year immediately preceding the calendar year in which such termination or re-entry shall occur), or

                  (b) sums equal to the Rent that would have been payable by Tenant through and including the Expiration Date had this Lease not terminated or had Landlord not re-entered the Premises, payable upon the due dates therefor specified in this Lease; provided, that if Landlord shall relet all or any part of the Premises for all or any part of the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease and of re-entering the Premises and of securing possession thereof, as well as the expenses of reletting, including, without limitation, altering and preparing the Premises for new tenants, brokers' commissions, legal fees and all other expenses properly chargeable against the Premises and the rental therefrom in connection with such reletting, it being understood that any such reletting may be for a period equal to or shorter or longer than said period; provided, further, that (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord under this Lease,
(ii) in no event shall Tenant be entitled, in any suit for the collection of damages pursuant to this Section 6.05(b), to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit, (iii) if the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot rentable area basis shall be made of the rent received from such reletting and of the expenses of reletting and (iv) Landlord shall have no obligation to so relet the Premises and Tenant hereby waives any right Tenant may have, at law or in equity, to require Landlord to so relet the Premises.

Suit or suits for the recovery of any damages payable hereunder by Tenant, or any installments thereof may be brought by Landlord from time to time at its election, and nothing contained herein shall require Landlord to postpone suit until the date when the Term would have expired but for such termination or re-entry.

            6.06 Other Remedies. Nothing contained in this Lease shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Anything in this Lease to the contrary notwithstanding, during the continuation of any default by Tenant, Tenant shall not be entitled to exercise any rights or options, or to receive any funds or proceeds being held, under or pursuant to this Lease.

            6.07 Right to Injunction. In the event of a breach or threatened breach by Tenant of any of its obligations under this Lease, including, but not limited to, holding over after the Expiration Date or the date of any earlier termination of this Lease, Landlord shall also have the right of injunction and, in the case of a threatened holdover, the right to bring a summary proceeding for possession of the Premises on the Expiration Date or the date of any earlier termination of this Lease. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled, and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for.

            6.08 Certain Waivers; Waiver of Trial by Jury. (a) Tenant waives and surrenders all right and privilege that Tenant might have under or by reason of any present or future law to redeem the Premises or to have a continuance of this Lease after Tenant is dispossessed or ejected therefrom by Landlord, by process of law or under the terms of this Lease or after any termination of this Lease. Tenant also waives the provisions of any law relating to notice and/or delay in levy of execution in case of any eviction or dispossession for nonpayment of rent, and the provisions of any successor or other law of like import.

            (b) Landlord and Tenant each waive trial by jury in any action in connection with this Lease.

            6.09 No Waiver. Failure by either party to declare any default immediately upon its occurrence or delay in taking any action in connection with such default shall not waive such default but such party shall have the right to declare any such default at any time thereafter. Any amounts paid by Tenant to Landlord may be applied by Landlord, in Landlord's discretion, to any items then owing by Tenant to Landlord under this Lease. Receipt by Landlord of a partial payment shall not be deemed to be an accord and satisfaction (notwithstanding any endorsement or statement on any check or any letter accompanying any check or payment) nor shall such receipt constitute a waiver by Landlord of Tenant's obligation to make full payment. No act or thing done by Landlord or its agents shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord and by each Superior Lessor and Superior Mortgagee whose lease or mortgage provides that any such surrender may not be accepted without its consent.

            6.10 Holding Over. If Tenant holds over without the consent of Landlord after expiration or termination of this Lease, Tenant shall (a) pay as holdover rental during the holdover tenancy an amount equal to (x) 150% for the first month of the holdover tenancy, (y) 175% for the second month of the holdover tenancy and (z) 200% for the third month and any additional month(s) of the holdover tenancy of the greater of (i) the fair market rental value of the Premises for such month (as reasonably determined by Landlord) or (ii) the Rent which Tenant was obligated to pay for the month immediately preceding the end of the Term; and (b) be liable to

Landlord for and indemnify Landlord against (i) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a "New Tenant") by reason of the late delivery of space to the New Tenant as a result of Tenant's holding over or in order to induce such New Tenant not to terminate its lease by reason of the holding over by Tenant, (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding over by Tenant and (iii) any claim for damages by any New Tenant. No holding over by Tenant after the Term shall operate to extend the Term. Notwithstanding the foregoing, the acceptance of any rent paid by Tenant pursuant to this Section 6.10 shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding.

            6.11 Attorneys' Fees. If Landlord places the enforcement of this Lease or any part thereof, or the collection of any Rent due or to become due hereunder, or recovery of the possession of the Premises, in the hands of an attorney, or files suit upon the same, or in the event any bankruptcy, insolvency or other similar proceeding is commenced involving Tenant, and Landlord prevails in such enforcement action, Tenant shall, upon demand, reimburse Landlord for Landlord's reasonable attorneys' fees and disbursements and court costs.

            6.12 Nonliability and Indemnification. (a) Neither Landlord, any Superior Lessor or any Superior Mortgagee, nor any partner, director, officer, shareholder, principal, agent, servant or employee of Landlord, any Superior Lessor or any Superior Mortgagee (whether disclosed or undisclosed), shall be liable to Tenant for (i) any loss, injury or damage to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss, nor shall the aforesaid parties be liable for any loss of or damage to property of Tenant or of others entrusted to employees of Landlord; provided, that, except to the extent of the release of liability and waiver of subrogation provided in Section 7.03 hereof, the foregoing shall not be deemed to relieve Landlord of any liability to the extent resulting from the negligence or the willful act or failure to act of Landlord, its agents, servants or employees in the operation or maintenance of the Premises or the Building, (ii) any loss, injury or damage described in clause (i) above caused by other tenants or persons in, upon or about the Building, or caused by operations in construction of any private, public or quasi-public work, or (iii) even if negligent, consequential damages arising out of any loss of use of the Premises or any equipment, facilities or other Tenant's Property therein.

                  (b) Tenant shall indemnify and hold harmless Landlord, all Superior Lessors and all Superior Mortgagees and each of their respective members, partners, directors, officers, shareholders, principals, agents and employees (each, an "Indemnified Party"), from and against any and all claims arising from or in connection with (i) the conduct or management of the Premises or of any business therein, or any work or thing done, or any condition created, in or about the Premises, (ii) any act, omission or negligence of Tenant or any person claiming through or under Tenant or any of their respective members, partners, directors, officers, agents, employees or Contractors, (iii) any accident, injury or damage occurring in, at or upon the Premises, (iv) any default by Tenant in the performance of Tenant's obligations under this Lease and (v) any brokerage commission or similar compensation claimed to be due by reason of any proposed subletting or assignment by Tenant (irrespective of the exercise by Landlord of any of the options in Section 5.02(b); together with all costs, expenses and liabilities incurred in connection with each such claim or action or proceeding brought thereon, including, without limitation, all attorneys' fees and disbursements; provided, that the foregoing indemnity shall not apply to the extent such claim results from the negligence (other than negligence to which the release of liability and waiver of subrogation provided in Section 7.03 below applies) or willful misconduct of the Indemnified Party. If any action or proceeding is brought against any Indemnified Party by reason of any such claim, Tenant, upon notice from such Indemnified Party shall resist and defend such action or proceeding (by counsel reasonably satisfactory to such Indemnified Party).

            6.13 Protest of Landlord Charges. Except as otherwise set forth in
Section 2.10 of this Lease, Tenant shall have sixty (60) days from receipt of a bill or other request from Landlord for payment of any charge, other than the Fixed Rent, payable by Tenant under this Lease within which to protest the correctness of such charge. If Tenant fails to make such protest, which shall be made in the manner herein set forth for the giving of notices, within the sixty
(60) day period aforementioned, the charge set forth in such bill or other request shall be deemed to have been accepted by Tenant and shall no longer be contestable by Tenant, time being of the essence.

                                    ARTICLE 7

                        Insurance; Casualty; Condemnation

            7.01 Compliance with Insurance Standards. (a) Tenant shall not violate, or permit the violation of, any condition imposed by any insurance policy then issued in respect of the Project and shall not do, or permit anything to be done, or keep or permit anything to be kept in the Premises, which would subject Landlord, any Superior Lessor or any Superior Mortgagee to any liability or responsibility for personal injury or death or property damage, or which would increase any insurance rate in respect of the Project over the rate which would otherwise then be in effect or which would result in insurance companies of good standing refusing to insure the Project in amounts reasonably satisfactory to Landlord, or which would result in the cancellation of or the assertion of any defense by the insurer in whole or in part to claims under, any policy of insurance in respect of the Project.

                  (b) If, by reason of any failure of Tenant to comply with this Lease, the premiums on Landlord's insurance on the Project shall be higher than they otherwise would be, Tenant shall reimburse Landlord, on demand, for that part of such premiums attributable to such failure on the part of Tenant. A schedule or "make up" of rates for the Project or the Premises, as the case may be, issued by the New York Fire Insurance Rating Organization or other similar body making rates for insurance for the Project or the Premises, as the case may be, shall be conclusive evidence of the facts therein stated and of the several items and charges in the insurance rate then applicable to the Project or the Premises, as the case may be.

            7.02 Tenant's Insurance. Tenant shall maintain at all times during the Term (a) "all risk" property insurance covering all present and future Tenant's Property, Fixtures and

Tenant's Improvements and Betterments to a limit of not less than the full replacement cost thereof, and (b) commercial general liability insurance, including a contractual liability endorsement, and personal injury liability coverage, in respect of the Premises and the conduct or operation of business therein, with Landlord and its managing agent, if any, and each Superior Lessor and Superior Mortgagee whose name and address shall have been furnished to Tenant, as additional insureds, with limits of not less than $5,000,000 combined single limit for bodily injury and property damage liability in any one occurrence and (c) boiler and machinery insurance, if there is a boiler, supplementary air conditioner or pressure object or similar equipment in the Premises, with Landlord and its managing agent, if any, and each Superior Lessor and Superior Mortgagee whose name and address shall have been furnished to Tenant, as additional insureds, with limits of not less than $5,000,000 combined single limit and (d) when Alterations are in process, the insurance specified in
Section 4.02(f) hereof. The limits of such insurance shall not limit the liability of Tenant. Tenant shall deliver to Landlord and any other additional insureds, at least 10 days prior to the Possession Date, such fully paid-for policies or certificates of insurance, in form reasonably satisfactory to Landlord issued by the insurance company or its authorized agent. Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof; and Tenant shall deliver to Landlord and any other additional insureds such renewal policy or a certificate thereof at least 30 days before the expiration of any existing policy. All such policies shall be issued by companies of recognized responsibility licensed to do business in New York State and rated by Best's Insurance Reports or any successor publication of comparable standing as A-/VIII or better or the then equivalent of such rating, and all such policies shall contain a provision whereby the same cannot be canceled, allowed to lapse or modified unless Landlord and any additional insureds are given at least 30 days' prior written notice of such cancellation, lapse or modification. The proceeds of policies providing "all risk" property insurance of Tenant's Fixtures and Improvements and Betterments shall be payable to Landlord, Tenant and each Superior Lessor and Superior Mortgagee as their interests may appear. Tenant shall cooperate with Landlord in connection with the collection of any insurance monies that may be due in the event of loss and Tenant shall execute and deliver to Landlord such proofs of loss and other instruments which may be required to recover any such insurance monies. Landlord may from time to time require that the amount of the insurance to be maintained by Tenant under this Section 7.02 be increased, so that the amount thereof adequately protects Landlord's interest.

            7.03 Subrogation Waiver. Landlord and Tenant shall each include in each of its insurance policies (insuring the Building in case of Landlord, and insuring Tenant's Property, Fixtures and Improvements and Betterments in the case of Tenant, against loss, damage or destruction by fire or other casualty) a waiver of the insurer's right of subrogation against the other party during the Term or, if such waiver should be unobtainable or unenforceable, (a) an express agreement that such policy shall not be invalidated if the assured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty or (b) any other form of permission for the release of the other party. Each party hereby releases the other party with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damage or destruction with respect to its property occurring during the Term to the extent to which it is, or is required to be, insured under a policy or policies containing a waiver of subrogation or permission to release liability. Nothing contained in this

Section 7.03 shall be deemed to relieve either party of any duty imposed elsewhere in this Lease to repair, restore or rebuild or to nullify any abatement of rents provided for elsewhere in this Lease.

            7.04 Condemnation. (a) If there shall be a total taking of the Building in condemnation proceedings or by any right of eminent domain, this Lease and the term and estate hereby granted shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be prorated and paid as of such termination date. If there shall be a taking of any material (in Landlord's reasonable judgment) portion of the Land or the Building (whether or not the Premises are affected by such taking), then Landlord may terminate this Lease and the term and estate granted hereby by giving notice to Tenant within 60 days after the date of taking of possession by the condemning authority. If there shall be a taking of the Premises of such scope (but in no event less than 25% thereof) that the untaken part of the Premises would in Tenant's reasonable judgment be uneconomic to operate, then Tenant may terminate this Lease and the term and estate granted hereby by giving notice to Landlord within 60 days after the date of taking of possession by the condemning authority. If either Landlord or Tenant shall give a termination notice as aforesaid, then this Lease and the term and estate granted hereby shall terminate as of the date of such notice and all Rent shall be prorated and paid as of such termination date. In the event of a taking of the Premises which does not result in the termination of this Lease (i) the term and estate hereby granted with respect to the taken part of the Premises shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be appropriately abated for the period from such date to the Expiration Date and
(ii) Landlord shall with reasonable diligence restore the remaining portion of the Premises (exclusive of Tenant's Property) as nearly as practicable to its condition prior to such taking.

                  (b) In the event of any taking of all or a part of the Building, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including, without limitation, any award made for the value of the estate vested by this Lease in Tenant or any value attributable to the unexpired portion of the Term, and Tenant hereby assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award; provided, that nothing shall preclude Tenant from intervening in any such condemnation proceeding to claim or receive from the condemning authority any compensation to which Tenant may otherwise lawfully be entitled in such case in respect of Tenant's Property or moving expenses, provided the same does not include any value of the estate vested by this Lease in Tenant or of the unexpired portion of the Term and does not reduce the amount available to Landlord or materially delay the payment thereof.

                  (c) If all or any part of the Premises shall be taken for a limited period, Tenant shall be entitled, except as hereinafter set forth, to that portion of the award for such taking which represents compensation for the use and occupancy of the Premises, for the taking of Tenant's Property and for moving expenses, and Landlord shall be entitled to that portion which represents reimbursement for the cost of restoration of the Premises. This Lease shall remain unaffected by such taking and Tenant shall continue responsible for all of its obligations under this Lease to the extent such obligations are not affected by such taking and shall continue to pay in full all Rent when due. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award which represents compensation for the use and occupancy of the Premises shall be apportioned between Landlord and Tenant as of the Expiration Date. Any award for temporary use and occupancy for a period beyond the date to which the Rent has been paid shall be paid to, held and applied by Landlord as a trust fund for payment of the Rent thereafter becoming due.

                  (d) In the event of any taking which does not result in termination of this Lease, (i) Landlord, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Building and the Premises (other than those parts of the Premises which constitute Tenant's Property) to substantially their former condition to the extent that the same may be feasible (subject to reasonable changes which Landlord deems desirable) and so as to constitute a complete and rentable Building and Premises and (ii) Tenant, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Premises which constitute Tenant's Property, to substantially their former condition to the extent that the same may be feasible, subject to reasonable changes which shall be deemed Alterations.

            7.05 Casualty. (a) If the Building or the Premises shall be partially or totally damaged or destroyed by fire or other casualty (each, a "Casualty") and if this Lease is not terminated as provided below, then (i) Landlord shall repair and restore the Building and the Premises (excluding Tenant's Improvements and Betterments, Fixtures and Tenant's Property) with reasonable dispatch (but Landlord shall not be required to perform the same on an overtime or premium pay basis) after notice to Landlord of the Casualty and the collection of the insurance proceeds attributable to such Casualty and (ii) Tenant shall repair and restore in accordance with Section 4.02 all Tenant's Property, Fixtures and Improvements and Betterments with reasonable dispatch after the Casualty.

                  (b) If all or part of the Premises shall be rendered untenantable by reason of a Casualty, the Fixed Rent and the Additional Charges under Sections 2.04 and 2.05 shall be abated in the proportion that the untenantable area of the Premises bears to the total area of the Premises, for the period from the date of the Casualty to the earlier of (i) the date the Premises is made tenantable (provided, that if the Premises would have been tenantable at an earlier date but for Tenant having failed to cooperate with Landlord in effecting repairs or restoration or collecting insurance proceeds (including, without limitation, by reason of Tenant failing to pay to Landlord the amounts set forth in clauses (A) and (B) of Section 7.05(a)), then the Premises shall be deemed to have been made tenantable on such earlier date and the abatement shall cease) or (ii) the date Tenant or any subtenant reoccupies a portion of the Premises (in which case the Fixed Rent and the Additional Charges allocable to such reoccupied portion shall be payable by Tenant from the date of such occupancy). Landlord's determination of the date the Premises is tenantable shall be controlling unless Tenant disputes same by notice to Landlord within 10 days after such determination by Landlord, and pending resolution of such dispute, Tenant shall pay Rent in accordance with Landlord's determination. Notwithstanding the foregoing, (x) if by reason of any act or omission by Tenant, any subtenant or any of their respective partners, directors, officers, servants, employees, agents or Contractors, Landlord, any Superior Lessor or any Superior Mortgagee shall be unable to collect all of the insurance proceeds (including, without limitation, rent insurance proceeds) applicable to the Casualty, or,

(y) if Tenant demolishes or otherwise alters the portion of the Premises affected by any Casualty (other than as may be required by Laws, emergency conditions or as part of Tenant's efforts to prevent further damage) without Landlord's consent, then, without prejudice to any other remedies which may be available against Tenant, there shall be no abatement of Rent. Nothing contained in this Section 7.05 shall relieve Tenant from any liability that may exist as a result of any Casualty.

                  (c) If by reason of a Casualty (i) the Building shall be totally damaged or destroyed, (ii) the Building shall be so damaged or destroyed (whether or not the Premises are damaged or destroyed) that repair or restoration shall require more than 270 days or the expenditure of more than 20% percent of the full insurable value of the Building (which, for purposes of this Section 7.05(c), shall mean replacement cost less the cost of footings, foundations and other structures below the street and first floors of the Building) immediately prior to the Casualty or (iii) more than 30% of the Premises shall be damaged or destroyed (as estimated in any such case by a reputable contractor, architect or engineer designated by Landlord), then in any such case Landlord may terminate this Lease by notice given to Tenant within 180 days after the Casualty.

                  (d) If (i) by reason of a Casualty the Building shall be so damaged or destroyed that the Landlord's independent architect estimates that repair or restoration shall require more than 270 days from the date of such determination or (ii) if the Premises shall be rendered untenantable by reason of a Casualty during the last 18 months of the Term of this Lease, then Tenant may terminate this Lease by written notice given to Landlord within 60 days after the Casualty.

                  (e) Landlord shall not carry any insurance on Tenant's Property, Fixtures or on Tenant's Improvements and Betterments and shall not be obligated to repair or replace Tenant's Property, Fixtures or Improvements and Betterments. Tenant shall look solely to its insurance for recovery of any damage to or loss of Tenant's Property, Fixtures or Tenant's Improvements and Betterments. Tenant shall notify Landlord promptly of any Casualty in the Premises.

                  (f) This Section 7.05 shall be deemed an express agreement governing any damage or destruction of the Premises by fire or other casualty, and Section 227 of the New York Real Property Law providing for such a contingency in the absence of an express agreement, and any other law of like import now or hereafter in force, shall have no application.

                                    ARTICLE 8

                            Miscellaneous Provisions

            8.01 Notice. All notices, demands, consents, approvals, advices, waivers or other communications which may or are required to be given by either party to the other under this Lease shall be in writing and shall be deemed to have been given one Business Day after deposit in the United States mail, certified or registered, postage prepaid, return receipt requested, and addressed to the party to be notified at the address for such party specified in the first paragraph of this Lease or to such other place as the party to be notified may from time to time designate by at least 5 days' notice to the notifying party (and, in the case of each notice to Landlord, to (a) Landlord's address specified in the first paragraph of this Lease, Attention: Mr. Morton F. Silver with a copy to (b) Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004, Attention:
Jonathan L. Mechanic, Esq. and, in the case of each notice to Tenant, with a copy to (x) McLaughlin and Stern, LLP, 260 Madison Avenue, 18th Floor, New York, New York 10016, Attention: Henry Feuerstein. Notices from Landlord may be given by Landlord's managing agent, if any, or by Landlord's attorney.

            8.02 Building Rules. Tenant shall comply with, and Tenant shall cause its licensees, employees, Contractors, agents and invitees to comply with, the rules of the Building set forth in the Rules and Regulations, as the same may be reasonably modified or supplemented by Landlord from time to time for the safety, care and cleanliness of the Premises and the Building and for preservation of good order therein. Landlord shall not be obligated to enforce the rules of the Building against Tenant or any other tenant of the Building or any other party, and Landlord shall have no liability to Tenant by reason of the violation by any tenant or other party of the rules of the Building; provided, that Landlord shall not promulgate or enforce the rules of the Building in a manner which discriminates against Tenant. If any rule of the Building shall conflict with any provision of this Lease, such provision of this Lease shall govern.

            8.03 Severability. If any term or provision of this Lease, or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

            8.04 Certain Definitions. (a) "Landlord" means only the owner, at the time in question, of the Building or that portion of the Building of which the Premises are a part, or of a lease of the Building or that portion of the Building of which the Premises are a part, so that in the event of any transfer or transfers of title to the Building or of Landlord's interest in a lease of the Building or such portion of the Building, the transferor shall be and hereby is relieved and freed of all obligations of Landlord under this Lease accruing after such transfer, and it shall be deemed, without further agreement, that such transferee has assumed all obligations of Landlord during the period it is the holder of Landlord's interest under this Lease.

                  (b) "Landlord shall have no liability to Tenant" or words of similar import mean that Tenant is not entitled to terminate this Lease, or to claim actual or constructive eviction, partial, or total, or to receive any abatement or diminution of Rent, or to be relieved in any manner or any of its other obligations under this Lease, or to be compensated for loss or injury suffered or to enforce any other right or kind of liability whatsoever against Landlord under or with respect to this Lease or with respect to Tenant's use or occupancy of the Premises.

            8.05 Quiet Enjoyment. Tenant shall and may peaceably and quietly have, hold and enjoy the Premises, subject to the other terms of this Lease and to Superior Leases and

Superior Mortgages, provided that Tenant pays the Fixed Rent and Additional Charges to be paid by Tenant and performs all of Tenant's covenants and agreements contained in this Lease.

            8.06 Limitation of Landlord's Liability. (a) Tenant shall look solely to Landlord's interest in the Project for the recovery of any judgment against Landlord, and no other property or assets of Landlord or Landlord's members, partners, officers, directors, shareholders or principals, direct or indirect, disclosed or undisclosed, shall be subject to levy, execution attachment or other enforcement procedure for the satisfaction of any judgment or Tenant's remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder, or Tenant's use and occupancy of the Premises, or any other liability of Landlord to Tenant.

            (b) In the event of a transfer of title to the land and Building of which the Premises is a part, or in the event of a lease of the Building of which the Premises is a part, or of the land and Building, upon notification to Tenant of such transfer or lease, the said transferor landlord named herein shall be and hereby is entirely freed and relieved of all future covenants, obligations and liabilities of Landlord hereunder, and it shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and the transferee of title to or lessee of said land and Building, that the transferee or lessee has assumed and agreed to carry out all of the covenants and obligations of Landlord hereunder.

            8.07 Counterclaims. If Landlord commences any summary proceeding or action for nonpayment of Rent or to recover possession of the Premises, Tenant shall not interpose any counterclaim of any nature or description in any such proceeding or action, unless Tenant's failure to interpose such counterclaim in such proceeding or action would result in the waiver of Tenant's right to bring such claim in a separate proceeding under applicable law.

            8.08 Survival. All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to Tax Payments and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease.

            8.09 Certain Remedies. If Tenant requests Landlord's consent and Landlord fails or refuses to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant's sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where this Lease provides that Landlord shall not unreasonably withhold its consent. No dispute relating to this Lease or the relationship of Landlord and Tenant under this Lease shall be resolved by arbitration unless this Lease expressly provides for such dispute to be resolved by arbitration.

            8.10 No Offer. The submission by Landlord of this Lease in draft form shall be solely for Tenant's consideration and not for acceptance and execution. Such submission shall have no binding force or effect and shall confer no rights nor impose any obligations, including brokerage obligations, on either party unless and until both Landlord and Tenant shall have executed a lease and duplicate originals thereof shall have been delivered to the respective parties.

            8.11 Captions; Construction. The table of contents, captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation or other provision of this Lease on Tenant's part to be performed, shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease.

            8.12 Amendments. This Lease may not be altered, changed or amended, except by an instrument in writing signed by the party to be charged.

            8.13 Broker. Each party represents to the other that such party has dealt with no broker other than Insignia/Edward S. Gordon Company, Inc. (the "Broker") in connection with this Lease or the Building, and each party shall indemnify and hold the other harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys' fees and disbursements) arising out of any claim for a commission or other compensation by any broker other than Broker who alleges that it has dealt with the indemnifying party in connection with this Lease or the Building. Landlord shall enter into a separate agreement with Broker which provides that, if this Lease is executed and delivered by both Landlord and Tenant, Landlord shall pay to Broker a commission to be agreed upon between Landlord and Broker, subject to, and in accordance with, the terms and conditions of such agreement.

            8.14 Merger. Tenant acknowledges that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease. This Lease embodies the entire understanding between the parties with respect to the subject matter hereof, and all prior agreements, understanding and statements, oral or written, with respect thereto are merged in this Lease.

            8.15 Successors. This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent that an assignment is permitted hereunder, Tenant's assigns.

            8.16 Applicable Law. This Lease shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any principles of conflicts of laws.

            8.17 No Development Rights. Tenant acknowledges that it has no rights to any development rights, air rights or comparable rights appurtenant to the Project, and Tenant consents, without further consideration, to any utilization of such rights by Landlord. Tenant shall promptly execute and deliver any instruments which may be requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent. The provisions of this Section 8.17 shall be construed as an express waiver by Tenant of any interest Tenant may have as a "party in interest" (as such term is defined in Section 12-10 Zoning Lot of the Zoning Resolution of the City of New
York) in the Project.

            8.18 Signage. (a) Landlord agrees that Tenant shall, subject to the consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed), be permitted to install signage of Tenant's design (i) in the Premises, (ii) in the elevator lobby of the 19th Floor and (iii) if applicable, in the Expansion Space and in the elevator lobby of floor on which the Expansion Space is located.

            (b) Provided that Landlord maintains a directory in the lobby of the Building, Landlord shall make available, at no charge to Tenant, space for the listing of Tenant's name, the names of any of the officers or employees of Tenant or any alter ego name of Tenant, and any affiliate of Tenant, provided, that Tenant shall be entitled to the greater of (i) Tenant's pro-rata share of said directory or (ii) a minimum of 5 spaces in said directory.

            (c) With respect to the Temporary Space, Landlord agrees that Tenant shall, subject to the consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed) be permitted to install signage of Tenant's design in the Temporary Space. Unless Tenant exercises Tenant's Expansion Option set forth in Section 1.08, Tenant agrees that on or prior to the Temporary Space Vacancy Date or any earlier termination of this Lease, if applicable, Tenant shall remove any such signage from the Temporary Space and shall repair and restore any area of the Temporary Space impacted by such signage to the condition of such area as of the date of this Lease. If Tenant exercises Tenant's Expansion Option as set forth in Section 1.08, then upon the Expiration Date or earlier termination of this Lease, Tenant shall remove any signage from the Expansion Space and shall repair and restore any area of the Expansion Space impacted by such signage to the condition of such area as of the date of this Lease.

            8.19 Building Access. Tenant shall have access to the Building 24 hours a day, seven days a week, 365 days a year.

                                    ARTICLE 9

                                  Renewal Right

            9.01 Renewal Right. (a) Provided that on the date Tenant exercises the Renewal Option and at the commencement of the Renewal Term (i) this Lease shall not have been terminated, (ii) Tenant shall not be in monetary default beyond any applicable notice and grace period under this Lease and (iii) Tenant named herein (i.e., ACTV, Inc.), an Affiliate or a permitted assignee of Tenant shall occupy the entire Premises, Tenant shall have the option (the "Renewal Option") to extend the term of this Lease for an additional five (5) year period (the "Renewal Term"), to commence at the expiration of the initial Term.

            (b) The Renewal Option shall be exercised with respect to the entire Premises only and shall be exercisable by Tenant giving notice to Landlord (the "Renewal Notice") at least

18 months before the last day of the initial Term. Time is of the essence with respect to the giving of the Renewal Notice.

            9.02 Renewal Rent and Other Terms. (a) The Renewal Term shall be upon all of the terms and conditions set forth in this Lease, except that (i) the Fixed Rent shall be as determined pursuant to the further provisions of this
Section 9.02; (ii) Tenant shall accept the Premises in its "as is" condition at the commencement of the Renewal Term, and Landlord shall not be required to perform Landlord's Initial Work or any other work, pay the Landlord's Contribution or any other amount or render any services to make the Premises ready for Tenant's use and occupancy or provide any abatement of Fixed Rent or Additional Charges, in each case with respect to the Renewal Term; (iii) Tenant shall have no option to renew this Lease beyond the expiration of the Renewal Term; and (iv) the Base Tax Amount shall be the Taxes for the Tax Year ending immediately before the commencement of the Renewal Term.

            (b) The annual Fixed Rent for the Premises for the Renewal Term shall be the greater of (i) the Fair Market Rent or (ii) an amount (the "Annual Rent") equal to the aggregate of (A) the Fixed Rent payable by Tenant for the 12 month period ending on the last day of the initial Term and (B) the Tax Payment payable with respect to the Tax Year ending immediately before the commencement of the Renewal Term (the greater of Fair Market Rent and Annual Rent is called the "Rental Value"). "Fair Market Rent" means the fixed annual rent that a willing lessee would pay and a willing lessor would accept for the Premises during the Renewal Term, taking into account all relevant factors, including, without limitation, market rents then being charged for comparable space in other similar office buildings in the same area and all of the following which shall be assumed: (X) the Landlord and prospective tenant are typically motivated; (Y) the Landlord and prospective tenant are well informed and well advised and each is acting in what it considers its own best interest; and (Z) in the event the Premises have been destroyed or damaged by fire or other casualty, they have been fully restored. The following shall have been presumed to have been done: (A) a reasonable time under then-existing market conditions has been allowed for exposure of the Premises on the open market; (B) the prospective tenant has been given the benefit of customary rent concessions or free rent periods than pertaining in the community for comparable space of a similar size; (C) the Premises have been newly renovated to the prospective tenant's specifications and are acceptable to the prospective tenant "as is;"
(D) the Premises have been let with vacant possession and subject to the provisions of this Lease for a 5-year term; (E) the computation of the number of rentable square feet contained in the Premises has been based on the measurement standard then prevalent in the market for comparable space; and (F) a full brokerage commission shall have been paid by Landlord on then market terms. Notwithstanding that the factors enumerated above are to be assumed or presumed to have already been given in the determination of Fair Market Rent, Landlord shall not be obliged to give Tenant any of the foregoing benefits.

            (c) If Tenant timely exercises the Renewal Option, Landlord shall notify Tenant (the "Rent Notice") at least 120 days before the last day of the initial Term of Landlord's determination of the Fair Market Rent ("Landlord's Determination"). If Landlord's Determination exceeds the Annual Rent, then Tenant shall notify Landlord ("Tenant's Notice"), within 20 days after Tenant's receipt of the Rent Notice, whether Tenant accepts or disputes Landlord's Determination, and if Tenant disputes Landlord's Determination, Tenant's Notice shall set forth Tenant's determination of the Fair Market Rent (which shall not be less than the Annual Rent). If Tenant fails to give Tenant's Notice within such 20 day period, Tenant shall be deemed to have accepted Landlord's Determination.

            (d) If Tenant timely disputes Landlord's Determination and Landlord and Tenant fail to agree as to the Fair Market Rent within 20 days after the giving of Tenant's Notice, then the Fair Market Rent shall be determined as follows: Such dispute shall be resolved by arbitration conducted in accordance with the Real Estate Valuation Arbitration Rules (Expedited Procedures) of the AAA, except that the provisions of this Section 9.02(d) shall supersede any conflicting or inconsistent provisions of said rules. The party requesting arbitration shall do so by giving notice to that effect to the other party, specifying in said notice the nature of the dispute, and that said dispute shall be determined in the City of New York, by a panel of 3 arbitrators in accordance with this Section 9.02(d). Landlord and Tenant shall each appoint their own arbitrator within 7 days after the giving of notice by either party. If either Landlord or Tenant shall fail timely to appoint an arbitrator, the appointed arbitrator shall select the second arbitrator, who shall be impartial, within 7 days after such party's failure to appoint. Such two arbitrators shall have 7 days to appoint a third arbitrator who shall be impartial. If such arbitrators fail to do so, then either Landlord or Tenant may request the AAA to appoint an arbitrator who shall be impartial within 14 days of such request and both parties shall be bound by any appointment so made within such 14-day period. If no such third arbitrator shall have been appointed within such 14 days, either Landlord or Tenant may apply to any court having jurisdiction to make such appointment. The third arbitrator only shall subscribe and swear to an oath fairly and impartially to determine such dispute. Within 14 days after the third arbitrator has been appointed, each arbitrator shall render its determination of the Fair Market Rent in writing and shall submit same to each of the other arbitrators, and to Landlord and Tenant. If at least two of the three arbitrators shall concur in their determination of the Fair Market Rent, their determination shall be final and binding upon the parties. If the arbitrators fail to concur, then the Fair Market Rent shall be equal to 50% of the sum of the two determinations by the arbitrators closest in amount, and such amount shall be final and binding upon the parties. The fees and expenses of any arbitration pursuant to this Section 9.02(d) shall be borne by the parties equally, but each party shall bear the expense of its own arbitrator, attorneys and experts and the additional expenses of presenting its own proof The arbitrators shall not have the power to add to, modify or change any of the provisions of this Lease. Each arbitrator shall have at least 10 years' experience in leasing and valuation of properties which are similar in character to the Building. After a determination has been made of the Fair Market Rent, the parties shall execute and deliver an instrument setting forth the Fair Market Rent, but the failure to so execute and deliver any such instrument shall not affect the determination of Fair Market Rent.

            (e) If Tenant disputes Landlord's Determination and if the final determination of Fair Market Rent shall not be made on or before the first day of the Renewal Term, then, pending such final determination, Tenant shall pay, as Fixed Rent for the Renewal Term, an amount equal to the last month's Fixed Rent payable under this Lease plus ten (10%) percent. If, based upon the final determination of the Fair Market Rent, the Fixed Rent payments made by Tenant for such portion of the Renewal Term were (i) less than the Rental Value payable for the Renewal Term, Tenant shall pay to Landlord the amount of such deficiency within 10 days after demand therefor or (ii) greater than the Rental Value payable for the Renewal Term, Landlord shall credit the amount of such excess against future installments of Fixed Rent and/or Additional Charges payable by Tenant.

                                   ARTICLE 10

                                 Expansion Space

            10.01 Expansion Space. Provided that on the date Tenant exercises the Expansion Option and on the ES Inclusion Date (as defined below) (i) this Lease shall not have been terminated, (ii) Tenant shall not be in default under this Lease and (iii) Tenant and/or an Affiliate of Tenant shall occupy the entire First Temporary Space, Tenant shall have the option (the "Expansion Option") to lease, as part of the Premises defined herein, the First Temporary Space (the "Expansion Space"). Landlord and Tenant confirm that the Expansion Space is conclusively deemed to contain 12,217 rentable square feet. The Expansion Option shall be exercisable by Tenant giving Landlord notice thereof (the "Expansion Notice") on or before April 1, 2000 (time being of the essence). If Tenant timely gives the Expansion Notice, on the ES Inclusion Date, the Expansion Space shall become part of the Premises, upon all of the terms and conditions set forth in this Lease, except that:

            (a) Fixed rent for the Expansion Space shall be (i) for the period commencing on the ES Inclusion Date and ending on the day immediately preceding the 5th anniversary of the ES Inclusion Date Three Hundred Ninety Thousand Nine Hundred Forty-Four and 00/100 ($390,944.00) Dollars, payable in equal monthly installments of Thirty-Two Thousand Five Hundred Seventy-Eight and 67/100 ($32,578.67) Dollars (an annual rate of $32.00 per rentable square foot contained in the Expansion Space), (ii) for the period commencing on the 5th anniversary of the ES Inclusion Date and ending on the day immediately preceding the 10th anniversary of the ES Inclusion Date, Four Hundred Twenty-Seven Thousand Five Hundred Ninety-Five and 00/100 ($427,595.00) Dollars per annum, payable in equal monthly installments of Thirty-Five Thousand Six Hundred Thirty-Two and 92/100 ($35,632.92) Dollars (an annual rate of $35.00 per rentable square foot contained in the Expansion Space) and (iii) for the period commencing on the 10th anniversary of the ES Inclusion Date and ending on the latter of (A) the 15th anniversary of the ES Inclusion Date or (B) the Expiration Date, Four Hundred Sixty-Four Thousand Two Hundred Forty-Six and 00/100 ($464,246.00) Dollars (an annual rate of $38.00 per rentable square foot contained in the Expansion Space). Fixed Rent shall be payable by Tenant in equal monthly installments in advance on the ES Inclusion Date and on the first day of each calendar month thereafter. From and after the ES Inclusion Date, the term "Fixed Rent" (as defined herein) shall include the fixed rent for the Expansion Space;

            (b) From and after Tenant's exercise of the Expansion Option until August 1, 2000 (the "ES Election Period"), and provided that Tenant delivers to Landlord written evidence reasonably satisfactory to Landlord that Tenant's Expansion Space Alterations (defined below) will cost a minimum of Fifteen ($15) Dollars per rentable square foot, Tenant shall have the right to elect to forego receipt of Landlord's Expansion Space Work Contribution pursuant to Section 10.0 1(e) hereunder and, in lieu thereof, receive a reduction in fixed rent for the Expansion Space of $1.81 per year per rentable square feet contained in the Expansion Space (i.e., $22,112.77 per year with respect to the Expansion Space). Tenant shall give Landlord such written notice on or prior to the expiration of the ES Election Period. Time shall be of the essence with respect to the giving of such notice;

            (c) Each of the provisions of Section 2.04 shall apply to the Expansion Space except (i) the term "Building A" in Section 2.04(b)(i) shall be replaced by "Building B" for the purpose of calculating Taxes with respect to the Expansion Space and (ii) Tenant's Tax Share with respect to the Expansion Space shall be 8.4999% ("Expansion Space Tax Share") and any reference with respect to Tenant's Tax Share shall be deemed to refer to the Expansion Space Tax Share when calculating the Taxes for the Expansion Space. The parties hereto agree that the rentable square foot area of the Expansion Space shall be deemed to be 12,217 rentable square feet and the rentable square foot area of Building B shall be deemed to be 143,731 rentable square feet. The Expansion Space Tax Share has been determined by dividing the rentable square foot area of the Expansion Space by the rentable square foot area of Building B,

            (d) The Multiplication Factor shall be increased by 12,217 rentable square feet;

            (e) Landlord agrees to contribute Fifteen ($15) Dollars per rentable square foot of the Expansion Space for a total of $183,255 ("Expansion Space Work Contribution"), toward the cost of the Tenant's Initial Improvements with respect to the Expansion Space ("Expansion Space Alterations"). Landlord shall pay the Expansion Space Work Contribution to Tenant's Contractor(s) over the duration of the construction, no more frequently than monthly, on receipt of a notice from Tenant of the names of the Contractor(s) who performed work or supplied materials with respect to Tenant's Expansion Space Alterations, together with an Application and Certificate for Payment on AIA Document G702 and G703, or similar form, duly executed by the Contractor(s) to be paid, and Tenant's architect, who shall certify to Landlord (i) that the work performed and materials delivered under said application generally conform to Tenant's Plans, (ii) that the amount of such payment request approved by the architect is justified by the work, (iii) the percentage of Tenant's Expansion Space Alterations completed by that date, (iv) that no less than 85% of the cost of work to be paid from the Expansion Space Work Contribution (i.e., $155,766.75) has been incurred in respect of hard costs and (v) that in said architect's opinion adequate funds remain to complete Tenant's Expansion Space Alterations. Landlord may retain ten (10%) percent of each requested amount until ten (10) days after (w) substantial completion of Tenant's Expansion Space Alterations,
(x) delivery to Landlord of waivers of mechanic's/materialmen's liens from all of Tenant's Contractor(s) for amounts paid to date, and statements from the Contractor(s) stating the balance owed, (y) receipt of invoices, requisitions, canceled checks or other documentary evidence showing payment of the cost of Tenant's Expansion Space Alterations, and (z) receipt of two (2) sets of as-built drawings, or drawings marked "Final", of the improved Expansion Space. For each request for payment made by Tenant, the amount of Expansion Space Work Contribution to be paid to Tenant's Contractor(s) shall be determined by multiplying the amount due to Tenant's Contractors by the Pro Rata Share. "Pro Rata Share" shall mean the ratio of the Expansion Space Work Contribution to the total estimated cost of Tenant's Expansion Space Alterations. Tenant shall comply with all provisions of Section 4.01 in performing Tenant's Expansion Space Alterations;

            (f) (i) In connection with the delivery of the Expansion Notice by Tenant to Landlord, Tenant shall, simultaneously, deliver to Landlord, as security for the performance of Tenant's obligations under this Lease, either
(a) the additional sum of $871,198.00, in certified or official bank check (the "Expansion Space Security Deposit"), or (b) an unconditional, irrevocable letter of credit in the amount of $871,198.00 in a form and issued by a bank reasonably satisfactory to Landlord (the "Expansion Space Letter of Credit"). The Expansion Space Letter of Credit shall provide that it is assignable by Landlord without charge and shall either (x) expire on the LC Date (as defined herein) or (y) be automatically self-renewing until the LC Date. If the Expansion Space Letter of Credit is not renewed at least 30 days prior to the expiration thereof or if Tenant holds over in the Premises without the consent of Landlord after the expiration or termination of this Lease, Landlord may draw upon the Expansion Space Letter of Credit and hold the proceeds thereof as security for the performance of Tenant's obligations under this Lease. Landlord may draw on the Expansion Space Security Deposit or Expansion Space Letter of Credit (or the proceeds thereof) solely to remedy defaults by Tenant, which are beyond any applicable notice and grace period, in the payment or performance of any of Tenant's obligations under this Lease. If Landlord shall have so drawn upon the Expansion Space Security Deposit or the Expansion Space Letter of Credit (or the proceeds thereof), Tenant shall upon demand deposit with Landlord a sum equal to the amount so drawn by Landlord. Landlord hereby agrees that a letter of credit issued (i) in the form set forth in Exhibit I attached hereto and made a part hereof and (ii) by Amalgamated Bank shall be deemed to be reasonably satisfactory to Landlord. If Tenant delivers the Expansion Space Security Deposit to Landlord in cash, then such Expansion Space Security Deposit shall be kept in an interest-bearing account until applied in accordance with the terms of this Lease (it being understood that Landlord shall not be liable for failure to obtain any specific level of interest). Landlord shall pay such interest to Tenant, less a one (1%) percent administrative fee, no more frequently than annually, upon request of Tenant.

                  (ii) In the event that Tenant shall have, prior to the expiration of the ES Election Period, elected to forego receipt of the Expansion Space Work Contribution pursuant to Section 10.01(b) above, the amount of the Expansion Space Security Deposit required hereunder shall be reduced by one hundred eighty-three thousand two hundred fifty-five and 00/100 ($183,255.00) dollars.

                  (iii) If, at any time, Tenant (1) completes a secondary public offering of the Minimum Equity Amount or (2) otherwise receives an equity infusion of the Minimum Equity Amount, which Minimum Equity Amount, by the terms of the documents governing the same, can be used by Tenant as working capital, then the Expansion Space Security Deposit required hereunder shall be reduced to four hundred eighty-four thousand and 00/100 ($484,000.00) dollars;

                  (iv) If, prior to the expiration of the ES Election Period, Tenant has elected to forego receipt of the Expansion Space Work Contribution pursuant to Section 10.08(b) above, and if Tenant meets the requirements of
Section 10.08(f)(iii) above, then the Security Deposit shall be reduced to three hundred nine thousand eight hundred seventy-two and 00/100 ($309,872.00) dollars (the "ES Minimum Security Amount").

                  (v) If, from and after the ES Inclusion Date, (1) there is not a monetary default beyond any applicable notice and grace period under this Lease and (2) Tenant delivers to Landlord evidence that it has a NOI of at least four million ($4,000,000.00) dollars and that the Tenant has maintained a NAV of at least twenty million ($20,000,000.00) dollars during the preceding twenty-four (24) month period, then the Expansion Space Security Deposit shall be reduced to three hundred nine thousand eight hundred seventy-two and 00/100 ($309,872.00) dollars;

                  (vi) If the Expansion Space Security Deposit has not otherwise been reduced to the ES Minimum Security Amount, then:

                        (a) if, during the first five (5) years of the Term, there have not occurred more than three (3) monetary defaults beyond any applicable notice and grace period under this Lease, then upon the sixth (6th) anniversary of the ES Inclusion Date, the Security Deposit shall be reduced by two hundred forty-seven thousand eight hundred ninety-seven and 00/100 ($247,897.00) dollars; and

                        (b) if during the first ten (10) years of the Term, there have not occurred more than six (6) monetary defaults beyond any applicable notice and grace period, then upon the eleventh (11th) anniversary of the ES Inclusion Date, the Security Deposit shall be reduced by two hundred forty-seven thousand eight hundred ninety-seven and 00/100 ($247,897.00) dollars;

                  (vii) If the Security Deposit is reduced pursuant to Section 1.08(a)(v)(D)(1) or (2) above, and after the date of such reduction there occurs more than three (3) monetary defaults, beyond any applicable notice and grace period, within any five (5) year period, the Security Deposit required shall be increased to the amount of such Security Deposit immediately prior to such reduction and Tenant shall be required to deliver to Landlord as further security for the performance of Tenant's obligations under this Lease, within ten (10) days notice from Landlord and in accordance with the provisions of
Section 1.08(a)(v)(A) above, two hundred forty-seven thousand eight hundred ninety-seven ($247,897.00) dollars;

                  (viii) Notwithstanding anything to the contrary contained in this Section 1.08(a)(vi), in no event shall the Expansion Space Security Deposit be reduced to less than the ES Minimum Security Amount;

                  (ix) In the event that Tenant is entitled to a reduction in the amount of the Expansion Space Security Deposit under Sections 1.08(a)(v)(B),
(C), or (D) above, Landlord shall (1) if the Expansion Space Security Deposit was paid in cash, return the amount of such reduction to Tenant by check or (2) if the Expansion Space Security Deposit was given in the form of a letter of credit, exchange the existing Expansion Space Letter of Credit for a letter of credit in the amount of the reduced Expansion Space Security Deposit. If, within thirty (30) days after receiving notice from Tenant that Tenant is entitled to a reduction in the Expansion Space Security Deposit, unless Landlord is disputing the same, Landlord does not return the amount of the reduction to Tenant or, if applicable, cooperate with Tenant in obtaining a new letter of credit for the reduced amount of the Expansion Space Security Deposit, then Tenant shall be entitled to interest, at the Interest Rate, on the amount of the reduction of the Expansion Space Security Deposit. "Interest Rate" means the lesser of (i) the prime rate from time to time announced by Citibank, N.A. (or, if Citibank, N.A. shall not exist, such other bank in New York, New York, as shall be designated by Landlord in a notice to Tenant) to be in effect at its principal office in New York, New York plus 2% or (ii) the maximum rate permitted by law; and

            10.02 ES Inclusion Date. (a) The "ES Inclusion Date" shall be the Possession Date and, if the Possession Date shall not have occurred as a result of the termination of this Lease with respect to the Original Premises in accordance with Section 1.06(e) herein, then the ES Inclusion Date shall be the date of the Termination Notice.

            (b) Promptly after the occurrence of the ES Inclusion Date, Landlord and Tenant shall confirm the occurrence thereof and the inclusion of the Expansion Space in the Premises by executing an instrument reasonably satisfactory to Landlord and Tenant; provided, that failure by Landlord or Tenant to execute such instrument shall not affect the inclusion of the Expansion Space in the Premises in accordance with this Article 10.

            10.03 Services. If Tenant exercises the Expansion Option set forth in this Article 10, Landlord shall provide the Expansion Space with the services described in Section 3.01(b) herein throughout the Term of this Lease.

            10.04 Alternate Space. Notwithstanding anything to the contrary contained herein, if Tenant gives to Landlord an Expansion Notice on or before April 1, 2000 (time being of the essence), Landlord may notify Tenant within ten
(10) days of receiving Tenant's Expansion Notice that Landlord, at Landlord's cost and expense, intends to move Tenant to alternate space, of at least an equal number of rentable square feet as the First Temporary Space, in the Building (the "Alternate Space"); provided, that Landlord has signed a lease for two or more floors, one of which is the First Temporary Space. If, at the time the Expansion Notice is given, Landlord is actively negotiating a lease for two or more floors which lease shall encompass the First Temporary Space, Landlord shall provide notice to Tenant that Landlord is actively negotiating such a lease. Landlord shall within three (3) months from the date of the Expansion Notice notify Tenant that Landlord intends to move Tenant to Alternate Space. If Landlord so notifies Tenant that it intends to move Tenant from the Expansion Space to Alternate Space, Tenant may withdraw its Expansion Notice if Tenant determines not to accept the Alternate Space offered by Landlord. Tenant shall so advise Landlord by written notice given to Landlord within ten (10) Business Days of the date of Landlord's Notice. If Tenant accepts the Alternate Space offered by Landlord, (i) Landlord shall, at Landlord's cost, move Tenant to the Alternate Space and shall pay, in connection therewith, for the cost of installing telecommunications equipment in the Alternate Space in an amount not to exceed $10,000 and (ii) the term "Expansion Space" as used in this Article 10 shall for all purposes hereunder mean the Alternate Space. Landlord shall coordinate any move to the Alternate Space with Tenant, but the timing of such move shall be determined in Landlord's sole discretion.

            IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first written above.

            Landlord:                      225 FOURTH LLC

                                           By: ORDA MANAGEMENT CORPORATION

                                               By: /s/ Morton F. Silver
                                                  ----------------------------

                           Morton F. Silver, President

            Tenant:                        ACTV, INC

                                           By: /s/ Christopher Cline
                                               -------------------------------
                                               Name: Christopher Cline
                                               Title: Senior Vice President

            Tenant's Federal Tax ID. No.: 94-2907258

                                    EXHIBIT A

                               DESCRIPTION OF LAND

All those lots or parcels of land, situate, lying and being in the Borough of Manhattan, in the City, County and State of New York, bounded and described as follows:

AS TO LOT 4

BEGINNING at the corner formed by the intersection of the easterly side of Park Avenue South (formerly known as Fourth Avenue) with the southerly side of Nineteenth Street;

RUNNING THENCE southerly along the easterly side of Park Avenue South (formerly known as Fourth Avenue) eighty two feet;

THENCE easterly parallel with Nineteenth Street one hundred and fifty feet;

THENCE northerly parallel with Park Avenue South (formerly known as Fourth Avenue) eighty two feet to the southerly side of Nineteenth Street;

THENCE westerly along the said southerly side of Nineteenth Street one hundred and fifty feet to the corner aforesaid the point or place of BEGINNING.

AS TO LOT 1

BEGINNING at the corner formed by the intersection of the easterly side of Park Avenue South (formerly known as Fourth Avenue) with the northerly side of Eighteenth Street;

RUNNING THENCE northerly along said easterly side of Park Avenue South (formerly known as Fourth Avenue) one hundred and two feet;

THENCE easterly parallel with Eighteenth Street one hundred and fifty feet;

THENCE northerly and parallel with Park Avenue South (formerly known as Fourth Avenue) eighty two feet to the southerly side of Nineteenth Street;

THENCE easterly along the said southerly side of Nineteenth Street fifty feet;

THENCE southerly and parallel with Park Avenue South (formerly known as Fourth Avenue) ninety two feet to the center line of the block;

THENCE easterly along the said center line of the block eighteen feet;

THENCE southerly and again parallel with Park Avenue South (formerly known as Fourth Avenue) ninety two feet to the said northerly side of Eighteenth Street;

THENCE westerly along the said northerly side of Eighteenth Street two hundred and eighteen feet to the corner aforesaid, the point or place of BEGINNING.

                                    EXHIBIT B

                              [FLOOR PLAN OMITTED]

                              225 PARK AVENUE SOUTH

                                   19TH FLOOR

                                    EXHIBIT B
                                     Page 2

                              [FLOOR PLAN OMITTED]

                              225 PARK AVENUE SOUTH

                                   20TH FLOOR

                                   EXHIBIT B-1

                              [FLOOR PLAN OMITTED]

                              233 PARK AVENUE SOUTH

                                   10TH FLOOR

                                   Exhibit B-2

                 Additional 19th Floor Space is shown by shading

                              [FLOOR PLAN OMITTED]

                              225 PARK AVENUE SOUTH

                                   19TH FLOOR

                                    EXHIBIT C

                              RULES AND REGULATIONS

1. The sidewalks, entrances, driveways, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by any Tenant or used for any purpose other than for ingress or egress from the demised premises and for delivery of merchandise and equipment in a prompt and efficient manner using elevators and passageways designated for such delivery by Landlord. There shall not be used in any space, or in the public hall of the building, either by Tenant or by jobbers or others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and sideguards.

2. The water and wash closets and plumbing fixtures shall not be used for any purposes other than those for which they were designed or constructed and no sweepings, rubbish, rags, acids or other substances shall be deposited therein, and the expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by the Tenant who, or whose clerks, agents, employees or visitors, shall have caused it.

3. No carpet, rug or other article shall be hung or shaken out of any window of the building, and no Tenant shall sweep or throw or permit to be swept or thrown from the demised premises any dirt or other substances into any of the corridors or halls, elevators, or out of the doors or windows or stairways of the building and Tenant shall not use, keep or permit to be kept any foul or noxious gas or substance in the demised premises, or permit or suffer the demised premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the building by reason of noise, odors, and/or vibrations, or interfere in any way with other Tenants or those having business therein, nor shall any animals or birds be kept in or about the building. Smoking or carrying lighted cigars or cigarettes in the elevators or elsewhere in the building is prohibited.

4. No awnings or other projections shall be attached to the outside walls of the building without the prior written consent of the Landlord.

5. Except as otherwise provided in this Lease, no sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by any Tenant on any part of the outside of the demised premises or the building or on the inside of the demised premises if the same is visible from the outside of the demised premises without the prior written consent of Landlord, except that the name and/or logo of Tenant may appear on the entrance door, and in the event of a full floor tenant, in the elevator lobby of the demised premises. In the event of the violation of the foregoing by any Tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to Tenant or Tenants violating this rule. Interior signs on doors and the directory in the lobby shall be inscribed, painted or affixed for each Tenant by Landlord at the expense of such Tenant, and shall be of a size, color and style acceptable to Landlord and consistent with the standard for the building. Tenant may place signs on the inside of the demised premises, including in the lobby of the demised premises.

6. No Tenant shall mark, paint, drill into, or in any way deface any masonry wall of the demised premises or the building of which they form a part, except that Tenant may paint interior masonry walls. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct, except for the installation of telecommunication and electric wires. No Tenant shall lay linoleum, or other similar floor covering, so that the same shall come in direct contact with the floor of the demised premises, and if linoleum or other similar floor covering is desired to be used, an interlining of builder's deadening felt shall be first affixed to the floor, by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

7. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any Tenant, nor shall any changes be made in existing locks or mechanism thereof. Each Tenant must, upon the termination of this Lease, restore to Landlord all keys of offices and toilet rooms, either furnished to, or otherwise procured by, such Tenant, and in the event of the loss of any keys so furnished, such Tenant shall pay to Landlord the cost thereof. Tenant may place a lock or locks on any "secure area" closet that Tenant shall designate, and Landlord shall not have access thereto except in an emergency.

8. Freight, furniture, business equipment, merchandise and bulky matter of any description shall be delivered to and removed from the demised premises only on the freight elevators and through the service entrances and corridors, and only between 8:00 AM and 5:00 PM, Monday through Friday, and in a manner approved by Landlord. Tenant shall have the right to use the freight elevator after 5:00 PM upon reasonable notice to Landlord, and upon payment of a commercially reasonable charge set by Landlord for all tenants. Landlord reserves the right to inspect all freight to be brought into the building and to exclude from the building all freight which violates any of these Rules and Regulations of the lease or which these Rules and Regulations are a part.

9. Canvassing, soliciting, hawking and peddling in the building is prohibited and each Tenant shall cooperate to prevent the same.

10. Landlord shall have the right to prohibit any advertising by any Tenant which in Owner's opinion, tends to impair the reputation of the building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

11. Tenant shall not bring or permit to be brought or kept in or on the demised premises, any vending machines dispensing food or beverage, inflammable, combustible or explosive or hazardous fluid, material, chemical or substance, or any other hazardous material, or cause or permit any odors of cooking or other processes, or any unusual or other objectionable odors to permeate in or emanate from the demised premises. Tenant may have copying equipment that uses ammonia.

12. Tenant shall not move any safe, heavy machinery, heavy equipment, bulky matter, or fixtures into or out of the building without Landlord's prior written consent, which Landlord agrees not to unreasonably withhold or delay. If such safe, machinery, equipment, bulky matter or fixtures requires special handling, all work in connection therewith shall comply with the Administration Code of the City of New York and all other laws and regulations applicable thereto and shall be done during such hours as Landlord may designate.

13. Refuse and trash: (1) Compliance by Tenant. Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future laws, orders, and regulations of all state, federal, municipal, and local governments, departments, commissions and boards regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash. Tenant shall sort and separate such waste products, garbage, refuse and trash into such categories as provided by law. Each separately sorted category of waste products, garbage, refuse and trash shall be placed in separate receptacles reasonably approved by Landlord. Such separate receptacles may, at Landlord's option, be removed from the demised premises in accordance with a collection schedule prescribed by law. Tenant shall remove, or cause to be removed by a contractor acceptable to Landlord, at Landlord's sole discretion, such items as Landlord may expressly designate. (2) Owner's Rights in Event of Noncompliance. Owner has the option to refuse to collect or accept from Tenant waste products, garbage, refuse or trash (a) that is not separated and sorted as required by law or (b) which consists of such items as Landlord may expressly designate for Tenant's removal, and to require Tenant to arrange for such collection at Tenant's sole cost and expense, utilizing a contractor satisfactory to Landlord. Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant's failure to comply with the provisions of this Rule 15, and, at Tenant's sole cost and expense, shall indemnify, defend and hold Landlord harmless (including reasonable legal fees and expenses) from and against any actions, claims and suits arising from such noncompliance, utilizing counsel reasonably satisfactory to Landlord.

14. No equipment or large boxes containing personal or office items are allowed to enter or exit through the building lobbies. Such items must be brought in or removed through the freight elevators. When leaving the building, a pass for these items must be given to the freight elevator operator.

15. No pets are allowed in the building at any time. Guide Dogs are the only exception to this rule.

16.   No bicycles are allowed in the building.

17. Anyone entering the building from 6:00 PM to 7:00 AM (Monday - Friday), and anytime Saturday or Sunday, must be on an authorized list supplied by Tenant's office manager from time to time. In addition, anyone entering the building during the times listed in the preceding sentence must sign in and out, and if asked, must show identification. Updates should list all employees with permission to enter the demised premises after hours, not just newly authorized employees.

                                    EXHIBIT D

                            [INTENTIONALLY OMITTED]

                                    EXHIBIT E

                        GENERAL TENANT CLEANING SERVICES

The following services will be performed five nights per week (Monday through Friday), except on union holidays.

      Empty waste paper baskets and other rubbish containers, including containers in bathrooms. Bags of rubbish will be properly tied and left a place to be designated by Orda Management, which will arrange for their removal. Under NYC law, it is the responsibility of the tenant to have all recyclable materials placed in one large central container.

      Clean water fountains and water coolers.

      Sweep and damp mop composition like floors.

      Dust all furniture such as desk, tables, chairs, files, cabinets and lockers.

      Dust window sills, moldings, and radiator covers; once a week.

      Vacuum carpeting once per week, carpet sweep rest of week, including steps.

      Dust telephones.

      Lavatories:

      Clean and disinfect bowls, seats, basins and urinals.

      Clean mirrors.

      Clean all metal fixtures.

      Clean metal partitions and tile walls.

      Wall floors.

      * Refill containers of hand towels and toilet tissues.

      Turn off all lights as required.

      All exterior windows will be cleaned inside and outside; once every four months.

      High dust every three months.

      Damp wipe venetian blinds every three months.

      Machine scrub lavatory floors as necessary.

----------
* On single tenant floors Management will not furnish paper and soap supplies.

                                    EXHIBIT F

                                 LANDLORD'S WORK

The following work shall constitute "Landlord's Initial Work":

1. Demolish the existing concrete block kitchen, including any duct work, exhaust hoods and/or fans, and cafeteria facility walls.

2. Close any roof openings caused by the demolition described above, subject to Tenant's demolition plan (to be provided to Landlord).

3. Remove and dispose of existing glass and metal in fill partitions at cafeteria and kitchen facility.

4. Patch and paint any and all columns affected by demolition of the existing concrete block kitchen and cafeteria facility walls.

5.    Cut back and cap gas and water lines to their point or origin.

6.    Remove any and all ductwork within the kitchen and cafeteria.

7.    Blank abandoned openings at main duct.

8.    Remove any and all grease traps and grease disposal systems.

9.    Cap any and all waste lines.

10. Remove any and all existing electrical receptacles and lighting subject to Tenant's demolition plan (to be provided to Landlord).

11. Cut back any and all wiring and conduits to the point of origin at the circuit panel subject to Tenant's demolition plan (to be provided to Landlord).

12.   Level the floor area of the Additional 19th Floor Space.

13. Remove the refrigerator, remote phone system and phone cabinet from the 19th Floor Mezzanine.

14.   Provide to Tenant an ACP-5 for the 19th Floor and 19th Floor Mezzanine.

                                    EXHIBIT G

                         LANDLORD'S TEMPORARY SPACE WORK

The following work shall constitute "Landlord's Temporary Space Work":

1.    Shampoo carpet in the First Temporary Space.

2.    Paint the First Temporary Space.

                                    EXHIBIT H

                     FORM OF SUBORDINATION, NON-DISTURBANCE
                            AND ATTORNMENT AGREEMENT

            THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT ("Agreement") is made and entered into to be effective as of the ____ day of ____ 199_, by and between AETNA LIFE INSURANCE COMPANY, a Connecticut corporation having an office and place of business c/o Aetna Investment Group, 151 Farmington Avenue, Hartford, Connecticut 06156 ("Lender") and __________________,a __________ corporation having an office and place of business at _______________________ ("Tenant").

                                   WITNESSETH:

            WHEREAS, 225 FOURTH LLC, a Delaware limited liability company ("Landlord") and Tenant are parties to that certain Lease dated as of ____________, 1999 (the "Lease"), covering the ______________ floor(s) in that certain building known as and located at 225 Park Avenue South, New York, New York 10003, as more particularly described in the Lease (the "Demised Premises"); and

            WHEREAS, Lender has made a loan to Landlord (the "Loan") which is secured by inter alia, a mortgage upon certain property including the Demised Premises (as the same may be amended from time to time, the "Mortgage"); and

            WHEREAS, Lender and Tenant desire to set forth their agreement concerning their respective interests in the Demised Premises.

            NOW THEREFORE, in consideration of the foregoing recitals, the leasing of the Demised Premises, and of the sum of One Dollar ($1.00) and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

            1. The Lease is and shall be subject and subordinate to the Mortgage insofar as it affects the real property of which the Demised Premises form a part, and to all renewals, modifications, consolidations, replacements and extensions thereof, to the full extent of amounts secured thereby and interest thereon.

            2. Tenant agrees that it will attorn to and recognize any purchaser at a foreclosure sale under the Mortgage, any transferee who acquires the Demised Premises by deed in lieu of foreclosure, and the successors and assigns of such purchaser or transferee, as its landlord for the unexpired balance (and any extensions, if exercised) of the term of the Lease upon the same terms and conditions as are set forth in the Lease.

            3. Lender covenants and agrees that so long as Tenant is not then in default under the Lease beyond any applicable cure period, in the event Lender forecloses, the Mortgage Lender shall not terminate the Lease nor join Tenant in summary or foreclosure proceedings and will recognize Tenant and its rights under the Lease and will not disturb Tenant in its possession pursuant to the Lease of the Demised Premises.

            4. Tenant covenants and agrees with Lender that if Lender succeeds to the interest of Landlord under the Lease, Lender shall not be:

                  a. liable for any act or omission of any prior landlord
            (including Landlord); or

                  b. liable for the return of any security deposit, unless and only to the extent that Lender actually receives such security deposit; or

                  c. subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord), other than as specifically provided for in the Lease, provided the foregoing shall not relieve Lender from any obligation of the Landlord under the Lease accruing or arising after Lender's succeeding to the interest of Landlord under the Lease; or

                  d. bound by any rent or additional rent which Tenant might have paid in advance for more than the current month to any prior landlord (including Landlord); or

                  e. bound by any amendment or modification of the Lease made without Lender's written approval or consent not to be unreasonably withheld; or

                  f. bound by any representation or warranty made by any prior landlord (including Landlord).

            5. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

            6. Tenant agrees to give Lender, by certified mail, return receipt requested, sent to Lender's address set forth above a copy of any notice of default served upon Landlord. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in the Lease and Tenant would have the right to terminate the Lease based on such default then the Lender shall have an additional thirty (30) days within which to cure such default before Tenant may terminate the Lease, or if such default cannot be cured within that time, then such additional time as may be necessary to cure such default shall be granted if within thirty (30) days Lender has commenced and is diligently pursuing to cure such default, in which event the Lease shall not be terminated while such remedies are being so diligently pursued.

            7. The liability of Lender for the performance of any obligation of Landlord under the Lease shall be limited to Lender's interest in the Demised Premises and the income and proceeds therefrom, and Tenant hereby agrees that any judgment it may obtain against Lender as a result of Lender's failure, as Landlord, to perform any of Landlord's obligations under the Lease shall be enforceable solely against Lender's interest in the Demised Premises.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                     TENANT:

                                     ------------------------------


                                     By:  ____________________________
                                          Name:

                                          Title:

                                     LENDER:

                                     AETNA LIFE INSURANCE COMPANY

                                     By:  ____________________________
                                          Name:

                                          Title:

                                    EXHIBIT I

                            FORM OF LETTER OF CREDIT

                                LETTER OF CREDIT

BENEFICIARY:      ________________________, as Escrow Agent


                  NEW YORK, NEW YORK _____

IRREVOCABLE STANDBY LETTER OF CREDIT                         ____________, 199_

Gentlemen:

We hereby establish our Irrevocable Standby Letter of Credit Number __________ in favor of _________________ its successors and assigns ("Escrow Agent"), as escrow agent for the parties pursuant to Article 29 of that certain Lease dated as of _____________, 1999 between 225 FOURTH, LLC, as Landlord, and ______________________, as Tenant by order and for [account of ________________]
[INSERT NAME OF TENANT] for a sum or sums not exceeding in all _____________ 00/100 U.S. Dollars (USD ___________) available by your sight draft(s) drawn on us.

Partial Drawing(s) permitted.

The term "Beneficiary" includes any successor by operation of law of the named beneficiary, including without limitation, any liquidator, rehabilitator, receiver, or conservator.

Drafts drawn hereunder must be marked "DRAWN UNDER [____________ BANK] CREDIT NO. __________ DATED _________, 199_."

The Letter of Credit shall be deemed to be automatically renewed, without amendment, for consecutive periods of one year each unless we send written notice to you and to the Landlord under the Lease by certified or registered mail, return receipt requested, not less than thirty (30) days next preceding the then expiration date of this Letter of Credit, that we elect not to have this Letter of Credit renewed.

This Letter of Credit sets forth in full the terms of our undertaking and such undertaking shall not in any way be modified, amended or amplified by reference to any document or instrument referred to herein or in which this Letter of Credit is referred to or to which this Letter of Credit relates, and any such reference shall not be deemed to incorporate herein by reference any documents or instrument.

We engage with you that your draft(s) drawn hereunder and in compliance with the terms of this credit will be duly honored by us, if presented at _______________ __________________________________________________________________, on or before

Except as otherwise expressly stated herein, this credit is subject to the uniform customs and practice for documentary credits, [1993 revision, ICC Publication No. 500] [UPDATE IF NECESSARY].

Very truly yours,

-------------------------------
Authorized Signature

                                    EXHIBIT J

                            [INTENTIONALLY OMITTED]

                                    EXHIBIT K

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 10-Q

            QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                For the quarterly period ended September 30, 1999
                                               ------------------

                                   ACTV, Inc.

             (Exact name of registrant as specified in its charter)

Delaware                                                           94-2907258
--------------------------------------------------------------------------------
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

1270 Avenue of the Americas

New York, New York                                                 10020
--------------------------------------------------------------------------------
(Address of principal executive offices)                         (Zip Code)

(212) 217-1600 (Registrant's telephone number, including area code)
--------------

Securities registered pursuant to Section 12 (b) of the Act:

Title of each class                     Name of exchange on which registered
-------------------                     ------------------------------------
Common Stock, Par Value $0.10            Boston Stock Exchange

Securities registered pursuant to Section 12 (g) of the Act:

Common Stock, par value $0.10 per share

                                (Title of Class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Sections 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes |x| No |_|

As of November 15, 1999, there were 41,971,330 shares of the registrant's common stock outstanding.

ACTV, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)


                                              Nine Month Periods              Three Month Periods
                                              Ended September 30,             Ended September 30,
                                              1998            1999            1998            1999
                                      ------------    ------------    ------------    ------------
Revenues:

   Sales revenues .................   $  1,058,560    $  1,328,961    $    301,900    $    474,454
                                      ------------    ------------    ------------    ------------
      Total revenues ..............      1,058,560       1,328,961         301,900         474,454

Costs and expenses:

   Cost of sales ..................        168,934         161,754          45,545          81,240
   Operating expenses .............      1,718,627       1,418,087         738,000         615,588
   Selling and administrative .....      6,462,024      11,874,979       2,558,176       5,252,404
   Depreciation and amortization ..        810,984       1,038,449         296,721         368,275
   Amortization of goodwill .......        319,779         319,779         106,593         106,593
   Stock appreciation rights ......        455,251       1,950,330          58,972      (2,605,319)
                                      ------------    ------------    ------------    ------------
    Total costs and expenses ......      9,935,599      16,763,378       3,804,007       3,818,781

                                      ------------    ------------    ------------    ------------
Loss from operations ..............     (8,877,039)    (15,434,417)     (3,502,107)     (3,344,327)
                                      ------------    ------------    ------------    ------------

   Interest (income) ..............       (105,398)       (304,679)        (40,077)       (180,830)
   Interest expense ...............        718,220         782,922         254,243         261,305
                                      ------------    ------------    ------------    ------------
    Interest expense (income) - net        612,822         478,243         214,166          80,475

   Minority interest - subsidiary

   preferred stock dividends ......        379,161              --         117,211              --
                                      ------------    ------------    ------------    ------------
Net loss ..........................     (9,869,022)    (15,912,660)     (3,833,484)     (3,424,802)
   Preferred stock dividends ......             --         494,431              --              --
                                      ------------    ------------    ------------    ------------
Net loss applicable to common

shareholders ......................   $ (9,869,022)   $(16,407,091)   $ (3,833,484)   $ (3,424,802)
                                      ============    ============    ============    ============

Basic and diluted loss per common

share .............................          $(.51)          $(.47)          $(.16)          $(.08)
Weighted average number of
common shares outstanding .........     19,309,832      35,154,248      23,422,018      41,430,091

See Notes to Consolidated Financial Statements

ACTV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (UNAUDITED)


                                Common Stock         Preferred Series A      Preferred Series B      Additional paid-
                            Shares       Amount      Shares      Amount      Shares      Amount         in-capital        Deficit
------------------------------------------------------------------------------------------------------------------------------------
Balances
January 1,

1999                    29,759,459   $2,975,946      56,300      $5,630       5,018  $2,805,961        $71,068,230     $(71,892,519)
------------------------------------------------------------------------------------------------------------------------------------
Issuance of
common
shares                   4,059,783      405,978                                                         18,593,996

Issuance of
shares for
services
provided                   556,294       55,629                                                          4,023,107

Issuance of
shares in
connection
with exchange
of preferred
stock                    1,061,690      106,169     (56,300)     (5,630)

Issuance of
shares in
connection
with exercise
of stock
options, stock
appreciation
rights &
warrants                 6,109,770      610,978                                                         12,284,173
Preferred stock
redemption                                                                   (5,018) (2,805,961)        (2,392,379)

Net loss                                                                                                                (15,912,660)

Preferred stock
dividends &
accretions                                                                                                                 (494,431)

                      --------------------------------------------------------------------------------------------------------------
Balances
September 30,

1999                    41,546,996   $4,154,700          --      $   --          --       $  --       $103,487,127     $(88,299,610)
                      ==============================================================================================================

See Notes to Consolidated Financial Statements

      In connection with the purchase of such notes, the investors received on January 14, 1998 a warrant that allowed them, among other rights, to exchange the warrant for such number of shares of our common stock, at the time of and giving effect to such exchange, equal to 5.5% of the fully diluted number of shares of common stock outstanding, after giving effect to the exercise or conversion of all then outstanding options, warrants and other rights to purchase or acquire shares of common stock.

      For accounting purposes, we allocated approximately $1.4 million to the value of the warrant, based on a valuation by an investment banker. The warrant was included outside of Consolidated Shareholders' Equity, due to its cash put feature and the notes were recorded at a value of proceeds received less the value attributed to the warrant. The difference between the recorded value of the notes and the principal is being amortized as additional interest expense over the life of the notes. The warrant was exchanged and exercised for our common stock during the first quarter of 1999.

5. Our balance sheet at December 31, 1998 also reflects a contra shareholders' equity amount of $199,900, related to a loan made by us in August 1995 to a shareholder. The loan was repaid during the first quarter of 1999.

6. We made no cash payments of interest or income taxes during the nine months ended September 30, 1998. However, we made cash interest payments in July 1999 of $369,632, related to the $5 million original fair value notes.

7. For the three and nine months ended September 30, 1999, we incurred executive compensation expense of $2.1 million and $3.6 million, respectively. Approximately $1.3 million of both the three and nine month totals was non-cash compensation attributable to the exchange of stock options for stock appreciation rights, as described above. An additional component of total compensation expense was approximately $780,000 and $2.3 million for the three and nine month periods, respectively, related to an incentive compensation provision that is based on changes in the market value of our common stock during the twelve-month period ended March 31,1999. We are accruing the total value of the award in four equal quarterly amounts, beginning March 31, 1999, since it is payable in quarterly installments that are contingent on continued employment by us of the executive receiving this compensation. We have paid approximately $1.7 million, or 75% of the award in the form of our unregistered common stock.

8. We have developed proprietary and patented software technologies for two principal business segments, Individualized Television and HyperTV. Individualized Television software provides the tools needed to create live or pre-recorded television programming that individualizes what the viewer sees and hears. We have not yet recorded revenues related to Individualized Television, applications of which we expect to distribute both nationally and regionally in the U.S. HyperTV software enables the simultaneous delivery of television video and complementary web content. HyperTV is targeted at both the entertainment and education markets. Our presentation of the operating segments, Individualized Television and HyperTV, is based on the way we manage our business.

Information concerning our business segments for the nine and three-month periods ending September 30, 1998 and 1999 are as follows:

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

      Since our inception, the primary focus of our operating activities has been to develop patented, proprietary technologies that enable programmers and advertisers to create individualized programming and programming enhancements --first for television and later also for the emerging area of television/Internet convergence. We call our technologies for the television and television/Internet convergence markets Individualized Television and HyperTV(TM), respectively.

      We derived all of our revenues for 1998 and for the nine months ended September 30, 1999 from HyperTV, which is targeted at the entertainment and education markets. We anticipate that the most significant portion of future HyperTV revenues will be derived from the entertainment market, for which we introduced a HyperTV application earlier this year. We subsequently entered into HyperTV programming alliances for this market with The Box Music Network, Showtime, and New Line Television. We expect the sources of revenue from the entertainment market to be software licensing and program hosting fees, Internet advertising and commerce, content creation fees, and data management services.

      With respect to Individualized Television, our business plan is to generate future revenues from subscription fees, advertising and fees related to advertising services. For national distribution of Individualized Television, we have formed a joint venture, LMC IATV Events, LLC, with Liberty Digital, a subsidiary of Liberty Media Corporation. LMC expects to license the rights to produce individualized telecasts of marquee sports and other events. In November 1999, LMC IATV Events entered into an agreement with Viewer's Choice, LLC to distribute individualized event programming on a pay-per-view basis to a national audience. Viewers Choice is the premier distributor of pay-per-view programming in the United States.

      For regional applications of Individualized Television, we intend to launch a series of sports television networks in different regions of the United States. Programming for our networks will be provided by FOX Sports Net, which reaches 72 million homes through 19 regional networks across the country. FOX Sports Net will supply us with its professional and college sports programming, to which we will add Individualized Television enhancements produced by us. Our license agreement with FOX Sports Net provides that we pay FOX a portion of the net subscriber revenue we receive from cable operators. In addition, we must bear the production costs of additional elements to produce an individualized telecast.

      Having performed tests of Individualized Television during 1998 and 1999 through the Dallas cable system of AT&T Broadband & Internet Services (formerly TCI Cable), we intend to launch our first network in the region served by FOX Sports Net Southwest. FOX Sports Net Southwest programming reaches over 6 million subscriber homes in Texas, Arkansas, Louisiana, Oklahoma and parts of New Mexico. We have an agreement with AT&T Broadband to distribute our southwest regional network and to share subscription fee revenues with us. Since individualized programming relies on software incorporated into digital cable set-top terminals, AT&T Broadband will offer our network to those subscribers who receive its digital cable service. We intend to enter into similar distribution agreements with other cable operators who are deploying digital service in their systems.

      We have had minimal revenues to date and have incurred significant operating losses, net

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

preferred stock issued by a subsidiary of ours, which was accounted for as minority interest. In addition, we paid $312,137 in preferred dividends during the nine-month period ending September 30, 1998 in the form of our common stock. The subsidiary preferred stock was retired in November 1998 in exchange for a combination of our new preferred stock, common stock and warrants.

      Preferred Stock Dividends. For the nine-month period ended September 30, 1999, we paid $494,431 in preferred stock dividends, related to our Series B preferred stock, compared to no such preferred dividend payments during the comparable 1998 period. The Series B preferred stock, which was issued in November 1998, was redeemed in full in May 1999.

      Net Loss Applicable to Common Shareholders. For the nine months ended September 30, 1999, our net loss applicable to common shareholders was $16,407,091 or $.47 per basic and diluted share, an increase of 66% over the net loss of $9,869,022, or $.51 per basic and diluted share, incurred in the prior year's comparable period. The increase during the more recent nine-month period was the result of higher overall expenses, led by higher selling and administrative and stock appreciation rights expenses, as described above.

Comparison of Nine-Month Periods Ended September 30, 1998 and September 30, 1997

      Revenues. During the nine-month period ended September 30, 1998, our revenues decreased 31% to $1,058,560, from $1,534,295 in the nine-month period ended September 30, 1997. Nearly all of our revenues in the more recent nine-month period were derived from educational sales of HyperTV software, computer servers, and related services, compared to the comparable 1997 nine-month period, when the majority of revenues were related to television-based education hardware and content.

      Total Costs and Expenses. Cost of sales in the nine months ended September 30, 1998, was $168,934, a decrease of 61% over cost of sales of $434,287 in the nine months ended September 30, 1997. The decrease was the result of the change in the composition of products sold during the nine months ended September 30, 1998, as noted above, in favor of Internet products and services, which carry a higher profit margin than our television-based education revenue sources. Total costs and expenses, excluding cost of sales, in the nine months ended September 30, 1998, increased 63%, to $9,766,665, from $6,000,435 in the comparable period in 1997. The increase was due to higher operating and selling and administrative expenses associated with our regional network testing in Dallas; higher depreciation and amortization expenses; and higher stock appreciation rights expenses, the result of an increase in the market price of our common stock. Depreciation and amortization expense for the nine months ended September 30, 1998, increased 440% to $810,984, from $150,210 for the nine months ended September 30, 1997. This increase was due principally to higher depreciation expenses related to our regional network's master control production facility and to the amortization of software development costs in the more recent period.

      Interest Expense (Income) - Net. Interest income in the nine months ended September 30, 1998, was $105,398, compared with $103,239 in the nine months ended September 30, 1997. We incurred interest expense and accretions of $718,220 in the nine months ended September 30, 1998, compared to no interest expense during the comparable 1997 period. Interest expense is related to the $5 million principal value notes issued in January 1998 by a subsidiary of ours. We chose to pay the interest due September 30, 1998 in kind rather than in cash.

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outstanding preferred stock issued by our subsidiary, which was accounted for as minority interest. The subsidiary preferred stock was retired in November 1998 in exchange for a combination of new ACTV, Inc. preferred stock, common stock, and warrants.

      Net Loss Applicable to Common Shareholders. Our net loss applicable to common shareholders for the three months ended September 30, 1999 decreased approximately 11%, to $3,424,802, or $.08 per share, from $3,833,484, or $.16 per share, in the comparable 1998 period, principally due to higher sales, SARs income and interest income that more than offset an increase in selling and administrative expenses.

Comparison of Three-Month Periods Ended September 30, 1998 and September 30,
1997

      Revenues. During the three-month period ended September 30, 1998, our revenues increased approximately 58%, to $301,900, from $191,400 in the three-month period ended September 30, 1997. In the 1998 quarter, all of our revenues derived from HyperTV sales, compared to the 1997 quarter, in which we recorded revenues from both HyperTV sales and from television-based education hardware and content.

      Total Costs and Expenses. Cost of sales in the three months ended September 30, 1998 was $45,545, compared to corresponding 1997 quarter's cost of sales of $78,847. The difference was due to the relatively higher gross margins of our HyperTV products. Total costs and expenses, excluding cost of sales, increased approximately 124% for the three months ended September 30, 1998, to $3,758,462, from $1,681,306 for the three months ended September 30, 1997. The increase was due principally to higher operating, selling and administrative expenses and depreciation and amortization expense in the more recent period. The increases were principally related to our Southwest regional network. Depreciation and amortization expense increased 474% for the three months ended September 30, 1998 to $296,721, from $51,722 in the comparable 1997 quarter. This increase was due principally to higher depreciation expenses related to the regional network's master control production facility.

      Interest Expense (Income) -- Net. Interest income for the three months ended September 30, 1998 was $40,077, compared with $11,156 for the three months ended September 30, 1997. The increase was due to higher average cash balances during the more recent period. We incurred interest expense and accretions of $254,243 in the 1998 quarterly period, compared to no interest expense during the comparable 1997 period. Interest expense is related to the Notes issued in January 1998 by a subsidiary of ours. We chose to pay the interest due September 30, 1998 in kind rather than in cash.

      Minority Interest -- Subsidiary Preferred Stock Dividends. For the three months ended September 30, 1998 and the three months ended September 30, 1997, respectively, we accrued $117,211 for dividends and $746,041 for dividends and accretions, respectively, related to outstanding preferred stock issued by our subsidiary, which was accounted for as minority interest. We paid $117,211 and $746,041 in preferred dividends during the three-month periods ending September 30, 1998 and September 30, 1997, respectively, by issuing shares of our common stock.

      Net Loss. Our net loss for the three months ended September 30, 1998 increased approximately 66%, to $3,833,484, or $.16 per share, from $2,303,598, or $.17 per share, in the comparable 1997 period, principally due to higher expenses associated with our regional network, as noted above.

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Year 2000 compliance

      The year 2000 issue is the result of computer software that was written with only two digits rather than four digits to represent the year in a date field. Computer hardware and software applications that are date-sensitive may interpret a date represented as "00" to be the year 1900 rather than the year 2000. The result could be system failure or miscalculations causing the disruption of operations.

      We believe that our internal systems, relating to both computer hardware and software, will function properly with respect to dates in the year 2000 and beyond. In addition, we believe that our proprietary software either sold directly to third parties or incorporated in products sold to third parties is year 2000 compliant. Having performed an assessment of the potential year 2000 problem, we do not expect to incur significant costs related to year 2000 issues.

      However, there is general uncertainty regarding the year 2000 problem and its effect on the overall business environment. We cannot determine at this time whether the year 2000 problem will have a material impact on our operations or financial condition as the result of significant disruptions to the U.S. economy and/or business infrastructure.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                   ACTV, Inc.

                                                   Registrant

Date: November 15, 1999                   /s/ William C. Samuels
                                          --------------------------------------
                                          William C. Samuels
                                          Chairman, Chief Executive Officer
                                          and Director

Date: November 15, 1999                   /s/ Christopher C. Cline
                                          --------------------------------------
                                          Christopher C. Cline
                                          Senior Vice President (principal
                                          financial and accounting officer)

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